UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K
ANNUAL REPORT
(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2025
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                      to
Commission file number 1-5805

A.	Full title of the plan and the address of the plan, if different from that of issuer named below:
JPMORGAN CHASE 401(k)
SAVINGS PLAN

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
JPMORGAN CHASE & CO.
270 Park Avenue
New York, New York 10017

JPMORGAN CHASE 401(k) SAVINGS PLAN

Report of Independent Registered Public Accounting Firm
To the Plan Administrator and Plan Participants of
JPMorgan Chase 401(k) Savings Plan
New York, New York

Opinion on the Financial Statements
We have audited the accompanying Statements of Net Assets Available for Benefits of JPMorgan Chase 401(k) Savings Plan (the “Plan”) as of December 31, 2025 and 2024 and the related Statements of Changes in Net Assets Available for Benefits for the years then ended, and the related notes and schedules (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2025 and 2024, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Supplemental Information
The supplemental (1) Schedule of Assets (Held at End of Year) as of December 31, 2025, (2) Schedule of Assets (Acquired and Disposed of Within Year) for the year ended December 31, 2025, (3) Schedule of Loans or Fixed Income Obligations in Default or Classified as Uncollectible as of December 31, 2025, and (4) Schedule of Delinquent Participant Contributions for the years ended December 31, 2024, 2023, 2022, and 2021, have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with Department of Labor’s (DOL) Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

Meaden & Moore, Ltd.
We have served as the Plan's auditor since 2006.
Cleveland, Ohio
June 26, 2026
Meaden & Moore, Ltd.
(A Meaden & Moore Affiliate Company)
1375 East Ninth Street, Suite 1800 | Cleveland, OH 44114-1790 | P (216) 241-3272 | F (216) 771-4511 | meadenmoore.com

JPMORGAN CHASE 401(k) SAVINGS PLAN
Statements of Net Assets Available For Benefits

December 31,	2025	2024
Assets:
Investments at fair value	$57,423,253,583	$48,456,994,446
Investments at contract value	2,267,970,610	2,271,585,254
Total investments	59,691,224,193	50,728,579,700

Receivables:
Employers’ contributions	1,391,424,831	1,245,641,771
Notes receivable from participants	676,249,374	639,249,249
Receivable for investments sold	254,733,574	207,487,834
Participants’ contributions	45,935,498	42,300,290
Accrued interest and dividends	34,646,555	30,598,788
Other	13,247,960	17,650,241
Total receivables	2,416,237,792	2,182,928,173

Cash and currency	2,007,985	1,949,627
Total assets	62,109,469,970	52,913,457,500

Liabilities:
Derivative payables at fair value	639,310	522,502
Mortgage-backed securities sold short at fair value	2,266,572	2,177,263
Total liabilities at fair value	2,905,882	2,699,765
Payable for investments purchased	586,181,301	537,463,018
Accrued administrative expenses	2,282,522	2,240,713
Other	1,944,755	1,880,713
Total liabilities	593,314,460	544,284,209
Net assets available for benefits	$61,516,155,510	$52,369,173,291
The accompanying notes to financial statements are an integral part of these statements.

JPMORGAN CHASE 401(k) SAVINGS PLAN
Statements of Changes in Net Assets Available For Benefits

Year ended December 31,	2025	2024
Additions:
Contributions:
Participants	$1,850,973,142	$1,709,701,770
Employers	1,410,253,989	1,261,974,961
Rollovers	332,588,682	386,997,353
Total contributions	3,593,815,813	3,358,674,084
Investment income:
Dividend income:
JPMorgan Chase & Co. common stock	191,157,851	170,471,488
Other	63,632,656	63,746,003
Interest income	232,087,142	229,195,929
Net appreciation in fair value of investments	9,321,987,675	8,081,983,060
Net increase in investment income	9,808,865,324	8,545,396,480
Interest income on notes receivable from participants	42,807,890	39,473,677
Total additions, net	13,445,489,027	11,943,544,241

Deductions:
Benefits paid to participants	4,276,659,525	3,580,000,204
Administrative expenses	21,847,283	21,837,335
Total deductions	4,298,506,808	3,601,837,539
Net change during the year	9,146,982,219	8,341,706,702
Net assets available for benefits, beginning of year	52,369,173,291	44,027,466,589
Net assets available for benefits, end of year	$61,516,155,510	$52,369,173,291
The accompanying notes to financial statements are an integral part of these statements.

JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2025 and 2024

1. Description of the Plan
The JPMorgan Chase 401(k) Savings Plan (“Plan”) is a defined contribution plan sponsored by JPMorgan Chase Bank, National Association (“JPMorgan Chase Bank, N.A.”), a wholly-owned bank subsidiary of JPMorgan Chase & Co. (“JPMorgan Chase”), which is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorgan Chase Bank, N.A. is a national banking association that has retail branches in 48 states and Washington, D.C. and operates nationally as well as through non-U.S. bank overseas branches and subsidiaries, representative offices and subsidiary foreign banks.
The following is a general description of the Plan. Refer to the Plan’s Summary Plan Description and governing legal Plan document for a more complete description of the Plan.
General
The Plan enables eligible employees of JPMorganChase and certain of its affiliated companies (i.e., "Participants") to save and invest for their retirement in individual accounts. All amounts contributed to a Participant’s account under the Plan are held in a trust fund administered by JPMorgan Chase Bank, N.A., as Trustee.
The Plan is administered by the plan administrator who is appointed by the Board of Directors of JPMorganChase or JPMorgan Chase Bank, N.A. The Plan is subject to and is intended to comply with the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Internal Revenue Code of 1986, as amended ("Code"). The Plan is designed to comply with Section 404(c) of ERISA and the related regulations. As a result, the Plan’s fiduciaries may be released from liability for any losses that result from the Participant’s individual investment decisions.
Eligibility
Full-time employees are eligible to enroll in the Plan as of their first day of employment. Part-time employees who are regularly scheduled to work 20 hours or more per week are eligible to participate after completing 60 days of service. Effective January 1, 2024, employees who are regularly scheduled to work less than 20 hours per week, as well as employees who are classified as intern, seasonal, or temporary, are eligible to participate after completing one year of service. Newly eligible and rehired employees are automatically enrolled in the Plan at a 5% before-tax contribution rate on ongoing compensation (base salary/regular pay and any non-annual cash incentive compensation) unless they otherwise enroll themselves or opt out of the Plan within their first 31 days of eligibility (3% rate prior to January 1, 2025). Further, unless the employees elect a different rate, for employees who are automatically enrolled, their contribution rate is automatically increased annually by 1% until they reach a before-tax contribution rate of 10%. Unless another investment election is chosen, Participant contributions are invested in one of the Plan’s qualified default investment alternative funds, the Target Date Funds.
Contributions
Participant contributions
Participants may contribute to the Plan through payroll deductions of up to 50% of eligible compensation (in 1% increments) as pre-tax and/or Roth 401(k) contributions and, effective July 23, 2025, may also make up to $10,000 in non-Roth after-tax contributions per year, in each case subject to applicable legal and plan limits ("Contributions"). Eligible compensation generally means base salary/regular pay and variable incentive compensation. Eligible compensation excludes overtime, sign-on bonuses and similar awards, referral awards, stipends, non-cash awards (such as equity awards), and allowances. The maximum annual eligible compensation under the Plan may not exceed the applicable statutory limit.
In addition, Participants who are age 50 or older are permitted to make additional Contributions known as “catch-up” contributions.
Matching contributions
Generally, except as discussed below, each contributing employer (“Contributing Employer”) makes an annual matching contribution ("Matching Contribution") on behalf of each Participant who has completed one year of service in an amount equal to 100% of the Participant’s pre-tax and/or Roth 401(k) Contributions up to 5% of eligible compensation – provided that the Participant is employed by JPMorgan Chase at the end of the calendar year, unless certain specified conditions are met. Participants whose total annual cash compensation is $350,000 to $999,999 are eligible for Matching Contributions as described above, but capped at $10,000 annually. Participants whose total annual cash compensation is $1,000,000 or more are not eligible to receive Matching Contributions ($250,000 or more prior to January 1, 2025). The determination of total annual cash compensation is made each

JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2025 and 2024
August 1 and applies for the next succeeding calendar year. Non-Roth after-tax Contributions are not eligible for Matching Contributions.
Matching Contributions are invested in the same manner as a Participant’s Contributions.
Non-matching contributions
Each Contributing Employer provides an annual profit-sharing contribution to the Plan (known as “automatic pay credits”) on behalf of each Participant who has completed one year of service and whose total annual cash compensation is less than $350,000 - provided that the Participant is employed by JPMorgan Chase at the end of the calendar year, unless certain specified conditions are met. Automatic pay credits are based upon a percentage of the Participant's eligible compensation capped at $100,000 annually.
Non-matching Contributions are invested in the same manner as a Participant’s Contributions, or in a Target Date Fund in the absence of such an election.
Discretionary contributions
In December 2025 and 2024, JPMorgan Chase Bank, N.A., on behalf of each Contributing Employer, announced the granting of discretionary contributions to certain non-highly compensated employees. The contributions were allocated to the accounts of the eligible employees in January 2026 and 2025, respectively. The awards were immediately 100% vested and were invested in the same manner as the Participant's Contributions, or in a Target Date Fund in the absence of such an election.
Rollover contributions
The Plan accepts qualifying rollover contributions made by Participants in cash from qualified retirement plans of other employers, individual retirement accounts (“IRA”), governmental 457 plans, and 403(b) plans.
Dividend election
The JPMorgan Chase Common Stock Fund has been designated as a non-leveraged employee stock ownership plan. As such, Participants may elect to have any dividends attributable to their vested balance paid to them on a quarterly basis rather than reinvested; the dividend payments are not subject to an early distribution tax penalty. If a Participant makes no election, the dividend income will automatically be reinvested in the Participant’s account in the JPMorgan Chase Common Stock Fund.
Vesting
A Participant’s Contributions are 100% vested, including any associated investment performance (or “earnings”). Participants become 100% vested in the value of the Matching Contributions and automatic pay credits, including any associated investment performance, after they have completed three years of service. Employer discretionary contributions, if any, vest according to the schedule communicated at the time they were announced.
Forfeited amounts
In accordance with the Plan's governing document, amounts that are forfeited, including unvested employer contributions, can be used to offset the cost of a Contributing Employer’s future contributions and/or Plan expenses that would otherwise be paid directly by the Contributing Employer. For the years ended December 31, 2025 and 2024, $34,751,294 and $10,679,190, respectively, of forfeited amounts were used to offset the cost of Contributing Employer contributions and/or Plan expenses that would have otherwise been paid directly by a Contributing Employer.
Distributions
Withdrawal of contributions
The Plan allows a Participant to withdraw all or any portion of his or her vested account balance attributable to after-tax contributions or contributions rolled over from another qualified plan or IRA, if any. Certain individuals who participated in prior plans may also withdraw other types of non-forfeitable employer contributions, subject to certain restrictions.
Participants who have withdrawn all amounts permissible under the preceding paragraph may request to withdraw up to the remaining amount of their vested account balance only upon attaining age 59 ½ or for reasons of financial hardship (limited to amounts that are eligible to be withdrawn for financial hardship per Plan provisions and applicable regulations). Participants who do not have the amounts described in the preceding paragraph may request to withdraw their vested account balance only upon attaining age 59 ½ or for reasons of financial hardship

JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2025 and 2024
(limited to amounts that are eligible to be withdrawn for financial hardship per Plan provisions and applicable regulations).
The Plan allows for in-plan Roth conversions whereby certain Plan Participants who are eligible to take an in-service withdrawal or distribution can convert certain non-Roth account balances in the Plan to Roth accounts. Effective July 23, 2025, Participants can also elect to convert future after-tax contributions into Roth each time a contribution is made to the Plan.
Payment of vested benefits
A Participant who terminates employment may elect to receive the value of his or her vested benefit under the Plan. In the event of the death of a married Participant, fully vested benefits will be distributed to the Participant’s spouse or to another beneficiary if the spouse previously consented. An unmarried Participant may designate anyone as his or her beneficiary. If there is no spouse or living beneficiary on the date of the Participant’s death, the value of the vested benefit is distributed to the Participant’s estate.
A terminated Participant whose vested account balance under the Plan (including loans) is $1,000 or more may elect to: (1) receive a lump sum payment, (2) obtain a rollover payment to an IRA (traditional or Roth) or another employer’s qualified plan, (3) receive monthly, quarterly or annual installments over a period not exceeding their life expectancy, (4) receive a withdrawal of a specified dollar amount not less than $1,000 (i.e., "partial withdrawal"), or (5) defer receipt of the distribution until April 1 of the year after he or she attains the age of 72 (or age 70½, 73, or 75, depending on the Participant's date of birth). A Participant will be deemed to have elected to defer receipt of his or her account balance to April 1 of the year following the year in which he or she attains age 72 (or age 70½, 73 or 75, depending on the Participant's date of birth) unless otherwise elected by the month following the date of his or her 65th birthday.
If a terminated Participant’s vested account balance does not exceed $1,000, the account balance, less any required income tax withholding, will be paid to the Participant in a single lump sum. However, the Participant may elect to directly roll over the distribution to an IRA (traditional or Roth) or another employer’s qualified plan without any required income tax withholding.
Notes receivable from participants
The Plan permits Participants to borrow a portion of their vested account balance without paying income taxes or incurring income tax penalties. The minimum loan amount is $1,000. The maximum aggregate amount of all loans to any Participant under the Plan is the lesser of $50,000 (reduced by the highest loan balance outstanding during the 12-month period preceding the date of the new loan) or 50% of the vested value of their account balance. The interest rate on a loan is based on the prime rate in effect on the first business day of the month, and it is fixed for the duration of the loan. Generally, loans must be paid off within five years. If, however, the loan is for the purchase of a principal residence, the repayment period may be up to fifteen years. The Plan generally limits Participants to two outstanding loans at any time. Loan principal and interest are paid through payroll deductions. Notes receivable from participants in the Statement of Net Assets Available for Benefits are measured at the principal plus accrued interest amount outstanding.
Administrative expenses
To the extent not paid in full or in part by the Contributing Employers, the Trustee uses Plan assets to pay the expenses of the Plan, such as taxes (if any) incurred on the income or assets of the trust, brokerage commissions and other expenses associated with the purchase and sale of investments, investment management fees and other expenses directly attributable to the administration of the Plan.

JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2025 and 2024
2. Summary of significant accounting policies
Basis of presentation
The accounting and financial reporting policies of the Plan conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”). Certain prior year investment income amounts in the Statement of Changes in Net Assets Available for Benefits have been reclassified to conform to current year's presentation. Cost information in the Schedule of Assets (Held at End of Year) and the Schedule of Assets (Acquired and Disposed of Within Year) is not required for participant-directed investments and therefore is not included.
Use of estimates in the preparation of financial statements
The preparation of financial statements requires Plan management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes in net assets available for benefits, and the disclosure of contingent assets and liabilities. Actual results could be different from these estimates.
Investment valuation
Investments are recorded at fair value, except for synthetic guaranteed investment contracts ("synthetic GICs"), which are recorded at contract value. Investments measured at fair value include certain investments that use the net asset value per share ("NAV") or its equivalent as a practical expedient. For information related to the Plan’s valuation methodologies for its investments recorded at fair value, refer to Note 3.
Synthetic GICs
A synthetic GIC is an investment contract associated with the Stable Value Fund in which the Plan owns the underlying investment assets and purchases wrapper contracts from insurance companies or other financial institutions which provide market value and cash flow risk protection to the Plan. The Plan accounts for its synthetic GICs at contract value as that is the amount Participants would receive if they were to withdraw or transfer all or a portion of their investments in the Stable Value Fund. For a discussion of synthetic GIC investment contracts, refer to Note 5.
Participant withdrawals
Participant withdrawals are recorded when paid.
Differences between financial statements and Form 5500
The Plan does not reflect as liabilities amounts allocated to the accounts of Participants who have elected to withdraw from the Plan but have not yet been paid. The U.S. Department of Labor ("DOL"), however, requires that these amounts be reported as a liability on Internal Revenue Service ("IRS") Form 5500. As a result, amounts allocated to withdrawals by Participants that have been processed and approved for payment prior to December 31, but are not yet paid as of that date are recorded on IRS Form 5500 as benefits paid.
The following is a reconciliation of net assets available for benefits as disclosed per the financial statements to the Form 5500.

December 31,	2025	2024
Net assets available for benefits per the financial statements	$61,516,155,510	$52,369,173,291
Less: Amounts allocated to withdrawing Participants	(15,909,442)	(6,648,075)
Net assets available for benefits per Form 5500	$61,500,246,068	$52,362,525,216
The following is a reconciliation of benefits paid to Participants as disclosed per the financial statements to Form 5500.

Year ended December 31,	2025	2024
Benefits paid to Participants per the financial statements	$4,276,659,525	$3,580,000,204
Add: Amounts allocated to withdrawing Participants at end of year	15,909,442	6,648,075
Less: Amounts allocated to withdrawing Participants at beginning of year	(6,648,075)	(7,442,767)
Benefits paid to Participants per Form 5500	$4,285,920,892	$3,579,205,512
Foreign currency translation
The Plan revalues assets, liabilities, additions and deductions denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates.

JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2025 and 2024
3. Fair value measurements
Determination of fair value
The following is a description of the Plan’s valuation methodologies for assets and liabilities measured at fair value. The Plan has an established and well-structured process for determining fair values. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is based on quoted market prices or inputs, where available. If prices or quotes are not available, fair value is based on valuation models and other valuation techniques that consider relevant transaction characteristics (such as maturity) and use as inputs, observable or unobservable market parameters, including but not limited to yield curves, interest rates, volatilities, equity or debt prices, foreign exchange rates and credit curves. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect constraints on liquidity and unobservable parameters when the Plan is unable to observe a recent market price for a financial instrument that trades in an inactive (or less active) market. No adjustments to quoted prices are applied for instruments classified within level 1 of the fair value hierarchy (refer to the discussion below for further information on the fair value hierarchy).
The Plan uses various methodologies and assumptions in the determination of fair value. The use of different methodologies or assumptions by other market participants compared with those used by the Plan could result in a different estimate of fair value at the reporting date.
During 2025 no changes were made to the Plan's valuation models that had, or are expected to have, a material impact on the Plan's financial statements.
Fair value hierarchy
A three-level fair value hierarchy has been established under U.S. GAAP for disclosure of fair value measurements. The fair value hierarchy is based on the observability of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:
•Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
•Level 3 — one or more inputs to the valuation methodology are unobservable and significant to the fair value measurement.
A financial instrument’s categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.
The following table describes the valuation methodologies generally used by the Plan to measure its instruments at fair value, including the general classification of such instruments pursuant to the fair value hierarchy.

JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2025 and 2024

Instrument	Valuation methodology	Classifications in the fair value hierarchy
JPMorgan Chase & Co. common stock	Closing price reported on the New York Stock Exchange	Level 1
Other equity, corporate debt, asset-backed (e.g., CLOs), U.S. federal, state, local and non-U.S. government and mortgage-backed securities, and repurchase agreements (a)	Quoted market prices	Level 1
	In the absence of quoted market prices, securities are valued based on:	Level 2
•Observable market prices for similar securities
•Relevant broker quotes
•Independent pricing services
•Discounted cash flows
In addition, the following inputs to discounted cash flows are used for the following products:
Mortgage- and asset-backed securities specific inputs:
•Collateral characteristics
•Deal-specific payment and loss allocations
•Current market assumptions related to yield, prepayment speed, conditional default rates and loss severity
Collateralized loan obligations ("CLOs") specific inputs:
•Collateral characteristics
•Deal-specific payment and loss allocations
•Expected prepayment speed, conditional default rates, loss severity
•Credit spreads
•Credit rating data
Fund investments (e.g., mutual, money market and other) and registered investment companies	Net asset value
	•NAV is supported by the ability to redeem and purchase at NAV level	Level 1
	•Adjustments to the NAV as required, for restrictions on redemption (e.g., lock-up periods or withdraw limitations) or where observable activity is limited	Level 2(b)
Derivatives	Non-exchange traded derivatives that are valued using independent pricing services.	Level 2
Refer to Note 6 for further information on derivative instruments.
(a) Repurchase agreements are short-term in duration and recorded at amortized cost, which closely approximates fair value.
(b) Excludes certain investments that are measured at fair value using the net asset value per share (or its equivalents) as a practical expedient.
Investments measured at net asset value
The Plan also uses the NAV per share (or its equivalent) as a practical expedient to measure the fair value of multiple investments that (a) do not have a readily determinable fair value and (b) either have the attributes of an investment company or prepare their financial statements consistent with the measurement principles of an investment company. These investments are not required to be classified in the fair value hierarchy and consist predominantly of investments in certain collective investment funds and registered investment companies.
The investment strategies for collective investment funds and registered investment companies vary, and they may invest directly and indirectly in a broad range of equity, debt and derivative investments with the objective of mirroring or exceeding the total return of certain market indices (e.g., Standard & Poor’s ("S&P") 500 Index, Russell 1000 Index, Bloomberg U.S. Aggregate Bond Index). Strategies may vary based on global macroeconomic views, expected directional movements in the financial markets, market capitalization (e.g., large, medium or small cap stocks), and other strategies. Certain of these investments could be subject to restrictions on redemption in the future as indicated above; and they may be sold based on the level of capital markets activity, market levels, the performance of the broader economy and investment-specific issues.
The Plan has no commitments to make additional investments in financial instruments that are valued at NAV.
The following tables present the financial instruments carried at fair value as of December 31, 2025 and 2024, by major product category and fair value hierarchy.

JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2025 and 2024
Assets and liabilities measured at fair value on a recurring basis

	Fair value hierarchy
December 31, 2025	Level 1	Level 2	Total fair value
Equity securities:
JPMorgan Chase & Co.	$10,658,411,527	$—	$10,658,411,527
Other equity securities	5,155,537,376	—	5,155,537,376
Total equity securities	15,813,948,903	—	15,813,948,903
Corporate debt and asset-backed securities	—	2,484,139,652	2,484,139,652
U.S. federal, state, local and non-U.S. government securities	703,521,693	72,144,288	775,665,981
Mortgage-backed securities	166,572,811	112,288,050	278,860,861
Money market funds and other(a)	371,501,605	69,369,443	440,871,048
Derivative receivables	—	468,317	468,317
Total assets measured at fair value	$17,055,545,012	$2,738,409,750	$19,793,954,762
Investments measured at NAV(b)			37,629,298,821
Total investments at fair value			$57,423,253,583

Mortgage-backed securities sold short	$2,266,572	—	$2,266,572
Derivative payables	—	639,310	639,310
Total liabilities measured at fair value	$2,266,572	$639,310	$2,905,882

	Fair value hierarchy
December 31, 2024	Level 1	Level 2	Total fair value
Equity securities:
JPMorgan Chase & Co.	$8,402,328,583	$—	$8,402,328,583
Other equity securities	4,719,291,502	—	4,719,291,502
Total equity securities	13,121,620,085	—	13,121,620,085
Corporate debt and asset-backed securities	—	2,172,643,358	2,172,643,358
U.S. federal, state, local and non-U.S. government securities	702,331,202	15,012,972	717,344,174
Mortgage-backed securities	194,539,161	86,093,741	280,632,902
Money market funds and other(a)	306,883,597	25,126,893	332,010,490
Derivative receivables	—	786,901	786,901
Total assets measured at fair value	$14,325,374,045	$2,299,663,865	$16,625,037,910
Investments measured at NAV(b)			31,831,956,536
Total investments at fair value			$48,456,994,446

Mortgage-backed securities sold short	$2,177,263	—	$2,177,263
Derivative payables	—	522,502	522,502
Total liabilities measured at fair value	$2,177,263	$522,502	$2,699,765
(a)Money market funds and other consists of mutual funds, money market funds and resale agreements.
(b)Investments that are measured at fair value using the NAV per share (or its equivalent) as a practical expedient are not required to be classified in the fair value hierarchy.
4. Investment program
As of December 31, 2025, the Plan offers Participants 30 investment options, which consist of: 10 target date funds (most of the underlying investments are index funds) and 20 core investment funds, which are composed of six fixed-income funds, nine domestic equity funds (five are index funds), three international equity funds (two are index funds), one emerging markets equity index fund, and the JPMorgan Chase Common Stock Fund.
Effective February 27, 2026, the Target Date 2025 Fund was consolidated into the Target Date Income Fund.

JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2025 and 2024
Fund transactions are processed on a daily basis and are recorded at an aggregate level within the Trust Fund. Empower Plan Services, LLC is the third-party administrator and record-keeper.
Participants may elect to direct or change the allocation of their account balances and contributions in the investment funds on a daily basis. Participant requests for fund re-allocations, transfers and distributions are processed on a daily basis using NAV. Changes generally become effective on the same business day if the New York Stock Exchange is open and the request is made before 4 p.m. Eastern Time, or by the close of the New York Stock Exchange, whichever is earlier. Otherwise, the changes generally become effective on the next business day.
The Plan Administrator may place restrictions on investments in the funds and on daily transfers and re-allocations among funds.
5. Synthetic GICs
The Stable Value Fund invests in synthetic GICs. A synthetic GIC is an investment contract issued by an insurance company or other financial institution that is backed by a portfolio of bonds or other fixed income securities (the “underlying assets”) that are owned by the Plan. The investment contract is designed to protect the contract value of these underlying assets. Under these contracts, realized and unrealized gains and losses on the underlying assets are not immediately recognized in the net assets of the Plan, but are amortized over the maturity or duration of the underlying assets, through adjustments to the future interest crediting rate of the synthetic GICs as discussed further below. The issuers of the investment contracts guarantee that all qualified participant withdrawals will take place at the contract value.
The Plan accounts for synthetic GICs at contract value. Contract value represents contributions made under the contract, plus earnings, less Participant withdrawals and administrative expenses. Participants may customarily direct the withdrawal or transfer of all or a portion of their investment at contract value, subject to certain limitations. The Plan has not recognized any provision for credit losses to reflect the credit risk of the issuers of the synthetic GICs (which generally arise when there are net realized and unrealized losses).
There are no events known to the Plan that are probable of occurring that would limit its ability to transact at contract value with the issuer of the investment contract nor with Participants. The investment contracts cannot be terminated by their issuer at a value other than contract value, except under a limited number of very specific circumstances including termination of the Plan or loss of qualified status of the Plan, material misrepresentations by the Plan sponsor or investment manager, failure by these same parties to meet material obligations under the contract, or other similar types of events.
The following is a summary of the Plan’s investments related to the synthetic GICs recorded at contract value:

December 31, 2025	Contract Value	Unrealized Gains/(Losses)	Market Value of Underlying Assets
Synthetic GICs:
VOYA Contract	$453,351,221	$(16,129,437)	$437,221,784
Prudential Contract	453,760,561	(15,715,204)	438,045,357
Metlife Contract	453,834,486	(15,334,283)	438,500,203
Transamerica Contract	453,417,880	(16,052,405)	437,365,475
Pacific Life Contract	453,606,462	$(15,666,793)	437,939,669
Total synthetic GICs	$2,267,970,610	$(78,898,122)	$2,189,072,488

December 31, 2024	Contract Value	Unrealized Gains/(Losses)	Market Value of Underlying Assets
Synthetic GICs:
VOYA Contract	$454,221,030	$(32,508,939)	$421,712,091
Prudential Contract	454,378,334	(31,871,884)	422,506,450
Metlife Contract	454,427,937	(31,482,776)	422,945,161
Transamerica Contract	454,242,001	(32,391,315)	421,850,686
Pacific Life Contract	454,315,952	$(31,911,441)	422,404,511
Total synthetic GICs	$2,271,585,254	$(160,166,355)	$2,111,418,899

JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2025 and 2024
6. Derivative instruments
Derivative contracts derive their value from underlying asset prices, indices, reference rates, other inputs or a combination of these factors and may expose counterparties to risks and rewards of an underlying asset or liability without having to actually invest in, own, or exchange the asset or liability. The Plan uses derivatives to manage and invest in interest rate, market and credit risk exposures, predominantly using interest rate, credit derivative, foreign exchange and equity contracts. For a further discussion of credit derivatives, refer to the discussion in the Credit derivatives section of this Note.
Accounting for derivatives
Derivatives are recorded on the Statements of Net Assets Available for Benefits at fair value, with all changes in fair value reflected in the Statements of Changes in Net Assets Available for Benefits.
Notional amount of derivative contracts
The following table summarizes the notional amount of derivative contracts outstanding for which the Plan is a counterparty as of December 31, 2025 and 2024.

	Notional amounts(a)
December 31,	2025	2024
Interest rate contracts
Swaps	$402,884,288	$493,036,699
Futures and forwards	261,087,695	271,702,538
Written options	61,515,093	58,079,538
Purchased options	939,560	33,228,400
Total interest rate contracts	726,426,636	856,047,175
Credit derivatives	76,900,000	92,700,000
Foreign exchange contracts
Spot, futures and forwards	35,767,455	38,579,179
Total foreign exchange contracts	35,767,455	38,579,179
Equity contracts
Futures and forwards	9,367,500	27,222,580
Total equity contracts	9,367,500	27,222,580
Total derivative notional amounts	$848,461,591	$1,014,548,934
(a)Represents the sum of gross long and gross short third-party notional derivative contracts.

While the notional amounts disclosed above give an indication of the volume of the Plan’s derivative activities, the notional amounts significantly exceed, in the Plan’s view, the possible losses that could arise from such transactions. For most derivative transactions, the notional amount is not exchanged; it is simply a reference amount used to calculate payments.
Impact of derivatives on the Statements of Net Assets Available for Benefits
The following table summarizes the gross fair values of derivative receivables and payables (irrespective of any legally enforceable master netting agreements) by contract type for which the Plan is a counterparty as of December 31, 2025 and 2024, respectively.

	Gross derivative receivables(a)		Gross derivative payables
December 31,	2025	2024	2025	2024
Contract type
Interest rate	$186,527	$37,039	$384,421	$468,510
Credit	122,416	4,983	2,308	9,839
Foreign exchange	159,374	744,879	252,581	44,153
Gross fair value of derivative receivables and payables	$468,317	$786,901	$639,310	$522,502
(a) Derivative receivables are recorded on the Statement of Net Assets Available for Benefits in the Investments at fair value line.

JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2025 and 2024
Derivatives gains and losses
The following table presents derivatives gains/(losses) by contract type for which the Plan is counterparty for the years ended December 31, 2025 and 2024. All amounts are recorded in net appreciation/(depreciation) in fair value of investments in the Statements of Changes in Net Assets Available for Benefits.

	Derivatives gains/(losses)
Year ended December 31,	2025	2024
Contract type
Interest rate	$6,088,320	$9,461,323
Credit	8,071	(14,545)
Foreign exchange	(1,789,123)	3,103,131
Equity	1,278,260	1,131,534
Total	$5,585,528	$13,681,443
Credit risk, liquidity risk and credit-related contingent features
In addition to the specific market risks introduced by each derivative contract type, derivatives expose the Plan to credit risk — the risk that derivative counterparties may fail to meet their payment obligations under the derivative contracts and the collateral, if any, held by the Plan proves to be of insufficient value to cover the payment obligation. It is the policy of the Plan to actively pursue, where possible, the use of legally enforceable master netting agreements and collateral agreements to mitigate derivative counterparty credit risk inherent in derivative receivables. A master netting agreement is a single contract with a counterparty that permits multiple transactions governed by that contract to be terminated or accelerated and settled through a single payment in a single currency in the event of a default (e.g., bankruptcy, failure to make a required payment or securities transfer or deliver collateral or margin when due). Collateral/margin agreements provide for a security interest in, or title transfer of, securities or cash collateral/margin to the demanding party with a value equal to the amount of the margin deficit on a net basis across all transactions governed by the master netting agreement, less any threshold. The collateral/margin agreement grants to the demanding party, upon default by the counterparty, the right to set off any amounts payable by the counterparty against any posted collateral or the cash equivalent of any posted collateral/margin. It also grants to the demanding party the right to liquidate collateral/margin and to apply the proceeds to an amount payable by the counterparty.
The amount of derivative receivables reported on the Statements of Net Assets Available for Benefits is the fair value of the derivative contracts excluding the impact of any legally enforceable master netting agreements and cash collateral held by the Plan. These amounts represent the cost to the Plan to replace the contracts at then-current market rates should the counterparty default. However, in the Plan’s view, the appropriate measure of current credit risk should take into consideration the collateral held by the Plan. The Plan has received $299,549 and $995,893 of cash collateral and no securities collateral as of December 31, 2025 and 2024, respectively.
While derivative receivables expose the Plan to credit risk, derivative payables expose the Plan to liquidity risk, as the derivative contracts may require the Plan to post cash or securities collateral with counterparties as the fair value of the contracts moves in the counterparties’ favor. Certain derivative contracts also provide for termination of the contract, generally upon a ratings downgrade of the counterparty or in the event sufficient collateral is not delivered as required, at the fair value of the derivative contracts. The aggregate fair value of derivative payables that contain termination features was $639,310 and $522,502 as of December 31, 2025 and 2024, respectively. The Plan has posted $6,345,285 and $9,835,122 of cash collateral and $5,267,421 and $4,993,817 of securities collateral as of December 31, 2025 and 2024, respectively.
Credit derivatives
Credit derivatives are financial instruments whose value is derived from the credit risk associated with the debt of a third-party issuer (the reference entity) and which allow one party (the protection purchaser) to transfer that risk to another party (the protection seller). Credit derivatives expose the protection purchaser to the creditworthiness of the protection seller, as the protection seller is required to make payments under the contract when the reference entity experiences a credit event, such as a bankruptcy, a failure to pay its obligation or a restructuring. The seller of credit protection receives a premium for providing protection but has the risk that the underlying instrument referenced in the contract will be subject to a credit event.

JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2025 and 2024
The Plan primarily enters into credit default swaps (“CDS”), which are credit derivative contracts between two counterparties that provides protection against a credit event on either a single referenced entity ("single-name") or a broad-based index. Protected credit events are specified at the inception of a transaction.
The following table summarizes the notional amounts by the ratings, maturity profile, and total fair value, of credit derivatives as of December 31, 2025 and 2024, where the Plan is the seller of protection. All of the credit derivative contracts, where the Plan is the seller of protection, were credit default swaps. Upon a credit event, the Plan as a seller of protection would typically pay out only a percentage of the full notional amount of net protection sold, as the amount actually required to be paid on the contracts takes into account the recovery value of the reference obligation at the time of settlement. The Plan does not use notional amounts as the primary measure of risk management for such derivatives because the notional amount does not take into account the probability of the occurrence of a credit event, the recovery value of the reference obligation, or related cash instruments and economic hedges, each of which reduces, in the Plan's view, the risks associated with such derivatives. The maturity profile is based on the remaining contractual maturity of the credit derivative contracts. The ratings profile is based on the rating of the reference entity on which the credit derivative contract is based.
Protection sold – credit derivatives ratings(a)/maturity profile

	Risk rating of reference entity				Total notional amount
December 31,		<1 year	1–5 years	>5 years		Fair value of receivables(b)	Fair value of payables(b)	Net Fair value
2025	Investment-grade	$1,400,000	$69,900,000	400,000	$71,700,000	$122,416	—	$122,416
	Noninvestment-grade	—	5,200,000	—	5,200,000	—	(2,308)	(2,308)
	Total	$1,400,000	$75,100,000	$400,000	$76,900,000	$122,416	$(2,308)	$120,108

2024	Investment-grade	$800,000	$89,200,000	400,000	$90,400,000	$4,983	(9,839)	$(4,856)
	Noninvestment-grade	—	2,300,000	—	2,300,000	—	—	—
	Total	$800,000	$91,500,000	$400,000	$92,700,000	$4,983	$(9,839)	$(4,856)
(a)The ratings scale is primarily based on external credit ratings as defined by S&P and Moody’s Investor Services.
(b)Amounts are shown on a gross basis, before the benefit of legally enforceable master netting agreements and cash collateral received and posted by the Plan.

7. Transactions with parties in interest
Certain Plan investments are managed by parties that meet the definition of party in interest, as defined by ERISA. The following summary of transactions qualify as party-in-interest transactions for the years ended December 31, 2025 and 2024.

	Aggregate cost of purchases		Aggregate proceeds from sales and distributions to participants
	2025	2024	2025	2024
JPMorgan Chase & Co. common stock	$867,187,255	$722,047,072	$1,388,284,986	$1,311,338,179
Funds managed or co-managed by JPMorgan Investment Management Inc.:
Core Bond Fund	90,942,399	87,921,295	72,552,743	55,874,504
Emerging Markets Debt Fund	24,159,513	21,171,215	18,364,539	14,741,055
Short-Term Fixed Income Fund	471,567,727	332,749,207	425,735,705	294,317,894
Small Cap Core Fund	31,986,303	69,793,432	117,421,104	111,574,233
Stable Value Fund	756,458,091	548,031,372	805,509,853	814,374,401
The Plan Sponsor, JPMorgan Chase Bank, N.A., provides certain administrative services to the Plan and is reimbursed for these services, which totaled $1,124,247 and $1,292,297 for the years ended December 31, 2025 and 2024, respectively.

JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2025 and 2024
8. Tax status and federal income taxes
On May 12, 2017, the Plan received a favorable tax determination letter from the IRS confirming its tax qualified status under Code Section 401(a) of the Code, and therefore, the related trust is exempt from taxation. The Plan is required to operate in accordance with the applicable provisions of the Code to maintain its qualified status. The Plan Administrator believes the Plan is operating in compliance with the applicable requirements of the Code.
U.S. GAAP requires the management of the Plan to evaluate tax positions taken by the Plan and recognize an income tax liability if the Plan has taken uncertain tax positions that more-likely-than-not would not be sustained upon examination by applicable taxing authorities. Management of the Plan has analyzed tax positions taken by the Plan and has concluded that, as of December 31, 2025 and 2024, there were no uncertain tax positions taken, or expected to be taken, that would require recognition of a liability or that would require disclosure in the financial statements. The Plan is subject to audits by the taxing authorities; however, there are currently no audits in progress for any tax period.
Participants who are not currently receiving a distribution under the Plan do not pay any U.S. federal income tax on Contributing Employer contributions or income earned by the Trust. When a Participant, or his or her beneficiary or estate, receives a distribution under the Plan, the distribution likely results in tax consequences. The tax treatment of any distribution from the Trust depends on individual circumstances.
9. Commitments and contingencies
In accordance with the provisions of U.S. GAAP for contingencies, the Plan accrues for a litigation-related liability when it is probable that such a liability has been incurred and the amount of the loss can be reasonably estimated. Plan management evaluates the Plan's outstanding legal proceedings, if any, periodically to assess whether any litigation reserve is required, and makes adjustments in such reserves, upwards or downwards, as appropriate, based on Plan management’s best judgment after consultation with counsel.
While the outcome of litigation is inherently uncertain, Plan management believes, based upon its current knowledge, after consultation with counsel, in light of all information known to it at December 31, 2025 that there are no pending or threatened legal proceedings affecting the Plan that would require the establishment of a litigation reserve. There is no assurance that the Plan will not need to establish a reserve, or to adjust the amount of such a reserve, for a litigation-related liability in the future.
10. Risks and uncertainties
The Plan’s investments include financial instruments that are exposed to various risks such as interest rate, market, credit and liquidity risks. The instruments include investments in equities, fixed income securities, swaps, currency and commodities, futures, forwards, options, and other derivative contracts. Due to the level of risk associated with certain financial instruments, and the sensitivity of certain fair value estimates to changes in valuation assumptions, it is at least reasonably possible that changes in the values of financial instruments will occur in the near term and such changes could materially affect the Participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the Statements of Changes in Net Assets Available for Benefits.
Market risk is the risk associated with the effect of changes in market factors, such as interest and foreign exchange rates, equity and commodity prices, credit spreads or implied volatilities, on the value of assets and liabilities held for both the short and long term. Economies and financial markets throughout the world are becoming increasingly interconnected, which increases the likelihood that events or conditions in one country or region will adversely impact markets or issuers in other countries or regions. Securities in a fund’s portfolio may underperform in comparison to securities in general financial markets, a particular financial market or other asset classes due to a number of factors, including inflation (or expectations for inflation), deflation (or expectations for deflation), interest rates, global demand for particular products or resources, market instability, debt crises and downgrades, embargoes, tariffs, sanctions and other trade barriers, regulatory events, other governmental trade or market control programs and related geopolitical events. In addition, the value of a fund’s investments may be negatively affected by the occurrence of global events such as war, terrorism, environmental disasters, natural disasters or events, country instability, and infectious disease epidemics or pandemics. Governments, their regulatory agencies, or self-regulatory organizations may take actions that affect the instruments in which a fund invests, or the issuers of such instruments, in ways that could also have a significant negative impact on a fund’s investment performance.
In many cases, the Plan’s financial instruments serve to reduce, rather than increase, exposure to losses from market or other risks. In addition, the measurement of market risk is meaningful only when all related and offsetting

JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2025 and 2024
transactions are identified. The investment managers may limit the Plan’s market risk by holding or purchasing offsetting positions.
Credit risk is the risk associated with the default or change in credit profile of a counterparty. Regarding derivative assets, the Plan is subject to the risk of counterparty nonperformance except for written options, which obligate the Plan to perform, but do not give rise to counterparty credit risk. The Plan predominantly enters into derivative contracts with counterparties of high credit quality; therefore, the risk of counterparty nonperformance is considered to be negligible.
Concentration of credit risk arises when investments or counterparties are engaged in similar business activities or activities in the same geographic region, or when they have similar economic features that would cause their ability to meet contractual obligations to be similarly affected by changes in economic conditions. The Plan’s exposure to a concentration of credit risk is limited by the broad diversification of its investments across the Participant directed fund elections. Additionally, the investments within each Fund are further diversified into various financial instruments, with the exception of the JPMorgan Chase Common Stock Fund, which invests predominantly in JPMorgan Chase & Co. common stock. The Plan's exposure to credit risk from synthetic GICs is limited to the excess of the carrying value of the contract over the market value of the underlying investments.
11. Plan termination
JPMorgan Chase reserves the right to amend, modify or terminate the Plan at any time. In the event of termination, the value of Participants’ accounts will be paid in accordance with the provisions of the Plan and the provisions of ERISA.
12. Off-cycle Payroll Contributions
Certain contributions to the 401(k) trust for certain off-cycle pay periods during the plan years ended December 31, 2024, 2023, 2022 and 2021 were remitted to the trust with other contributions from the next on-cycle payroll, as set forth in the Schedule of Delinquent Participant Contributions. The operational process was updated to address this issue, effective July 1, 2024. To correct the amounts identified in the Schedule of Delinquent Participant Contributions, a Voluntary Fiduciary Correction ("VFCP") application was filed with the DOL in October 2024. In March 2025, the DOL issued to the Plan a "No-Action Letter", stating they will take no civil enforcement action regarding this matter and the amounts were considered fully corrected.
13. Subsequent Events
In preparing the financial statements, management of the Plan has performed an evaluation of material events that occurred subsequent to December 31, 2025, and through June 26, 2026, the date these financial statements were available to be issued. There were no material subsequent events that occurred that would require disclosure or recognition in these financial statements.

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

EQUITY SECURITIES:
10X GENOMICS INC	116,363 SHARES	—	1,897,864
A10 NETWORKS INC	16,056 SHARES	—	284,031
ABERCROMBIE & FITCH CO	8,464 SHARES	—	1,065,364
ABM INDUSTRIES INC	79,207 SHARES	—	3,350,456
ACADIA PHARMACEUTICALS INC	57,889 SHARES	—	1,546,215
ACADIAN ASSET MANAGEMENT INC	133,509 SHARES	—	6,274,923
ACCELERANT HOLDINGS	58,439 SHARES	—	955,478
ACCENTURE PLC	15,058 SHARES	—	4,040,061
ACM RESEARCH INC	16,783 SHARES	—	662,089
ACV AUCTIONS INC	633,340 SHARES	—	5,079,387
ADAMAS TRUST INC	70,345 SHARES	—	513,519
ADAPTIVE BIOTECHNOLOGIES CORP	229,556 SHARES	—	3,727,989
ADDUS HOMECARE CORP	3,379 SHARES	—	362,871
ADEIA INC	27,969 SHARES	—	482,465
ADIENT PLC	89,833 SHARES	—	1,722,099
ADTALEM GLOBAL EDUCATION INC	22,548 SHARES	—	2,333,042
ADTRAN HOLDINGS INC	97,467 SHARES	—	846,988
ADVANCED MICRO DEVICES INC	53,726 SHARES	—	11,505,960
AEHR TEST SYSTEMS	17,303 SHARES	—	349,348
AEROVIRONMENT INC	8,871 SHARES	—	2,145,806
AGCO CORP	60,717 SHARES	—	6,333,997
AGILYSYS INC	19,163 SHARES	—	2,277,331
AKZO NOBEL NV	209,057 SHARES	—	14,535,198
ALEXANDER & BALDWIN INC	154,274 SHARES	—	3,184,215
ALKERMES PLC	44,564 SHARES	—	1,246,901
ALLIANT ENERGY CORP	28,550 SHARES	—	1,856,036
ALLIENT INC	25,186 SHARES	—	1,353,748
ALLSTATE CORP/THE	59,648 SHARES	—	12,415,731
ALPHA & OMEGA SEMICONDUCTOR LTD	11,696 SHARES	—	231,698
ALPHA METALLURGICAL RESOURCES INC	4,679 SHARES	—	935,239
ALPHABET INC	683,179 SHARES	—	214,381,571
ALSTOM SA	830,418 SHARES	—	24,547,909
ALTICE FRANCE LUX 3 / ALTICE HOLDINGS 1	44,308 SHARES	—	598,432
ALUMIS INC	38,675 SHARES	—	377,468
AMAZON.COM INC	688,221 SHARES	—	158,855,171
AMBARELLA INC	10,971 SHARES	—	777,186
AMC ENTERTAINMENT HOLDINGS INC	187,807 SHARES	—	292,979
AMC NETWORKS INC	8,440 SHARES	—	80,349
AMERANT BANCORP INC	11,075 SHARES	—	216,073
AMEREN CORP	126,237 SHARES	—	12,606,027
AMERICAN ASSETS TRUST INC	14,001 SHARES	—	265,039

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

EQUITY SECURITIES: (CONTINUED)
AMERICAN EAGLE OUTFITTERS INC	81,129 SHARES	—	2,139,372
AMERICAN EXPRESS CO	32,787 SHARES	—	12,129,551
AMERICAN HEALTHCARE REIT INC	6,270 SHARES	—	295,066
AMERICAN INTERNATIONAL GROUP INC	106,236 SHARES	—	9,088,490
AMERICAN PUBLIC EDUCATION INC	21,385 SHARES	—	808,353
AMERICAN STATES WATER CO	6,855 SHARES	—	496,850
AMERIS BANCORP	136,628 SHARES	—	10,147,361
AMICUS THERAPEUTICS INC	177,420 SHARES	—	2,526,461
AMNEAL PHARMACEUTICALS INC	130,268 SHARES	—	1,641,377
ANALOG DEVICES INC	55,217 SHARES	—	14,974,850
ANDERSONS INC/THE	39,942 SHARES	—	2,123,716
ANHEUSER-BUSCH INBEV SA/NV	155,437 SHARES	—	10,022,159
ANI PHARMACEUTICALS INC	23,995 SHARES	—	1,894,165
API GROUP CORP	134,812 SHARES	—	5,157,907
APOGEE ENTERPRISES INC	8,821 SHARES	—	321,173
APOGEE THERAPEUTICS INC	10,266 SHARES	—	774,878
APOLLO COMMERCIAL REAL ESTATE FINANCE INC	36,647 SHARES	—	354,743
APPIAN CORP	28,678 SHARES	—	1,015,775
APPLE INC	896,525 SHARES	—	243,729,287
APPLIED DIGITAL CORP	100,899 SHARES	—	2,474,043
APPLIED INDUSTRIAL TECHNOLOGIES INC	13,915 SHARES	—	3,572,955
APPLIED MATERIALS INC	32,695 SHARES	—	8,402,288
ARCELORMITTAL SA	62,732 SHARES	—	2,879,979
ARCHER AVIATION INC	51,442 SHARES	—	386,844
ARCOSA INC	27,172 SHARES	—	2,888,927
ARCUTIS BIOTHERAPEUTICS INC	317,843 SHARES	—	9,230,161
ARGAN INC	5,787 SHARES	—	1,813,183
ARISTA NETWORKS INC	199,580 SHARES	—	26,150,967
ARLO TECHNOLOGIES INC	129,494 SHARES	—	1,811,621
ARRIVENT BIOPHARMA INC	18,398 SHARES	—	370,168
ARROWHEAD PHARMACEUTICALS INC	42,982 SHARES	—	2,853,575
ARS PHARMACEUTICALS INC	132,537 SHARES	—	1,544,056
ASANA INC	64,107 SHARES	—	878,907
ASBURY AUTOMOTIVE GROUP INC	4,604 SHARES	—	1,070,568
ASGN INC	48,791 SHARES	—	2,350,262
ASML HOLDING NV	24,474 SHARES	—	26,183,754
ASSOCIATED BANC-CORP	12,638 SHARES	—	325,555
ASTRAZENECA PLC	208,124 SHARES	—	31,455,935
ATEA PHARMACEUTICALS INC	353,574 SHARES	—	1,262,259
ATKORE INC	23,701 SHARES	—	1,499,088
ATLANTIC UNION BANKSHARES CORP	35,250 SHARES	—	1,244,325

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

EQUITY SECURITIES: (CONTINUED)
ATMUS FILTRATION TECHNOLOGIES INC	32,835 SHARES	—	1,704,465
ATRICURE INC	47,578 SHARES	—	1,882,186
AVALONBAY COMMUNITIES INC	66,975 SHARES	—	12,143,237
AVANOS MEDICAL INC	29,476 SHARES	—	331,015
AVEPOINT INC	369,893 SHARES	—	5,137,814
AVIENT CORP	86,410 SHARES	—	2,699,449
AVISTA CORP	5,370 SHARES	—	206,960
AXCELIS TECHNOLOGIES INC	3,728 SHARES	—	299,508
AXIS CAPITAL HOLDINGS LTD	61,538 SHARES	—	6,590,104
AXOGEN INC	60,533 SHARES	—	1,981,245
AXON ENTERPRISE INC	36,619 SHARES	—	20,797,029
AXOS FINANCIAL INC	22,036 SHARES	—	1,898,622
AXSOME THERAPEUTICS INC	6,848 SHARES	—	1,250,719
BALCHEM CORP	18,325 SHARES	—	2,810,322
BANC OF CALIFORNIA INC	148,405 SHARES	—	2,862,732
BANCO LATINOAMERICANO DE COMERCIO EXTERIOR SA	17,458 SHARES	—	778,627
BANK MANDIRI PERSERO TBK PT	5,129,900 SHARES	—	1,568,965
BANK OF AMERICA CORP	429,218 SHARES	—	23,606,990
BANK OF NT BUTTERFIELD & SON LTD/THE	96,653 SHARES	—	4,815,252
BANKUNITED INC	16,100 SHARES	—	717,577
BARCLAYS PLC	3,074,364 SHARES	—	19,681,357
BARRICK MINING CORP	79,165 SHARES	—	3,453,055
BAYCOM CORP	2,555 SHARES	—	75,117
BEACON FINANCIAL CORP	22,745 SHARES	—	599,786
BEAM THERAPEUTICS INC	29,933 SHARES	—	829,743
BEAZER HOMES USA INC	14,697 SHARES	—	297,908
BECTON DICKINSON & CO	35,558 SHARES	—	6,900,741
BELLRING BRANDS INC	11,190 SHARES	—	299,109
BERKELEY GROUP HOLDINGS PLC	88,199 SHARES	—	4,631,396
BETA BIONICS INC	28,524 SHARES	—	869,126
BETA TECHNOLOGIES INC	38,652 SHARES	—	1,090,373
BGC GROUP INC	226,381 SHARES	—	2,021,582
BIGBEAR.AI HOLDINGS INC	111,840 SHARES	—	603,936
BIGLARI HOLDINGS INC	2,752 SHARES	—	914,847
BILLIONTOONE INC	28,458 SHARES	—	2,329,003
BIOCRYST PHARMACEUTICALS INC	131,076 SHARES	—	1,022,393
BIOHAVEN LTD	149,197 SHARES	—	1,684,434
BIT DIGITAL INC	696,190 SHARES	—	1,315,799
BITDEER TECHNOLOGIES GROUP	30,751 SHARES	—	344,719
BLACK HILLS CORP	39,445 SHARES	—	2,738,272

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

EQUITY SECURITIES: (CONTINUED)
BLACK ROCK COFFEE BAR INC	70,561 SHARES	—	1,569,982
BLACKLINE INC	19,718 SHARES	—	1,090,208
BLACKSKY TECHNOLOGY INC	6,258 SHARES	—	117,338
BLOOM ENERGY CORP	47,170 SHARES	—	4,098,601
BLUE BIRD CORP	21,035 SHARES	—	988,645
BLUELINX HOLDINGS INC	4,776 SHARES	—	293,390
BNP PARIBAS SA	172,700 SHARES	—	16,386,435
BOEING CO/THE	50,484 SHARES	—	10,961,086
BOISE CASCADE CO	9,946 SHARES	—	732,026
BOOT BARN HOLDINGS INC	22,180 SHARES	—	3,914,105
BOX INC	77,803 SHARES	—	2,327,088
BP PLC	2,219,946 SHARES	—	12,923,141
BRAZE INC	21,439 SHARES	—	735,143
BRIDGEBIO PHARMA INC	58,680 SHARES	—	4,488,433
BRIDGEWATER BANCSHARES INC	27,191 SHARES	—	476,658
BRIGHTSPIRE CAPITAL INC	130,582 SHARES	—	731,259
BRIGHTSPRING HEALTH SERVICES INC	29,090 SHARES	—	1,089,421
BRINKER INTERNATIONAL INC	8,025 SHARES	—	1,151,748
BRINK'S CO/THE	14,171 SHARES	—	1,654,181
BRISTOW GROUP INC	10,451 SHARES	—	382,716
BRITISH AMERICAN TOBACCO PLC	121,483 SHARES	—	6,885,706
BROADCOM INC	396,731 SHARES	—	137,308,599
BROADSTONE NET LEASE INC	192,908 SHARES	—	3,350,812
BUCKLE INC/THE	25,178 SHARES	—	1,345,009
BULLISH	27,440 SHARES	—	1,039,153
BURFORD CAPITAL LTD	112,210 SHARES	—	1,000,913
BURKE & HERBERT FINANCIAL SERVICES CORP	3,147 SHARES	—	196,090
BUSINESS FIRST BANCSHARES INC	31,153 SHARES	—	814,339
BUTTERFLY NETWORK INC	234,361 SHARES	—	890,572
BYLINE BANCORP INC	71,838 SHARES	—	2,094,078
CACTUS INC	65,799 SHARES	—	3,005,698
CADENCE DESIGN SYSTEMS INC	61,357 SHARES	—	19,178,971
CALIFORNIA RESOURCES CORP	15,340 SHARES	—	685,851
CAL-MAINE FOODS INC	14,047 SHARES	—	1,117,720
CANADIAN PACIFIC KANSAS CITY LTD	158,966 SHARES	—	11,718,778
CAPGEMINI SE	69,280 SHARES	—	11,574,299
CAPITAL CITY BANK GROUP INC	3,780 SHARES	—	160,915
CAPITOL FEDERAL FINANCIAL INC	23,129 SHARES	—	157,508
CAPRI HOLDINGS LTD	101,790 SHARES	—	2,483,676
CAPRICOR THERAPEUTICS INC	57,299 SHARES	—	1,653,649
CARETRUST REIT INC	68,109 SHARES	—	2,462,821

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

EQUITY SECURITIES: (CONTINUED)
CARGURUS INC	63,202 SHARES	—	2,423,797
CARNIVAL CORP	486,217 SHARES	—	14,849,067
CARS.COM INC	16,757 SHARES	—	204,435
CASELLA WASTE SYSTEMS INC	32,362 SHARES	—	3,169,534
CASTLE BIOSCIENCES INC	21,154 SHARES	—	822,891
CATALYST PHARMACEUTICALS INC	69,313 SHARES	—	1,617,765
CAVCO INDUSTRIES INC	2,829 SHARES	—	1,671,203
CELCUITY INC	10,309 SHARES	—	1,028,220
CELLDEX THERAPEUTICS INC	16,688 SHARES	—	453,246
CENTERSPACE	4,690 SHARES	—	312,917
CENTRAL GARDEN & PET CO	15,133 SHARES	—	441,732
CENTRAL PACIFIC FINANCIAL CORP	9,989 SHARES	—	311,257
CENTRUS ENERGY CORP	4,140 SHARES	—	1,005,026
CENTURY ALUMINUM CO	14,864 SHARES	—	582,372
CENTURY COMMUNITIES INC	61,062 SHARES	—	3,624,030
CERIBELL INC	92,008 SHARES	—	2,017,735
CF INDUSTRIES HOLDINGS INC	79,894 SHARES	—	6,179,002
CG ONCOLOGY INC	38,160 SHARES	—	1,584,403
CHAMPION HOMES INC	26,225 SHARES	—	2,216,013
CHARLES SCHWAB CORP/THE	246,237 SHARES	—	24,601,539
CHATHAM LODGING TRUST	125,610 SHARES	—	855,404
CHEFS' WAREHOUSE INC/THE	136,291 SHARES	—	8,495,018
CHEMOURS CO/THE	40,138 SHARES	—	473,227
CHESAPEAKE UTILITIES CORP	57,892 SHARES	—	7,222,606
CHOICEONE FINANCIAL SERVICES INC	6,615 SHARES	—	195,275
CHORD ENERGY CORP	6,377 SHARES	—	591,148
CHUBB LTD	62,658 SHARES	—	19,556,815
CHURCHILL DOWNS INC	28,855 SHARES	—	3,283,122
CIE DE SAINT-GOBAIN SA	149,219 SHARES	—	15,239,762
CIGNA GROUP/THE	27,893 SHARES	—	7,676,990
CIMPRESS PLC	5,772 SHARES	—	384,357
CIPHER MINING INC	240,933 SHARES	—	3,556,171
CISCO SYSTEMS INC	23,000 SHARES	—	1,771,690
CITIGROUP INC	131,203 SHARES	—	15,310,078
CLEAN ENERGY FUELS CORP	366,284 SHARES	—	769,196
CLEANSPARK INC	163,449 SHARES	—	1,654,104
CLEARFIELD INC	57,577 SHARES	—	1,678,370
CLEARWATER ANALYTICS HOLDINGS INC	214,793 SHARES	—	5,180,808
CLEARWAY ENERGY INC	40,790 SHARES	—	1,335,821
CNB FINANCIAL CORP/PA	38,457 SHARES	—	1,006,420
CNO FINANCIAL GROUP INC	46,870 SHARES	—	1,990,569

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

EQUITY SECURITIES: (CONTINUED)
CNX RESOURCES CORP	55,757 SHARES	—	2,050,185
COCA-COLA CO/THE	84,433 SHARES	—	5,902,711
COEUR MINING INC	291,459 SHARES	—	5,196,714
COGENT BIOSCIENCES INC	48,718 SHARES	—	1,730,463
COLGATE-PALMOLIVE CO	187,378 SHARES	—	14,806,610
COMMERCIAL METALS CO	55,078 SHARES	—	3,812,499
COMMSCOPE HOLDING CO INC	95,077 SHARES	—	1,723,746
COMMUNITY HEALTHCARE TRUST INC	10,493 SHARES	—	172,295
COMMUNITY TRUST BANCORP INC	12,107 SHARES	—	684,046
COMMVAULT SYSTEMS INC	9,742 SHARES	—	1,221,257
CONCENTRA GROUP HOLDINGS PARENT INC	153,760 SHARES	—	3,025,997
CONCRETE PUMPING HOLDINGS INC	260,647 SHARES	—	1,748,941
CONNECTONE BANCORP INC	66,686 SHARES	—	1,748,507
CONOCOPHILLIPS	213,894 SHARES	—	20,022,617
CONSENSUS CLOUD SOLUTIONS INC	56,091 SHARES	—	1,223,906
CONSOLIDATED WATER CO LTD	70,929 SHARES	—	2,503,084
CONSTELLIUM SE	206,471 SHARES	—	3,891,978
CONSTRUCTION PARTNERS INC	31,167 SHARES	—	3,383,178
COPT DEFENSE PROPERTIES	102,451 SHARES	—	2,848,138
CORCEPT THERAPEUTICS INC	26,434 SHARES	—	919,903
CORE NATURAL RESOURCES INC	4,852 SHARES	—	429,451
CORE SCIENTIFIC INC	56,270 SHARES	—	819,291
CORPAY INC	24,341 SHARES	—	7,324,937
COSTAMARE INC	109,210 SHARES	—	1,724,426
COUSINS PROPERTIES INC	167,967 SHARES	—	4,330,189
CREDO TECHNOLOGY GROUP HOLDING LTD	69,602 SHARES	—	10,015,032
CRESCENT ENERGY CO	401,989 SHARES	—	3,372,688
CRINETICS PHARMACEUTICALS INC	103,131 SHARES	—	4,800,748
CRISPR THERAPEUTICS AG	28,243 SHARES	—	1,481,063
CRYOPORT INC	63,015 SHARES	—	604,944
CSX CORP	512,035 SHARES	—	18,561,269
CULLINAN THERAPEUTICS INC	41,549 SHARES	—	430,032
CUMMINS INC	12,988 SHARES	—	6,629,725
CURBLINE PROPERTIES CORP	60,589 SHARES	—	1,406,271
CUSHMAN & WAKEFIELD LTD	15,450 SHARES	—	250,136
CUSTOMERS BANCORP INC	56,113 SHARES	—	4,102,983
CVR ENERGY INC	17,145 SHARES	—	436,169
CVS HEALTH CORP	173,085 SHARES	—	13,736,026
CYTOKINETICS INC	34,201 SHARES	—	2,173,132
DAIMLER TRUCK HOLDING AG	14,394 SHARES	—	630,896
DANA INC	49,960 SHARES	—	1,187,050

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

EQUITY SECURITIES: (CONTINUED)
DELEK US HOLDINGS INC	25,413 SHARES	—	753,750
DEUTSCHE BANK AG	174,514 SHARES	—	6,786,158
DEUTSCHE TELEKOM AG	437,487 SHARES	—	14,211,891
DIAGEO PLC	514,206 SHARES	—	11,090,332
DIAMONDROCK HOSPITALITY CO	123,142 SHARES	—	1,103,352
DIEBOLD NIXDORF INC	19,545 SHARES	—	1,326,910
DIGITAL TURBINE INC	97,064 SHARES	—	485,320
DIGITALBRIDGE GROUP INC	45,364 SHARES	—	695,884
DIGITALOCEAN HOLDINGS INC	32,036 SHARES	—	1,541,572
DIME COMMUNITY BANCSHARES INC	8,223 SHARES	—	247,430
DIODES INC	38,086 SHARES	—	1,879,163
DNOW INC	209,311 SHARES	—	2,773,371
DOLE PLC	72,140 SHARES	—	1,081,379
DONNELLEY FINANCIAL SOLUTIONS INC	26,938 SHARES	—	1,257,735
DOORDASH INC	132,731 SHARES	—	30,060,917
DORMAN PRODUCTS INC	48,474 SHARES	—	5,971,512
D-WAVE QUANTUM INC	122,266 SHARES	—	3,197,256
DXP ENTERPRISES INC/TX	4,512 SHARES	—	495,372
DYCOM INDUSTRIES INC	19,260 SHARES	—	6,507,954
DYNAVAX TECHNOLOGIES CORP	174,656 SHARES	—	2,686,209
E.ON SE	175,776 SHARES	—	3,328,847
EASTERN BANKSHARES INC	519,767 SHARES	—	9,579,305
ECHOSTAR CORP	36,760 SHARES	—	3,995,812
ECOVYST INC	12,332 SHARES	—	119,990
EDGEWISE THERAPEUTICS INC	26,696 SHARES	—	662,461
ELDORADO GOLD CORP	345,393 SHARES	—	12,406,517
ELECTROLUX AB	751,842 SHARES	—	5,201,597
ELEMENT SOLUTIONS INC	129,189 SHARES	—	3,228,433
ELEVANCE HEALTH INC	55,342 SHARES	—	19,400,138
ELI LILLY & CO	93,802 SHARES	—	100,807,133
ELLINGTON FINANCIAL INC	58,252 SHARES	—	791,062
EMBECTA CORP	30,186 SHARES	—	358,610
ENACT HOLDINGS INC	27,846 SHARES	—	1,103,815
ENBRIDGE INC	1 SHARES	—	48
ENEL SPA	553,901 SHARES	—	5,774,746
ENERGY FUELS INC/CANADA	90,750 SHARES	—	1,319,505
ENERPAC TOOL GROUP CORP	63,765 SHARES	—	2,438,374
ENERSYS	35,594 SHARES	—	5,223,420
ENOVA INTERNATIONAL INC	32,794 SHARES	—	5,155,217
ENSIGN GROUP INC/THE	18,656 SHARES	—	3,249,875
ENTERPRISE FINANCIAL SERVICES CORP	121,531 SHARES	—	6,562,674

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

EQUITY SECURITIES: (CONTINUED)
EOG RESOURCES INC	45,132 SHARES	—	4,739,311
EQUITABLE HOLDINGS INC	160,159 SHARES	—	7,631,576
EQUITY BANCSHARES INC	42,624 SHARES	—	1,903,162
ERO COPPER CORP	236,512 SHARES	—	6,690,924
ESSENT GROUP LTD	30,885 SHARES	—	2,007,834
ESSENTIAL PROPERTIES REALTY TRUST INC	91,860 SHARES	—	2,724,568
EUROBANK SA	632,032 SHARES	—	2,542,343
EVERTEC INC	49,656 SHARES	—	1,444,493
EVGO INC	97,633 SHARES	—	284,112
EXCELERATE ENERGY INC	34,483 SHARES	—	967,248
EXLSERVICE HOLDINGS INC	23,025 SHARES	—	977,181
EXPAND ENERGY CORP	49,226 SHARES	—	5,432,581
EXPRO GROUP HOLDINGS NV	236,862 SHARES	—	3,162,108
EXTREME NETWORKS INC	38,463 SHARES	—	640,409
EXXON MOBIL CORP	102,430 SHARES	—	12,326,426
EXZEO GROUP INC	34,906 SHARES	—	846,471
FABRINET	12,075 SHARES	—	5,497,506
FANUC CORP	437,600 SHARES	—	16,985,284
FASTENAL CO	485,196 SHARES	—	19,470,915
FB FINANCIAL CORP	4,955 SHARES	—	276,489
FIDELIS INSURANCE HOLDINGS LTD	64,560 SHARES	—	1,263,439
FIFTH THIRD BANCORP	44,650 SHARES	—	2,090,067
FIGMA INC	164,933 SHARES	—	6,163,546
FIGS INC	81,668 SHARES	—	927,748
FINANCIAL INSTITUTIONS INC	44,180 SHARES	—	1,377,091
FIREFLY AEROSPACE INC	84,630 SHARES	—	1,893,173
FIRST ADVANTAGE CORP	104,906 SHARES	—	1,524,284
FIRST BANCORP/PUERTO RICO	102,563 SHARES	—	2,126,131
FIRST BANCORP/SOUTHERN PINES NC	95,554 SHARES	—	4,853,188
FIRST FINANCIAL BANCORP	11,104 SHARES	—	277,822
FIRST FINANCIAL CORP	29,242 SHARES	—	1,766,802
FIRST INTERSTATE BANCSYSTEM INC	133,248 SHARES	—	4,610,381
FIRST MERCHANTS CORP	36,915 SHARES	—	1,383,574
FIRST MID BANCSHARES INC	23,703 SHARES	—	924,417
FIRSTCASH HOLDINGS INC	16,481 SHARES	—	2,626,742
FIVE BELOW INC	30,431 SHARES	—	5,731,983
FIVE STAR BANCORP	8,761 SHARES	—	313,469
FLUENCE ENERGY INC	31,897 SHARES	—	630,923
FLUOR CORP	60,812 SHARES	—	2,409,980
FLYWIRE CORP	268,706 SHARES	—	3,804,877
FORMFACTOR INC	43,470 SHARES	—	2,424,757

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

EQUITY SECURITIES: (CONTINUED)
FORTIVE CORP	201,669 SHARES	—	11,134,145
FORUM ENERGY TECHNOLOGIES INC	40,195 SHARES	—	1,485,205
FOUR CORNERS PROPERTY TRUST INC	27,298 SHARES	—	629,492
FRESH DEL MONTE PRODUCE INC	7,701 SHARES	—	274,387
FRESHPET INC	31,801 SHARES	—	1,937,635
FRESHWORKS INC	132,830 SHARES	—	1,627,168
FULTON FINANCIAL CORP	30,259 SHARES	—	584,906
GARRETT MOTION INC	179,973 SHARES	—	3,136,929
GATES INDUSTRIAL CORP PLC	264,653 SHARES	—	5,682,100
GATX CORP	9,580 SHARES	—	1,624,768
GE VERNOVA INC	11,212 SHARES	—	7,327,827
GENEDX HOLDINGS CORP	19,460 SHARES	—	2,530,967
GENERAL ELECTRIC CO	169,545 SHARES	—	52,224,946
GENIE ENERGY LTD	16,439 SHARES	—	226,529
GETTY REALTY CORP	29,154 SHARES	—	797,945
GIGACLOUD TECHNOLOGY INC	36,113 SHARES	—	1,418,519
GLAUKOS CORP	21,923 SHARES	—	2,475,326
GLOBALSTAR INC	11,306 SHARES	—	690,118
GOGO INC	20,518 SHARES	—	95,614
GOLD ENTERTAINMENT GROUP INC	3,410 SHARES	—	1
GOLDEN ENTERTAINMENT INC	51,854 SHARES	—	1,409,910
GOLDMAN SACHS GROUP INC/THE	20,798 SHARES	—	18,281,442
GOSSAMER BIO INC	114,616 SHARES	—	355,310
GRAIL INC	9,993 SHARES	—	855,301
GRANITE CONSTRUCTION INC	9,109 SHARES	—	1,050,723
GRAY MEDIA INC	30,390 SHARES	—	147,088
GREAT LAKES DREDGE & DOCK CORP	316,953 SHARES	—	4,158,423
GREEN BRICK PARTNERS INC	22,854 SHARES	—	1,432,032
GREENBRIER COS INC/THE	1,901 SHARES	—	88,853
GREIF INC	13,724 SHARES	—	929,115
GRIFFON CORP	79,202 SHARES	—	5,833,227
GROUP 1 AUTOMOTIVE INC	2,424 SHARES	—	953,359
GUARDANT HEALTH INC	98,109 SHARES	—	10,020,853
GUARDIAN PHARMACY SERVICES INC	7,373 SHARES	—	221,854
GULFPORT ENERGY CORP	43,550 SHARES	—	9,057,965
HA SUSTAINABLE INFRASTRUCTURE CAPITAL INC	44,610 SHARES	—	1,402,092
HAEMONETICS CORP	26,414 SHARES	—	2,117,082
HALOZYME THERAPEUTICS INC	20,330 SHARES	—	1,368,209
HAMILTON INSURANCE GROUP LTD	17,382 SHARES	—	484,958
HANCOCK WHITNEY CORP	18,818 SHARES	—	1,198,330
HANMI FINANCIAL CORP	48,798 SHARES	—	1,319,010

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

EQUITY SECURITIES: (CONTINUED)
HARTFORD INSURANCE GROUP INC/THE	70,084 SHARES	—	9,657,575
HAWKINS INC	2,612 SHARES	—	371,061
HAYWARD HOLDINGS INC	272,735 SHARES	—	4,213,756
HB FULLER CO	43,927 SHARES	—	2,611,899
HBT FINANCIAL INC	2,874 SHARES	—	74,293
HEALTH CATALYST INC	175,638 SHARES	—	419,775
HEALTHSTREAM INC	60,938 SHARES	—	1,405,840
HEARTFLOW INC	10,714 SHARES	—	312,313
HECLA MINING CO	152,264 SHARES	—	2,921,946
HEINEKEN NV	136,031 SHARES	—	11,141,775
HELIOS TECHNOLOGIES INC	41,574 SHARES	—	2,223,793
HERC HOLDINGS INC	17,578 SHARES	—	2,608,223
HERITAGE COMMERCE CORP	135,338 SHARES	—	1,625,409
HERITAGE FINANCIAL CORP/WA	171,533 SHARES	—	4,056,755
HERITAGE INSURANCE HOLDINGS INC	7,290 SHARES	—	213,305
HEXAGON AB	614,686 SHARES	—	7,301,180
HEXCEL CORP	78,698 SHARES	—	5,815,782
HILLTOP HOLDINGS INC	49,048 SHARES	—	1,664,689
HILTON GRAND VACATIONS INC	29,820 SHARES	—	1,334,445
HILTON WORLDWIDE HOLDINGS INC	73,517 SHARES	—	21,117,758
HINGE HEALTH INC	50,425 SHARES	—	2,342,241
HOME DEPOT INC/THE	107,170 SHARES	—	36,877,197
HOMETRUST BANCSHARES INC	3,981 SHARES	—	170,944
HORACE MANN EDUCATORS CORP	11,599 SHARES	—	535,642
HORIZON BANCORP INC/IN	313,798 SHARES	—	5,322,014
HUBSPOT INC	31,151 SHARES	—	12,500,896
HUDSON TECHNOLOGIES INC	6,849 SHARES	—	46,916
HUNTINGTON BANCSHARES INC/OH	452,885 SHARES	—	7,857,555
HURON CONSULTING GROUP INC	33,688 SHARES	—	5,824,992
HUT 8 CORP	37,369 SHARES	—	1,716,732
I3 VERTICALS INC	67,615 SHARES	—	1,703,222
IBEX HOLDINGS LTD	50,192 SHARES	—	1,916,331
IDACORP INC	80,539 SHARES	—	10,193,016
IDEAYA BIOSCIENCES INC	24,262 SHARES	—	838,737
IDEXX LABORATORIES INC	31,038 SHARES	—	20,998,138
IES HOLDINGS INC	4,219 SHARES	—	1,641,275
IMAX CORP	11,083 SHARES	—	409,628
IMPINJ INC	56,661 SHARES	—	9,859,581
INDEPENDENCE REALTY TRUST INC	329,915 SHARES	—	5,766,915
INDEPENDENT BANK CORP	2,842 SHARES	—	207,693
INDIVIOR PLC	36,915 SHARES	—	1,324,510

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

EQUITY SECURITIES: (CONTINUED)
	INFINEON TECHNOLOGIES AG	328,998 SHARES	—	14,578,559
	ING GROEP NV	200,845 SHARES	—	5,663,537
	INNODATA INC	19,211 SHARES	—	978,800
	INNOSPEC INC	15,258 SHARES	—	1,167,847
	INOGEN INC	99,180 SHARES	—	666,490
	INSIGHT ENTERPRISES INC	3,071 SHARES	—	250,194
	INSTALLED BUILDING PRODUCTS INC	8,868 SHARES	—	2,300,271
	INTAPP INC	161,069 SHARES	—	7,380,182
	INTEGRA LIFESCIENCES HOLDINGS CORP	57,320 SHARES	—	711,914
	INTEL CORP	123,156 SHARES	—	4,544,456
	INTELLIA THERAPEUTICS INC	29,724 SHARES	—	267,219
	INTERDIGITAL INC	5,101 SHARES	—	1,624,056
	INTERNATIONAL PAPER CO	269,152 SHARES	—	10,601,897
	INTERNATIONAL SEAWAYS INC	9,466 SHARES	—	459,574
	INTUIT INC	23,114 SHARES	—	15,311,176
	INTUITIVE SURGICAL INC	42,801 SHARES	—	24,240,774
	INVENTRUST PROPERTIES CORP	51,852 SHARES	—	1,462,745
	IONQ INC	93,804 SHARES	—	4,208,985
	IOVANCE BIOTHERAPEUTICS INC	184,064 SHARES	—	502,495
	IRHYTHM TECHNOLOGIES INC	33,223 SHARES	—	5,895,090
	IRIDIUM COMMUNICATIONS INC	9,009 SHARES	—	156,576
	IVANHOE ELECTRIC INC / US	26,512 SHARES	—	423,662
	JACK IN THE BOX INC	82,096 SHARES	—	1,555,719
	JACKSON FINANCIAL INC	30,689 SHARES	—	3,272,982
	JANUX THERAPEUTICS INC	44,688 SHARES	—	616,694
	JFROG LTD	35,609 SHARES	—	2,224,138
	JOBY AVIATION INC	109,167 SHARES	—	1,441,004
	JOHN WILEY & SONS INC	26,431 SHARES	—	809,582
	JOHNSON & JOHNSON	29,115 SHARES	—	6,025,349
*	JPMORGAN CHASE & CO	33,078,057 SHARES	—	10,658,411,527
	KARMAN HOLDINGS INC	45,318 SHARES	—	3,315,917
	KB HOME	22,731 SHARES	—	1,282,256
	KBR INC	24,168 SHARES	—	971,554
	KDDI CORP	348,600 SHARES	—	6,023,689
	KELLY SERVICES INC	56,595 SHARES	—	498,036
	KENNAMETAL INC	35,087 SHARES	—	996,822
	KERING SA	90,320 SHARES	—	31,928,974
	KEYSIGHT TECHNOLOGIES INC	46,508 SHARES	—	9,449,961
	KIRBY CORP	38,479 SHARES	—	4,239,616
	KITE REALTY GROUP TRUST	48,675 SHARES	—	1,166,740
	KKR & CO INC	185,281 SHARES	—	23,619,622

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

EQUITY SECURITIES: (CONTINUED)
KNOWLES CORP	79,935 SHARES	—	1,713,007
KOHL'S CORP	41,786 SHARES	—	852,852
KONINKLIJKE PHILIPS NV	482,190 SHARES	—	13,160,999
KONTOOR BRANDS INC	76,272 SHARES	—	4,659,456
KOPIN CORP	119,143 SHARES	—	278,795
KORN FERRY	67,798 SHARES	—	4,476,024
KRATOS DEFENSE & SECURITY SOLUTIONS INC	24,415 SHARES	—	1,853,343
KRYSTAL BIOTECH INC	8,855 SHARES	—	2,183,112
KURA SUSHI USA INC	27,405 SHARES	—	1,434,104
KYMERA THERAPEUTICS INC	28,057 SHARES	—	2,183,115
L3HARRIS TECHNOLOGIES INC	49,313 SHARES	—	14,476,817
LADDER CAPITAL CORP	771,482 SHARES	—	8,478,587
LANTHEUS HOLDINGS INC	18,122 SHARES	—	1,206,019
LANXESS AG	284,081 SHARES	—	5,878,718
LAS VEGAS SANDS CORP	85,870 SHARES	—	5,589,278
LATTICE SEMICONDUCTOR CORP	53,053 SHARES	—	3,903,640
LAUREATE EDUCATION INC	49,089 SHARES	—	1,652,827
LCI INDUSTRIES	2,861 SHARES	—	347,154
LEGALZOOM.COM INC	70,812 SHARES	—	703,163
LENDINGCLUB CORP	30,537 SHARES	—	578,371
LENDINGTREE INC	38,131 SHARES	—	2,024,375
LIBERTY ENERGY INC	91,771 SHARES	—	1,694,093
LIFESTANCE HEALTH GROUP INC	609,562 SHARES	—	4,291,316
LINCOLN NATIONAL CORP	154,837 SHARES	—	6,894,892
LINDE PLC	14,650 SHARES	—	6,246,614
LINDSAY CORP	18,224 SHARES	—	2,148,063
LIQUIDIA CORP	32,552 SHARES	—	1,122,718
LIVERAMP HOLDINGS INC	37,948 SHARES	—	1,114,533
LTC PROPERTIES INC	13,661 SHARES	—	469,665
LUMEN TECHNOLOGIES INC	276,860 SHARES	—	2,151,202
LVMH MOET HENNESSY LOUIS VUITTON SE	5,553 SHARES	—	4,206,510
LXP INDUSTRIAL TRUST	27,832 SHARES	—	1,379,911
LYONDELLBASELL INDUSTRIES NV	7 SHARES	—	303
M/I HOMES INC	15,354 SHARES	—	1,964,544
MACERICH CO/THE	48,265 SHARES	—	890,972
MADRIGAL PHARMACEUTICALS INC	7,339 SHARES	—	4,273,793
MAGNITE INC	93,575 SHARES	—	1,518,722
MAGNOLIA OIL & GAS CORP	41,833 SHARES	—	915,724
MAMA'S CREATIONS INC	73,151 SHARES	—	986,807
MARA HOLDINGS INC	140,010 SHARES	—	1,257,290
MARCUS & MILLICHAP INC	47,264 SHARES	—	1,289,835

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

EQUITY SECURITIES: (CONTINUED)
MAREX GROUP PLC	120,460 SHARES	—	4,620,845
MARQETA INC	327,790 SHARES	—	1,557,003
MARRIOTT VACATIONS WORLDWIDE CORP	10,590 SHARES	—	610,937
MASTERBRAND INC	61,125 SHARES	—	674,820
MASTERCARD INC	121,903 SHARES	—	69,591,985
MATERION CORP	16,409 SHARES	—	2,039,967
MATIV HOLDINGS INC	67,893 SHARES	—	824,900
MATRIX SERVICE CO	49,001 SHARES	—	573,312
MAXLINEAR INC	18,399 SHARES	—	320,695
MCGRATH RENTCORP	5,211 SHARES	—	546,790
MCGRAW HILL INC	216,431 SHARES	—	3,571,112
MERCANTILE BANK CORP	27,905 SHARES	—	1,342,231
MERCK & CO INC	116,682 SHARES	—	12,281,947
MERCURY GENERAL CORP	6,807 SHARES	—	640,266
MERCURY SYSTEMS INC	41,987 SHARES	—	3,065,471
MERITAGE HOMES CORP	14,177 SHARES	—	932,847
META PLATFORMS INC	121,515 SHARES	—	80,210,836
METLIFE INC	207,255 SHARES	—	16,360,710
METROPOLITAN BANK HOLDING CORP	20,069 SHARES	—	1,532,469
MICROSOFT CORP	587,517 SHARES	—	284,134,972
MID PENN BANCORP INC	5,211 SHARES	—	161,645
MIDDLEBY CORP/THE	38,719 SHARES	—	5,756,354
MIDWESTONE FINANCIAL GROUP INC	64,284 SHARES	—	2,474,935
MILLERKNOLL INC	57,995 SHARES	—	1,060,149
MIND MEDICINE MINDMED INC	33,733 SHARES	—	451,685
MIRION TECHNOLOGIES INC	210,901 SHARES	—	4,939,302
MIRUM PHARMACEUTICALS INC	21,683 SHARES	—	1,712,740
MODINE MANUFACTURING CO	39,728 SHARES	—	5,304,085
MOELIS & CO	70,594 SHARES	—	4,852,632
MONARCH CASINO & RESORT INC	13,919 SHARES	—	1,332,048
MONOLITHIC POWER SYSTEMS INC	12,954 SHARES	—	11,740,987
MOOG INC	8,130 SHARES	—	1,980,062
MOTORCAR PARTS OF AMERICA INC	61,735 SHARES	—	761,810
MSCI INC	19,387 SHARES	—	11,122,904
MUELLER INDUSTRIES INC	27,196 SHARES	—	3,122,101
MURATA MANUFACTURING CO LTD	116,800 SHARES	—	2,418,787
MURPHY OIL CORP	32,111 SHARES	—	1,003,469
MYR GROUP INC	24,120 SHARES	—	5,270,220
NASDAQ INC	187,175 SHARES	—	18,180,308
NATERA INC	63,208 SHARES	—	14,480,321
NATIONAL BANK HOLDINGS CORP	10,295 SHARES	—	391,313

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

EQUITY SECURITIES: (CONTINUED)
NATIONAL ENERGY SERVICES REUNITED CORP	67,607 SHARES	—	1,058,726
NATIONAL GRID PLC	769,409 SHARES	—	11,813,310
NATIONAL HEALTH INVESTORS INC	2,994 SHARES	—	228,652
NATIONAL HEALTHCARE CORP	5,419 SHARES	—	742,891
NATIONAL STORAGE AFFILIATES TRUST	98,806 SHARES	—	2,787,317
NATURE'S SUNSHINE PRODUCTS INC	24,015 SHARES	—	518,244
NATWEST GROUP PLC	677,073 SHARES	—	5,935,923
NAVAN INC	84,219 SHARES	—	1,438,461
NAVITAS SEMICONDUCTOR CORP	34,987 SHARES	—	249,807
NELNET INC	3,182 SHARES	—	423,079
NEOGENOMICS INC	29,960 SHARES	—	352,330
NERDWALLET INC	13,887 SHARES	—	188,169
NETFLIX INC	442,801 SHARES	—	41,517,022
NETGEAR INC	31,025 SHARES	—	761,043
NETSTREIT CORP	25,485 SHARES	—	449,555
NEW FORTRESS ENERGY INC	75,211 SHARES	—	85,741
NEW JERSEY RESOURCES CORP	51,401 SHARES	—	2,370,614
NEWAMSTERDAM PHARMA CO NV	135,028 SHARES	—	4,736,782
NEWMARK GROUP INC	112,630 SHARES	—	1,953,004
NEWS CORP	195,713 SHARES	—	5,112,024
NEXTDOOR HOLDINGS INC	70,239 SHARES	—	147,502
NEXTPOWER INC	21,541 SHARES	—	1,876,437
NICOLET BANKSHARES INC	6,548 SHARES	—	794,272
NLIGHT INC	43,846 SHARES	—	1,644,663
NMI HOLDINGS INC	41,770 SHARES	—	1,703,798
NOBLE CORP PLC	24,888 SHARES	—	702,837
NORTHRIM BANCORP INC	19,736 SHARES	—	525,175
NOVO NORDISK A/S	232,772 SHARES	—	11,904,694
NOVOCURE LTD	59,993 SHARES	—	775,709
NOWAUTO INC	12,999 SHARES	—	1
NUSCALE POWER CORP	16,016 SHARES	—	226,947
NUVALENT INC	16,526 SHARES	—	1,662,350
NVE CORP	7,365 SHARES	—	436,965
NVIDIA CORP	1,810,392 SHARES	—	337,638,108
NWPX INFRASTRUCTURE INC	6,319 SHARES	—	394,874
OCEANEERING INTERNATIONAL INC	53,871 SHARES	—	1,294,520
OCEANFIRST FINANCIAL CORP	96,256 SHARES	—	1,727,795
OCULAR THERAPEUTIX INC	135,925 SHARES	—	1,650,130
ODDITY TECH LTD	31,302 SHARES	—	1,257,714
OFG BANCORP	34,169 SHARES	—	1,400,246
O-I GLASS INC	39,821 SHARES	—	587,758

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

EQUITY SECURITIES: (CONTINUED)
OIL STATES INTERNATIONAL INC	173,312 SHARES	—	1,173,322
OKLO INC	12,509 SHARES	—	897,646
OLD NATIONAL BANCORP/IN	125,613 SHARES	—	2,802,426
OLD SECOND BANCORP INC	75,073 SHARES	—	1,463,924
OLYMPIC STEEL INC	6,037 SHARES	—	258,293
ON24 INC	267,901 SHARES	—	2,132,492
ONCOLOGY INSTITUTE INC/THE	124,633 SHARES	—	443,693
ONE GAS INC	33,394 SHARES	—	2,579,687
ONESPAWORLD HOLDINGS LTD	75,964 SHARES	—	1,575,493
ONTO INNOVATION INC	40,210 SHARES	—	6,347,551
OOMA INC	116,437 SHARES	—	1,365,806
OPTION CARE HEALTH INC	126,445 SHARES	—	4,028,537
ORIC PHARMACEUTICALS INC	40,475 SHARES	—	331,086
ORIGIN BANCORP INC	8,424 SHARES	—	316,827
ORION GROUP HOLDINGS INC	60,554 SHARES	—	601,907
ORION SA	65,764 SHARES	—	347,234
OSCAR HEALTH INC	80,601 SHARES	—	1,158,236
OTTER TAIL CORP	28,717 SHARES	—	2,320,621
OUTSET MEDICAL INC	35,664 SHARES	—	132,313
OVINTIV INC	18,602 SHARES	—	729,012
PAGAYA TECHNOLOGIES LTD	20,635 SHARES	—	431,272
PALANTIR TECHNOLOGIES INC	8,551 SHARES	—	1,519,940
PALOMAR HOLDINGS INC	7,638 SHARES	—	1,029,297
PAR PACIFIC HOLDINGS INC	76,094 SHARES	—	2,673,943
PARK AEROSPACE CORP	14,263 SHARES	—	304,372
PATHWARD FINANCIAL INC	42,546 SHARES	—	3,020,766
PATRICK INDUSTRIES INC	8,405 SHARES	—	911,354
PATTERSON-UTI ENERGY INC	102,972 SHARES	—	629,159
PBF ENERGY INC	22,960 SHARES	—	622,675
PEABODY ENERGY CORP	59,923 SHARES	—	1,779,713
PEDIATRIX MEDICAL GROUP INC	29,773 SHARES	—	636,844
PELOTON INTERACTIVE INC	194,600 SHARES	—	1,198,736
PENN ENTERTAINMENT INC	145,668 SHARES	—	2,148,603
PENNYMAC FINANCIAL SERVICES INC	18,178 SHARES	—	2,396,588
PERIMETER SOLUTIONS INC	135,277 SHARES	—	3,724,176
PERPETUA RESOURCES CORP	20,118 SHARES	—	487,057
PHATHOM PHARMACEUTICALS INC	26,639 SHARES	—	441,941
PHIBRO ANIMAL HEALTH CORP	65,977 SHARES	—	2,464,901
PHILIP MORRIS INTERNATIONAL INC	72,790 SHARES	—	11,675,516
PHILLIPS EDISON & CO INC	71,981 SHARES	—	2,560,364
PHINIA INC	23,130 SHARES	—	1,450,020

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

EQUITY SECURITIES: (CONTINUED)
PIEDMONT REALTY TRUST INC	166,633 SHARES	—	1,389,719
PINNACLE FINANCIAL PARTNERS INC	2,268 SHARES	—	216,390
PIPER SANDLER COS	8,693 SHARES	—	2,953,099
PLANET LABS PBC	45,179 SHARES	—	890,930
PLAYTIKA HOLDING CORP	96,723 SHARES	—	382,056
PLEXUS CORP	19,413 SHARES	—	2,853,711
PLYMOUTH INDUSTRIAL REIT INC	90,365 SHARES	—	1,977,186
POLARIS INC	30,886 SHARES	—	1,953,540
PORCH GROUP INC	53,655 SHARES	—	489,870
PORTLAND GENERAL ELECTRIC CO	44,650 SHARES	—	2,142,754
POSTAL REALTY TRUST INC	29,455 SHARES	—	475,404
POTLATCHDELTIC CORP	22,410 SHARES	—	891,470
PRESTIGE CONSUMER HEALTHCARE INC	34,313 SHARES	—	2,116,769
PRIMORIS SERVICES CORP	42,806 SHARES	—	5,313,937
PROCTER & GAMBLE CO/THE	124,115 SHARES	—	17,786,921
PROG HOLDINGS INC	22,007 SHARES	—	648,986
PROGYNY INC	88,278 SHARES	—	2,266,979
PROPETRO HOLDING CORP	54,116 SHARES	—	514,643
PROTHENA CORP PLC	48,956 SHARES	—	467,530
PROVIDENT FINANCIAL SERVICES INC	14,872 SHARES	—	293,722
PRUDENTIAL PLC	539,392 SHARES	—	8,303,453
PTC THERAPEUTICS INC	18,161 SHARES	—	1,379,510
PUBMATIC INC	23,634 SHARES	—	209,634
PULMONX CORP	142,220 SHARES	—	314,306
Q2 HOLDINGS INC	93,722 SHARES	—	6,762,980
QCR HOLDINGS INC	25,874 SHARES	—	2,155,304
QUAKER CHEMICAL CORP	9,429 SHARES	—	1,294,696
QUALCOMM INC	76,023 SHARES	—	13,003,734
QUALYS INC	12,302 SHARES	—	1,634,936
QUINSTREET INC	24,935 SHARES	—	358,316
RADIAN GROUP INC	50,829 SHARES	—	1,829,336
RADIANT LOGISTICS INC	65,780 SHARES	—	416,387
RADNET INC	51,832 SHARES	—	3,698,213
RAMBUS INC	50,856 SHARES	—	4,673,158
RANGER ENERGY SERVICES INC	60,283 SHARES	—	842,756
RE/MAX HOLDINGS INC	11,856 SHARES	—	89,987
REAL BROKERAGE INC/THE	155,327 SHARES	—	566,944
REALREAL INC/THE	65,316 SHARES	—	1,030,686
RECKITT BENCKISER GROUP PLC	242,193 SHARES	—	19,552,217
RECURSION PHARMACEUTICALS INC	295,818 SHARES	—	1,209,896
RED CAT HOLDINGS INC	28,160 SHARES	—	223,309

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

EQUITY SECURITIES: (CONTINUED)
REGENXBIO INC	31,069 SHARES	—	447,394
RELX PLC	273,091 SHARES	—	11,122,976
RENASANT CORP	85,582 SHARES	—	3,014,198
RENESAS ELECTRONICS CORP	1,627,000 SHARES	—	22,213,021
REPLIMUNE GROUP INC	173,467 SHARES	—	1,686,099
RESIDEO TECHNOLOGIES INC	67,185 SHARES	—	2,359,537
REXFORD INDUSTRIAL REALTY INC	199,075 SHARES	—	7,708,184
RHYTHM PHARMACEUTICALS INC	48,720 SHARES	—	5,214,989
RIGETTI COMPUTING INC	121,607 SHARES	—	2,693,595
RIOT PLATFORMS INC	96,064 SHARES	—	1,217,131
RLI CORP	10,728 SHARES	—	686,377
ROCHE HOLDING AG	47,365 SHARES	—	19,621,575
ROCKWELL AUTOMATION INC	16,298 SHARES	—	6,341,063
ROLLS-ROYCE HOLDINGS PLC	883,534 SHARES	—	13,666,570
RPM INTERNATIONAL INC	58,949 SHARES	—	6,130,696
RUSH ENTERPRISES INC	66,453 SHARES	—	3,584,475
RYMAN HOSPITALITY PROPERTIES INC	33,604 SHARES	—	3,179,610
S&P GLOBAL INC	35,326 SHARES	—	18,461,014
SABRA HEALTH CARE REIT INC	84,990 SHARES	—	1,609,711
SAFE BULKERS INC	55,889 SHARES	—	269,385
SAFETY INSURANCE GROUP INC	11,206 SHARES	—	873,059
SALESFORCE INC	43,232 SHARES	—	11,452,589
SAMSUNG ELECTRONICS CO LTD	176,623 SHARES	—	33,310,963
SANMINA CORP	24,195 SHARES	—	3,630,944
SANOFI SA	186,547 SHARES	—	15,114,646
SAP SE	54,929 SHARES	—	13,440,943
SCANSOURCE INC	21,577 SHARES	—	842,798
SCHOLAR ROCK HOLDING CORP	105,133 SHARES	—	4,631,109
SCHOLASTIC CORP	26,677 SHARES	—	790,440
SCORPIO TANKERS INC	2,051 SHARES	—	104,252
SEGRO PLC	781,764 SHARES	—	7,575,090
SELECTIVE INSURANCE GROUP INC	9,050 SHARES	—	757,214
SEMPRA	103,585 SHARES	—	9,145,520
SEMTECH CORP	83,222 SHARES	—	6,132,629
SENSIENT TECHNOLOGIES CORP	16,702 SHARES	—	1,569,153
SERVICENOW INC	114,285 SHARES	—	17,507,319
SEZZLE INC	11,081 SHARES	—	703,366
SHAKE SHACK INC	91,949 SHARES	—	7,463,500
SHIFT4 PAYMENTS INC	10,910 SHARES	—	687,003
SHINHAN FINANCIAL GROUP CO LTD	99,087 SHARES	—	5,314,036
SHOPIFY INC	100,417 SHARES	—	16,164,124

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

EQUITY SECURITIES: (CONTINUED)
SI-BONE INC	30,791 SHARES	—	607,199
SIEMENS AG	31,573 SHARES	—	8,867,759
SIGHT SCIENCES INC	11,981 SHARES	—	95,009
SIGNET JEWELERS LTD	46,746 SHARES	—	3,874,308
SIMMONS FIRST NATIONAL CORP	83,193 SHARES	—	1,568,188
SIMPSON MANUFACTURING CO INC	1,719 SHARES	—	277,567
SIRIUSPOINT LTD	48,194 SHARES	—	1,054,967
SITIME CORP	18,513 SHARES	—	6,538,607
SKYWARD SPECIALTY INSURANCE GROUP INC	71,482 SHARES	—	3,653,445
SKYWEST INC	15,285 SHARES	—	1,534,767
SL GREEN REALTY CORP	16,648 SHARES	—	763,644
SLB LTD	163,755 SHARES	—	6,284,917
SMARTFINANCIAL INC	4,278 SHARES	—	158,243
SMARTSTOP SELF STORAGE REIT INC	41,433 SHARES	—	1,281,937
SMC CORP	38,100 SHARES	—	13,237,590
SMITH & NEPHEW PLC	303,003 SHARES	—	5,047,559
SMITHS GROUP PLC	72,765 SHARES	—	2,301,963
SMURFIT WESTROCK PLC	256,078 SHARES	—	9,902,536
SOCIETE GENERALE SA	113,387 SHARES	—	9,151,261
SOLARIS ENERGY INFRASTRUCTURE INC	22,402 SHARES	—	1,029,820
SOLENO THERAPEUTICS INC	25,100 SHARES	—	1,162,130
SOMPO HOLDINGS INC	262,800 SHARES	—	8,946,383
SONIC AUTOMOTIVE INC	6,622 SHARES	—	409,637
SOTERA HEALTH CO	82,596 SHARES	—	1,456,993
SOUNDHOUND AI INC	72,659 SHARES	—	724,410
SOUTH PLAINS FINANCIAL INC	70,818 SHARES	—	2,747,738
SOUTHERN CO/THE	146,851 SHARES	—	12,805,407
SOUTHERN MISSOURI BANCORP INC	5,183 SHARES	—	306,419
SOUTHSIDE BANCSHARES INC	14,109 SHARES	—	428,773
SOUTHSTATE BANK CORP	4,951 SHARES	—	465,939
SOUTHWEST GAS HOLDINGS INC	36,106 SHARES	—	2,889,202
SPOTIFY TECHNOLOGY SA	26,950 SHARES	—	15,650,135
SSR MINING INC	71,597 SHARES	—	1,569,406
STAGWELL INC	147,842 SHARES	—	722,947
STANDARD CHARTERED PLC	288,974 SHARES	—	7,081,831
STANDARDAERO INC	24,844 SHARES	—	712,526
STANLEY BLACK & DECKER INC	138,207 SHARES	—	10,266,016
STEPSTONE GROUP INC	4,591 SHARES	—	294,604
STERLING INFRASTRUCTURE INC	13,645 SHARES	—	4,178,508
STEWART INFORMATION SERVICES CORP	7,857 SHARES	—	552,033
STOKE THERAPEUTICS INC	30,623 SHARES	—	971,974

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

EQUITY SECURITIES: (CONTINUED)
STONEX GROUP INC	33,003 SHARES	—	3,139,575
STRYKER CORP	99,072 SHARES	—	34,820,836
SUMITOMO MITSUI FINANCIAL GROUP INC	151,900 SHARES	—	4,885,182
SUMMIT HOTEL PROPERTIES INC	461,944 SHARES	—	2,249,667
SUNOPTA INC	204,718 SHARES	—	777,928
SUNRUN INC	48,967 SHARES	—	900,993
SUPER GROUP SGHC LTD	150,004 SHARES	—	1,792,548
SUPERNUS PHARMACEUTICALS INC	16,837 SHARES	—	836,799
SURGERY PARTNERS INC	11,566 SHARES	—	178,695
SYENSQO SA	74,796 SHARES	—	6,022,596
SYNDAX PHARMACEUTICALS INC	27,074 SHARES	—	568,825
TAIWAN SEMICONDUCTOR MANUFACTURING CO LTD	84,920 SHARES	—	25,806,339
TANDEM DIABETES CARE INC	45,364 SHARES	—	997,101
TANGER INC	54,349 SHARES	—	1,813,626
TARSUS PHARMACEUTICALS INC	110,307 SHARES	—	9,031,937
TAYLOR MORRISON HOME CORP	45,556 SHARES	—	2,681,882
TE CONNECTIVITY PLC	10,190 SHARES	—	2,318,327
TECHTARGET INC	49,130 SHARES	—	265,302
TEEKAY CORP LTD	186,902 SHARES	—	1,687,725
TEEKAY TANKERS LTD	42,840 SHARES	—	2,288,513
TELEPHONE AND DATA SYSTEMS INC	21,347 SHARES	—	875,227
TENABLE HOLDINGS INC	43,194 SHARES	—	1,016,355
TENCENT HOLDINGS LTD	113,500 SHARES	—	8,734,695
TERAWULF INC	107,527 SHARES	—	1,235,485
TEREX CORP	38,305 SHARES	—	2,044,721
TERNS PHARMACEUTICALS INC	70,534 SHARES	—	2,849,574
TERRENO REALTY CORP	15,800 SHARES	—	927,618
TESLA INC	134,761 SHARES	—	60,604,717
TETRA TECH INC	58,572 SHARES	—	1,964,505
TEXAS CAPITAL BANCSHARES INC	3,732 SHARES	—	337,895
TEXAS INSTRUMENTS INC	55,779 SHARES	—	9,677,099
THERAVANCE BIOPHARMA INC	31,985 SHARES	—	598,439
THERMO FISHER SCIENTIFIC INC	39,677 SHARES	—	22,990,838
THERMON GROUP HOLDINGS INC	37,981 SHARES	—	1,411,374
THRYV HOLDINGS INC	43,496 SHARES	—	263,151
TIDEWATER INC	13,493 SHARES	—	681,531
TITAN INTERNATIONAL INC	77,872 SHARES	—	609,738
TJX COS INC/THE	90,409 SHARES	—	13,887,726
T-MOBILE US INC	40,630 SHARES	—	8,249,515
TOPGOLF CALLAWAY BRANDS CORP	127,372 SHARES	—	1,486,431

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

EQUITY SECURITIES: (CONTINUED)
TOTALENERGIES SE	135,337 SHARES	—	8,853,747
TOWER SEMICONDUCTOR LTD	81,670 SHARES	—	9,589,691
TOWNE BANK/PORTSMOUTH VA	33,215 SHARES	—	1,108,385
TPG RE FINANCE TRUST INC	50,104 SHARES	—	431,395
TRADEWEB MARKETS INC	170,411 SHARES	—	18,325,999
TRANSMEDICS GROUP INC	14,140 SHARES	—	1,720,131
TRANSOCEAN LTD	575,368 SHARES	—	2,376,270
TRANSUNION	197,306 SHARES	—	16,918,990
TRAVERE THERAPEUTICS INC	58,269 SHARES	—	2,226,458
TRI POINTE HOMES INC	74,255 SHARES	—	2,336,805
TRICO BANCSHARES	13,933 SHARES	—	660,006
TRINET GROUP INC	8,386 SHARES	—	495,864
TRINITY INDUSTRIES INC	160,937 SHARES	—	4,255,174
TTM TECHNOLOGIES INC	75,253 SHARES	—	5,192,457
TURNING POINT BRANDS INC	6,387 SHARES	—	692,351
TURTLE BEACH CORP	33,723 SHARES	—	473,134
TUTOR PERINI CORP	27,000 SHARES	—	1,809,540
TWIST BIOSCIENCE CORP	98,268 SHARES	—	3,117,061
TYRA BIOSCIENCES INC	19,493 SHARES	—	512,471
UBER TECHNOLOGIES INC	284,850 SHARES	—	23,275,094
UFP INDUSTRIES INC	21,037 SHARES	—	1,915,419
ULTRA CLEAN HOLDINGS INC	87,412 SHARES	—	2,214,146
UMB FINANCIAL CORP	13,808 SHARES	—	1,588,472
UMH PROPERTIES INC	238,659 SHARES	—	3,797,065
UNICREDIT SPA	139,323 SHARES	—	11,604,491
UNIQURE NV	32,510 SHARES	—	777,964
UNISYS CORP	261,033 SHARES	—	720,451
UNITED BANKSHARES INC/WV	11,015 SHARES	—	422,976
UNITED COMMUNITY BANKS INC/GA	9,077 SHARES	—	283,384
UNITED NATURAL FOODS INC	34,169 SHARES	—	1,150,470
UNITED OVERSEAS BANK LTD	256,300 SHARES	—	6,987,463
UNITED PARCEL SERVICE INC	16,452 SHARES	—	1,631,874
UNITED PARKS & RESORTS INC	36,354 SHARES	—	1,319,650
UNITEDHEALTH GROUP INC	10,852 SHARES	—	3,582,354
UNITIL CORP	48,263 SHARES	—	2,337,860
UNITY BANCORP INC	8,962 SHARES	—	463,515
UNITY SOFTWARE INC	360,508 SHARES	—	15,923,638
UNIVERSAL DISPLAY CORP	16,268 SHARES	—	1,899,777
UNIVERSAL INSURANCE HOLDINGS INC	6,292 SHARES	—	212,670
UNIVEST FINANCIAL CORP	17,892 SHARES	—	585,784
UPSTART HOLDINGS INC	27,463 SHARES	—	1,200,957

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

EQUITY SECURITIES: (CONTINUED)
URANIUM ENERGY CORP	116,262 SHARES	—	1,357,940
URBAN EDGE PROPERTIES	222,600 SHARES	—	4,271,694
URBAN OUTFITTERS INC	35,928 SHARES	—	2,703,941
US BANCORP	302,100 SHARES	—	16,120,056
US PHYSICAL THERAPY INC	19,235 SHARES	—	1,502,061
UTZ BRANDS INC	284,651 SHARES	—	2,954,677
VALARIS LTD	9,131 SHARES	—	460,202
VARONIS SYSTEMS INC	105,213 SHARES	—	3,450,986
VAXCYTE INC	40,623 SHARES	—	1,874,345
VERACYTE INC	78,747 SHARES	—	3,315,249
VERICEL CORP	23,332 SHARES	—	840,185
VERIS RESIDENTIAL INC	15,169 SHARES	—	225,715
VERRA MOBILITY CORP	96,314 SHARES	—	2,158,397
VERTEX INC	67,228 SHARES	—	1,342,543
VIA TRANSPORTATION INC	14,758 SHARES	—	428,130
VIASAT INC	31,164 SHARES	—	1,073,911
VIATRIS INC	705,594 SHARES	—	8,784,645
VICTORIA'S SECRET & CO	31,143 SHARES	—	1,687,016
VICTORY CAPITAL HOLDINGS INC	12,417 SHARES	—	783,389
VIRIDIAN THERAPEUTICS INC	37,240 SHARES	—	1,158,909
VIRTUS INVESTMENT PARTNERS INC	5,604 SHARES	—	914,293
VISA INC	49,568 SHARES	—	17,383,993
VISHAY INTERTECHNOLOGY INC	102,161 SHARES	—	1,480,313
VITA COCO CO INC/THE	18,457 SHARES	—	978,406
VITAL FARMS INC	24,208 SHARES	—	773,204
VSE CORP	50,057 SHARES	—	8,648,348
WALKER & DUNLOP INC	18,542 SHARES	—	1,115,301
WALMART INC	37,211 SHARES	—	4,145,678
WALT DISNEY CO/THE	63,966 SHARES	—	7,277,412
WARBY PARKER INC	173,062 SHARES	—	3,771,021
WARRIOR MET COAL INC	20,932 SHARES	—	1,845,574
WASTE CONNECTIONS INC	164,801 SHARES	—	28,899,503
WATTS WATER TECHNOLOGIES INC	15,453 SHARES	—	4,265,337
WAVE LIFE SCIENCES LTD	42,481 SHARES	—	722,177
WAYSTAR HOLDING CORP	92,688 SHARES	—	3,035,532
WEATHERFORD INTERNATIONAL PLC	11,570 SHARES	—	905,468
WELLS FARGO & CO	145,558 SHARES	—	13,566,006
WELLTOWER INC	207,069 SHARES	—	38,434,077
WESBANCO INC	17,609 SHARES	—	585,323
WESCO INTERNATIONAL INC	8,627 SHARES	—	2,110,509
WEYERHAEUSER CO	295,346 SHARES	—	6,996,747

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

EQUITY SECURITIES: (CONTINUED)
WH SMITH PLC	525,096 SHARES	—	4,513,132
WHITEFIBER INC	33,695 SHARES	—	532,381
WILLIAMS COS INC/THE	66,728 SHARES	—	4,011,020
WINTRUST FINANCIAL CORP	43,396 SHARES	—	6,067,628
WISDOMTREE INC	34,861 SHARES	—	424,956
WIZZ AIR HOLDINGS PLC	76,731 SHARES	—	1,316,922
WM TECHNOLOGY INC	188,091 SHARES	—	155,194
WOLVERINE WORLD WIDE INC	207,041 SHARES	—	3,757,794
WORKIVA INC	13,568 SHARES	—	1,170,240
WORLD KINECT CORP	43,546 SHARES	—	1,020,283
WORLDLINE SA/FRANCE	417,306 SHARES	—	765,544
WORTHINGTON ENTERPRISES INC	7,947 SHARES	—	409,827
WSFS FINANCIAL CORP	6,561 SHARES	—	362,430
XENCOR INC	54,878 SHARES	—	840,182
XENIA HOTELS & RESORTS INC	130,428 SHARES	—	1,844,252
XPERI INC	206,779 SHARES	—	1,211,725
YELP INC	64,814 SHARES	—	1,969,697
ZETA GLOBAL HOLDINGS CORP	47,430 SHARES	—	965,201
ZEVRA THERAPEUTICS INC	133,975 SHARES	—	1,200,416
ZIMMER BIOMET HOLDINGS INC	162,671 SHARES	—	14,627,376

TOTAL EQUITY SECURITIES		—	15,813,948,903

CORPORATE DEBT AND ASSET-BACKED SECURITIES:
1011778 BC ULC	1/15/2028	2,125,000	4.38%	SEMI-ANN	—	2,111,578
1011778 BC ULC	1/15/2028	3,648,000	3.88%	SEMI-ANN	—	3,596,041
1261229 BC LTD	4/15/2032	4,287,000	10.00%	SEMI-ANN	—	4,459,779
ABN AMRO BANK NV	1/22/2027	800,000	4.72%	SEMI-ANN	—	806,947
ABN AMRO FUNDING USA LLC	1/12/2026	10,000,000	ZCP		—	9,987,466
ABN AMRO FUNDING USA LLC	5/6/2026	4,675,000	ZCP		—	4,612,855
ACADIA HEALTHCARE CO INC	4/15/2029	1,665,000	5.00%	SEMI-ANN	—	1,603,643
ACADIA HEALTHCARE CO INC	7/1/2028	2,874,000	5.50%	SEMI-ANN	—	2,856,428
ACADIA HEALTHCARE CO INC	3/15/2033	2,402,000	7.38%	SEMI-ANN	—	2,426,006
ACRES 2025-FL3 LLC	8/18/2040	1,200,000	FLT	MONTHLY	—	1,201,500
ACRISURE LLC	8/1/2029	1,417,000	6.00%	SEMI-ANN	—	1,399,182
ACRISURE LLC	7/1/2032	916,000	6.75%	SEMI-ANN	—	945,806
ACRISURE LLC	11/6/2030	1,370,000	7.50%	SEMI-ANN	—	1,426,533
ACRISURE LLC	2/1/2029	900,000	8.25%	SEMI-ANN	—	933,691
ADVANCE AUTO PARTS INC	8/1/2030	705,000	7.00%	SEMI-ANN	—	708,823
ADVANCE AUTO PARTS INC	8/1/2033	705,000	7.38%	SEMI-ANN	—	707,799

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

AEP TEXAS INC	7/1/2030	2,300,000	2.10%	SEMI-ANN	—	2,096,815
AERCAP IRELAND CAPITAL DAC	10/29/2026	1,100,000	2.45%	SEMI-ANN	—	1,085,126
AES CORP/THE	1/15/2031	400,000	2.45%	SEMI-ANN	—	362,929
AES CORP/THE	3/15/2032	500,000	5.80%	SEMI-ANN	—	513,415
AG ISSUER LLC	3/1/2028	1,995,000	6.25%		—	2,003,800
AHS HOSPITAL CORP	7/1/2051	300,000	2.78%	SEMI-ANN	—	186,188
AIR CANADA 2020-2 CLASS A PASS THROUGH TRUST	10/1/2030	590,445	5.25%	SEMI-ANN	—	603,698
AIR LIQUIDE US LLC	12/31/2025	4,750,000	ZCP	ANNUAL	—	4,750,000
AIRCASTLE LTD	2/15/2029	1,000,000	5.95%	SEMI-ANN	—	1,041,438
ALCOA NEDERLAND HOLDING BV	3/15/2031	746,000	7.13%	SEMI-ANN	—	793,053
ALGONQUIN POWER & UTILITIES CORP	6/15/2026	1,000,000	5.37%	SEMI-ANN	—	1,004,733
ALLIANT ENERGY FINANCE LLC	6/6/2027	700,000	5.40%	SEMI-ANN	—	709,561
ALLIANT HOLDINGS INTERMEDIATE LLC	1/15/2031	3,644,000	7.00%	SEMI-ANN	—	3,780,560
ALLIANT HOLDINGS INTERMEDIATE LLC	11/1/2029	1,505,000	5.88%	SEMI-ANN	—	1,504,631
ALLIANT HOLDINGS INTERMEDIATE LLC	10/1/2031	1,944,000	6.50%	SEMI-ANN	—	2,004,624
ALLIANT HOLDINGS INTERMEDIATE LLC	4/15/2028	2,221,000	6.75%	SEMI-ANN	—	2,263,752
ALLIANT HOLDINGS INTERMEDIATE LLC	10/15/2027	3,863,000	6.75%	SEMI-ANN	—	3,885,691
ALLIANT HOLDINGS INTERMEDIATE LLC	10/1/2032	599,000	7.38%	SEMI-ANN	—	621,066
ALLY AUTO RECEIVABLES TRUST 2022-2	5/17/2027	1,800,496	4.76%	MONTHLY	—	1,801,759
ALLY AUTO RECEIVABLES TRUST 2022-2	5/17/2027	557,377	4.76%	MONTHLY	—	557,768
ALLY AUTO RECEIVABLES TRUST 2022-3	4/15/2027	361,998	5.07%	MONTHLY	—	362,266
ALLY AUTO RECEIVABLES TRUST 2023-1	5/15/2028	3,214,354	5.46%	MONTHLY	—	3,237,961
ALLY AUTO RECEIVABLES TRUST 2024-1	12/15/2028	3,539,182	5.08%	MONTHLY	—	3,562,984
ALLY FINANCIAL INC	1/17/2040	436,000	6.65%	SEMI-ANN	—	439,633
ALLY FINANCIAL INC	6/13/2029	176,000	6.99%	SEMI-ANN	—	185,898
ALPHA GENERATION LLC	1/15/2034	1,103,000	6.25%	SEMI-ANN	—	1,112,734
ALPHA GENERATION LLC	10/15/2032	1,127,000	6.75%	SEMI-ANN	—	1,164,773
ALTICE FRANCE LUX 3	1/15/2033	340,600	10.00%	SEMI-ANN	—	312,221
ALTICE FRANCE SA	4/15/2032	1,798,183	6.50%	SEMI-ANN	—	1,723,885
ALTICE FRANCE SA	11/1/2029	663,056	9.50%	SEMI-ANN	—	682,160
ALTICE FRANCE SA	7/15/2032	858,661	6.88%	SEMI-ANN	—	823,404
ALTICE FRANCE SA	10/15/2030	1,673,427	6.88%	SEMI-ANN	—	1,622,876
AMENTUM HOLDINGS INC	8/1/2032	2,695,000	7.25%	SEMI-ANN	—	2,840,608
AMEREN MISSOURI SECURITIZATION FUNDING I LLC	10/1/2041	385,395	4.85%	SEMI-ANN	—	388,479
AMERICAN AIRLINES INC	5/15/2029	2,599,000	8.50%	SEMI-ANN	—	2,718,648
AMERICAN AIRLINES INC/AADVANTAGE LOYALTY IP LTD	4/20/2026	1,029,771	5.50%	QUARTERLY	—	1,031,235
AMERICAN AIRLINES INC/AADVANTAGE LOYALTY IP LTD	4/20/2029	1,757,371	5.75%	QUARTERLY	—	1,787,245
AMERICAN AXLE & MANUFACTURING INC	10/15/2032	1,126,000	6.38%	SEMI-ANN	—	1,146,554
AMERICAN AXLE & MANUFACTURING INC	10/1/2029	1,090,000	5.00%	SEMI-ANN	—	1,049,972

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

AMERICAN AXLE & MANUFACTURING INC	10/15/2033	2,875,000	7.75%	SEMI-ANN	—	2,929,660
AMERICAN CREDIT ACCEPTANCE RECEIVABLES TRUST 2025-1	7/12/2028	1,112,986	4.67%	MONTHLY	—	1,113,982
AMERICAN EXPRESS CREDIT ACCOUNT MASTER TRUST	5/15/2028	4,689,000	4.87%	MONTHLY	—	4,706,158
AMERICAN EXPRESS CREDIT ACCOUNT MASTER TRUST	5/15/2028	8,750,000	4.87%	MONTHLY	—	8,782,017
AMERICAN TOWER CORP	3/15/2027	500,000	3.65%	SEMI-ANN	—	497,814
AMERICREDIT AUTOMOBILE RECEIVABLES TRUST 2023-1	11/18/2027	5,599,181	5.62%	MONTHLY	—	5,615,741
AMERIGAS PARTNERS LP	6/1/2030	2,114,000	9.50%	SEMI-ANN	—	2,252,025
AMGEN INC	3/2/2063	500,000	5.75%	SEMI-ANN	—	489,902
AMWINS GROUP INC	2/15/2029	1,585,000	6.38%	SEMI-ANN	—	1,629,746
ANCHORAGE CAPITAL CLO 20 LTD	1/20/2035	1,200,000	FLT	QUARTERLY	—	1,200,547
ANTERO MIDSTREAM PARTNERS LP	2/1/2032	2,071,000	6.63%	SEMI-ANN	—	2,143,659
APLD COMPUTECO LLC	12/15/2030	5,261,000	9.25%	SEMI-ANN	—	5,170,018
ARBOR REALTY COMMERCIAL REAL ESTATE NOTES 2022-FL1 LTD	1/15/2037	444,339	FLT	MONTHLY	—	444,339
ARCHES BUYER INC	6/1/2028	2,879,000	4.25%	SEMI-ANN	—	2,825,488
ARCHES BUYER INC	12/1/2028	4,686,000	6.13%	SEMI-ANN	—	4,571,151
ARCHROCK PARTNERS LP	4/1/2028	1,199,000	6.25%	SEMI-ANN	—	1,205,774
ARCHROCK PARTNERS LP	9/1/2032	1,085,000	6.63%	SEMI-ANN	—	1,118,984
ARDAGH METAL PACKAGING FINANCE USA LLC	9/1/2028	2,070,000	3.25%	SEMI-ANN	—	1,990,153
ARDAGH METAL PACKAGING FINANCE USA LLC	9/1/2029	4,805,000	4.00%	SEMI-ANN	—	4,523,873
ARDONAGH FINCO LTD	2/15/2031	2,780,000	7.75%	SEMI-ANN	—	2,914,426
ARDONAGH GROUP FINANCE LTD	2/15/2032	3,739,000	8.88%	SEMI-ANN	—	3,885,849
AREIT 2022-CRE7 LLC	6/17/2039	885,726	FLT	MONTHLY	—	885,735
AREIT 2023-CRE8 LLC	8/17/2041	379,277	FLT	MONTHLY	—	379,280
ARES XLIV CLO LTD	4/15/2034	1,100,000	FLT	QUARTERLY	—	1,100,899
ARETEC GROUP INC	8/15/2030	2,152,000	10.00%	SEMI-ANN	—	2,319,445
ARETEC GROUP INC	4/1/2029	4,555,000	7.50%	SEMI-ANN	—	4,574,810
ASBURY AUTOMOTIVE GROUP INC	11/15/2029	201,000	4.63%	SEMI-ANN	—	197,786
ASCEND LEARNING LLC	12/11/2028	2,038,666	ZCP	SEMI-ANN	—	2,048,308
ASGN INC	5/15/2028	1,463,000	4.63%	SEMI-ANN	—	1,437,268
ASHLAND INC	9/1/2031	337,000	3.38%	SEMI-ANN	—	308,254
ASSURED GUARANTY US HOLDINGS INC	6/15/2031	1,100,000	3.15%	SEMI-ANN	—	1,038,483
AT&T INC	12/1/2033	1,021,000	2.55%	SEMI-ANN	—	872,946
AT&T INC	6/1/2051	1,000,000	3.65%	SEMI-ANN	—	705,548
ATHENAHEALTH GROUP INC	2/15/2030	4,256,000	6.50%	SEMI-ANN	—	4,243,192
ATHENE GLOBAL FUNDING	7/16/2026	4,200,000	FLT		—	4,206,393
ATHENE HOLDING LTD	4/1/2054	600,000	6.25%	SEMI-ANN	—	585,619
ATI INC	10/1/2031	2,558,000	5.13%	SEMI-ANN	—	2,559,949
ATI INC	10/1/2029	278,000	4.88%	SEMI-ANN	—	277,630

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

AUSTRALIA & NEW ZEALAND BANKING GROUP LTD	8/20/2026	4,800,000	ZCP		—	4,687,155
AUSTRALIA & NEW ZEALAND BANKING GROUP LTD	12/16/2026	1,946,000	FLT		—	1,950,175
AUSTRALIA & NEW ZEALAND BANKING GROUP LTD	3/18/2026	254,000	FLT		—	254,238
AVANTOR FUNDING INC	11/1/2029	3,442,000	3.88%	SEMI-ANN	—	3,291,954
AVANTOR FUNDING INC	7/15/2028	1,308,000	4.63%	SEMI-ANN	—	1,300,893
AVIATION CAPITAL GROUP LLC	7/15/2029	500,000	5.38%	SEMI-ANN	—	512,187
AVIENT CORP	8/1/2030	634,000	7.13%	SEMI-ANN	—	652,626
AVIENT CORP	11/1/2031	355,000	6.25%	SEMI-ANN	—	364,909
AVIS BUDGET CAR RENTAL LLC	2/15/2031	1,703,000	8.00%	SEMI-ANN	—	1,750,194
AVIS BUDGET CAR RENTAL LLC	7/15/2027	420,000	5.75%	SEMI-ANN	—	420,634
AVIS BUDGET CAR RENTAL LLC	1/15/2030	1,072,000	8.25%	SEMI-ANN	—	1,109,407
AVIS BUDGET CAR RENTAL LLC	6/15/2032	1,307,000	8.38%	SEMI-ANN	—	1,349,603
AVIS BUDGET RENTAL CAR FUNDING AESOP LLC	2/20/2027	877,333	4.62%	MONTHLY	—	877,667
AVIS BUDGET RENTAL CAR FUNDING AESOP LLC	4/20/2027	9,166,667	6.12%	MONTHLY	—	9,198,481
AXALTA COATING SYSTEMS LLC	6/15/2027	827,000	4.75%	SEMI-ANN	—	823,551
BA CREDIT CARD TRUST	5/15/2028	1,420,000	4.79%	MONTHLY	—	1,424,737
BA CREDIT CARD TRUST	5/15/2028	4,336,000	4.79%	MONTHLY	—	4,350,466
BACARDI LTD	5/15/2048	700,000	5.30%	SEMI-ANN	—	625,669
BAIN CAPITAL CREDIT CLO 2019-4 LTD	4/23/2035	1,100,000	FLT	QUARTERLY	—	1,100,163
BAIN CAPITAL CREDIT CLO 2021-3 LTD	7/24/2034	1,100,000	FLT	QUARTERLY	—	1,097,729
BANCO SANTANDER SA	5/4/2026	4,000,000	ZCP		—	3,947,700
BANCO SANTANDER SA	4/12/2028	775,000	4.38%	SEMI-ANN	—	778,789
BANCO SANTANDER SA	1/17/2030	300,000	5.57%	SEMI-ANN	—	312,658
BANCO SANTANDER SA/NEW YORK	3/19/2026	6,500,000	4.03%		—	6,503,047
BANK OF AMERICA AUTO TRUST 2023-2	6/15/2028	885,471	5.74%	MONTHLY	—	893,856
BANK OF AMERICA CORP	7/22/2027	2,900,000	1.73%	SEMI-ANN	—	2,863,183
BANK OF AMERICA CORP	7/21/2032	1,200,000	2.30%	SEMI-ANN	—	1,073,987
BANK OF MONTREAL	6/28/2028	800,000	4.69%	SEMI-ANN	—	817,462
BANK OF NOVA SCOTIA/THE	2/2/2026	900,000	4.75%	SEMI-ANN	—	900,594
BARCLAYS BANK PLC	5/21/2026	7,500,000	ZCP		—	7,387,193
BARCLAYS PLC	9/10/2035	1,000,000	5.34%	SEMI-ANN	—	1,018,396
BARCLAYS PLC	8/9/2028	700,000	5.50%	SEMI-ANN	—	715,278
BAT CAPITAL CORP	3/25/2031	1,600,000	2.73%	SEMI-ANN	—	1,476,458
BATH & BODY WORKS INC	6/15/2029	1,440,000	7.50%	SEMI-ANN	—	1,475,597
BAUSCH + LOMB CORP	10/1/2028	2,086,000	8.38%	SEMI-ANN	—	2,177,263
BAUSCH HEALTH AMERICAS INC	1/31/2027	345,000	8.50%	SEMI-ANN	—	341,562
BAUSCH HEALTH COS INC	2/15/2029	537,000	6.25%	SEMI-ANN	—	432,285
BAUSCH HEALTH COS INC	6/1/2028	1,456,000	4.88%	SEMI-ANN	—	1,303,120
BAUSCH HEALTH COS INC	9/30/2028	454,000	11.00%	SEMI-ANN	—	470,271
BAYER US FINANCE LLC	11/21/2026	1,400,000	6.13%	SEMI-ANN	—	1,420,064

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

BAYER US FINANCE LLC	1/21/2029	400,000	6.25%	SEMI-ANN	—	420,754
BAYER US FINANCE LLC	11/21/2030	400,000	6.38%	SEMI-ANN	—	428,013
BEACH ACQUISITION BIDCO LLC	7/15/2033	3,174,000	FLT	SEMI-ANN	—	3,503,109
BECTON DICKINSON & CO	2/8/2029	1,300,000	4.87%	SEMI-ANN	—	1,326,386
BEIGNET INVESTOR LLC	5/30/2049	2,100,000	6.58%	QUARTERLY	—	2,225,033
BEIGNET INVESTOR LLC	5/30/2049	4,500,000	6.58%	QUARTERLY	—	4,767,928
BELRON UK FINANCE PLC	10/15/2029	896,000	5.75%	SEMI-ANN	—	915,004
BERKSHIRE HATHAWAY INC	3/15/2026	1,500,000	3.13%	SEMI-ANN	—	1,497,562
BGC GROUP INC	6/10/2029	700,000	6.60%	SEMI-ANN	—	730,469
BLOCK INC	8/15/2030	1,384,000	5.63%	SEMI-ANN	—	1,412,177
BLOCK INC	8/15/2033	1,107,000	6.00%	SEMI-ANN	—	1,136,490
BLOCK INC	5/15/2032	2,661,000	6.50%	SEMI-ANN	—	2,767,411
BMW US CAPITAL LLC	8/12/2026	2,700,000	1.25%	SEMI-ANN	—	2,657,108
BMW US CAPITAL LLC	8/13/2026	3,000,000	4.65%	SEMI-ANN	—	3,012,475
BMW VEHICLE LEASE TRUST	1/25/2027	1,430,662	4.29%	MONTHLY	—	1,431,724
BMW VEHICLE LEASE TRUST	1/25/2027	4,458,743	FLT	MONTHLY	—	4,459,479
BMW VEHICLE LEASE TRUST 2024-1	3/25/2027	5,120,608	4.98%	MONTHLY	—	5,132,785
BNP PARIBAS SA	1/20/2028	1,900,000	2.59%	SEMI-ANN	—	1,870,797
BNP PARIBAS SA/NEW YORK NY	2/12/2026	2,039,000	4.56%		—	2,040,614
BOEING CO/THE	2/4/2026	1,800,000	2.20%	SEMI-ANN	—	1,796,577
BOEING CO/THE	5/1/2050	700,000	5.81%	SEMI-ANN	—	691,543
BOFA AUTO TRUST 2025-1	11/22/2027	3,223,567	FLT	MONTHLY	—	3,225,283
BOFA SECURITIES INC	7/31/2026	7,400,000	ZCP		—	7,237,106
BOOST NEWCO BORROWER LLC	1/15/2031	2,457,000	7.50%	SEMI-ANN	—	2,611,312
BOYNE USA INC	5/15/2029	1,959,000	4.75%	SEMI-ANN	—	1,932,211
BPCE SA	2/11/2026	1,793,000	ZCP		—	1,785,139
BPCE SA	1/20/2032	700,000	2.28%	SEMI-ANN	—	620,846
BRANDYWINE OPERATING PARTNERSHIP LP	10/1/2029	700,000	4.55%	SEMI-ANN	—	668,128
BRANDYWINE OPERATING PARTNERSHIP LP	11/15/2027	200,000	3.95%	SEMI-ANN	—	196,040
BROADCOM INC	9/15/2026	2,024,000	3.46%	SEMI-ANN	—	2,018,380
BROADCOM INC	11/15/2030	200,000	4.15%	SEMI-ANN	—	199,363
BROADSTREET PARTNERS GROUP LLC	4/15/2029	3,852,000	5.88%	SEMI-ANN	—	3,846,232
BWX TECHNOLOGIES INC	6/30/2028	935,000	4.13%	SEMI-ANN	—	920,893
CABOT TRAIL FUNDING LLC	3/16/2026	7,500,000	ZCP		—	7,439,040
CACI INTERNATIONAL INC	6/15/2033	1,558,000	6.38%	SEMI-ANN	—	1,612,029
CAESARS ENTERTAINMENT INC	10/15/2032	2,620,000	6.00%	SEMI-ANN	—	2,547,518
CAESARS ENTERTAINMENT INC	2/15/2032	1,877,000	6.50%	SEMI-ANN	—	1,922,475
CAESARS ENTERTAINMENT INC	2/15/2030	3,123,000	7.00%	SEMI-ANN	—	3,234,357
CAESARS ENTERTAINMENT INC	10/15/2029	2,490,000	4.63%	SEMI-ANN	—	2,388,504
CALIFORNIA BUYER LTD	2/15/2032	1,782,000	6.38%	SEMI-ANN	—	1,784,939
CALPINE CORP	2/15/2028	838,000	4.50%	SEMI-ANN	—	838,547
CANADIAN PACIFIC RAILWAY CO	12/2/2031	900,000	2.45%	SEMI-ANN	—	810,332

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

CANPACK SA	11/15/2029	950,000	3.88%	SEMI-ANN	—	909,920
CANTOR FITZGERALD LP	12/12/2028	700,000	7.20%	SEMI-ANN	—	743,359
CANYON CAPITAL CLO 2019-2 LTD	10/15/2034	1,100,000	FLT	QUARTERLY	—	1,097,575
CAPITAL ONE MULTI-ASSET EXECUTION TRUST	5/15/2028	7,413,000	4.42%	MONTHLY	—	7,427,219
CAPITAL ONE PRIME AUTO RECEIVABLES TRUST 2022-1	4/15/2027	855,914	3.17%	MONTHLY	—	855,324
CAPITAL ONE PRIME AUTO RECEIVABLES TRUST 2022-1	4/15/2027	862,775	3.17%	MONTHLY	—	862,180
CAPITAL ONE PRIME AUTO RECEIVABLES TRUST 2022-1	9/15/2027	3,618,000	3.32%	MONTHLY	—	3,611,712
CAPITAL ONE PRIME AUTO RECEIVABLES TRUST 2022-2	5/17/2027	1,613,295	3.66%	MONTHLY	—	1,612,700
CAPITAL ONE PRIME AUTO RECEIVABLES TRUST 2022-2	5/17/2027	704,282	3.66%	MONTHLY	—	704,022
CAPITAL ONE PRIME AUTO RECEIVABLES TRUST 2023-1	2/15/2028	3,183,148	4.87%	MONTHLY	—	3,194,911
CARMAX AUTO OWNER TRUST 2022-1	8/16/2027	1,293,714	1.70%	MONTHLY	—	1,288,305
CARMAX AUTO OWNER TRUST 2022-3	4/15/2027	1,150,074	3.97%	MONTHLY	—	1,150,033
CARMAX AUTO OWNER TRUST 2022-4	8/16/2027	1,712,692	5.34%	MONTHLY	—	1,717,569
CARMAX AUTO OWNER TRUST 2023-1	10/15/2027	1,444,700	4.75%	MONTHLY	—	1,447,789
CARMAX AUTO OWNER TRUST 2024-2	5/17/2027	69,322	5.65%		—	69,363
CARMAX AUTO OWNER TRUST 2024-4	12/15/2027	1,041,841	4.67%	MONTHLY	—	1,043,439
CARMAX AUTO OWNER TRUST 2025-1	3/15/2028	5,881,351	4.63%	MONTHLY	—	5,895,142
CARMAX AUTO OWNER TRUST 2025-3	7/15/2026	372,339	4.47%		—	372,447
CARNIVAL CORP	8/1/2032	1,845,000	5.75%	SEMI-ANN	—	1,893,894
CARNIVAL CORP	3/15/2030	2,169,000	5.75%	SEMI-ANN	—	2,232,957
CARNIVAL CORP	2/15/2033	1,844,000	6.13%	SEMI-ANN	—	1,904,096
CARPENTER TECHNOLOGY CORP	3/1/2034	1,480,000	5.63%	SEMI-ANN	—	1,502,783
CARVANA AUTO RECEIVABLES TRUST 2022-P3	11/10/2027	1,151,986	4.61%	MONTHLY	—	1,153,120
CARVANA AUTO RECEIVABLES TRUST 2023-P2	4/10/2028	3,781,953	5.42%	MONTHLY	—	3,793,842
CARVANA AUTO RECEIVABLES TRUST 2024-N3	12/10/2027	233,637	4.84%	MONTHLY	—	233,707
CARVANA AUTO RECEIVABLES TRUST 2024-P4	2/10/2028	3,679,379	4.62%	MONTHLY	—	3,681,890
CARVANA AUTO RECEIVABLES TRUST 2025-P3	10/12/2026	913,984	4.17%		—	914,121
CARVANA AUTO RECEIVABLES TRUST 2025-P4	12/10/2026	12,490,610	4.08%	MONTHLY	—	12,495,631
CATERPILLAR FINANCIAL SERVICES CORP	2/27/2026	5,750,000	FLT	NOTE	—	5,753,540
CCO HOLDINGS LLC	2/1/2032	3,113,000	4.75%	SEMI-ANN	—	2,845,102
CCO HOLDINGS LLC	8/15/2030	4,071,000	4.50%	SEMI-ANN	—	3,832,895
CCO HOLDINGS LLC	2/1/2031	540,000	4.25%	SEMI-ANN	—	496,317
CCO HOLDINGS LLC	5/1/2032	1,839,000	4.50%	SEMI-ANN	—	1,650,571
CCO HOLDINGS LLC	3/1/2030	5,911,000	4.75%	SEMI-ANN	—	5,645,652
CCO HOLDINGS LLC	2/1/2028	3,343,000	5.00%	SEMI-ANN	—	3,316,723
CCO HOLDINGS LLC	5/1/2027	4,639,000	5.13%	SEMI-ANN	—	4,632,623
CD&R SMOKEY BUYER INC	10/15/2029	576,000	9.50%	SEMI-ANN	—	469,713
CDP FINANCIAL INC	1/21/2026	7,500,000	ZCP		—	7,483,577

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

CDP FINANCIAL INC	2/3/2026	1,250,000	ZCP		—	1,245,570
CDP FINANCIAL INC	5/12/2026	4,100,000	ZCP		—	4,043,018
CDP FINANCIAL INC	11/24/2026	2,756,000	FLT		—	2,756,017
CELANESE US HOLDINGS LLC	7/15/2032	654,000	FLT	SEMI-ANN	—	681,946
CELANESE US HOLDINGS LLC	2/15/2031	995,000	7.00%	SEMI-ANN	—	1,019,192
CELANESE US HOLDINGS LLC	4/15/2030	554,000	6.50%	SEMI-ANN	—	556,732
CELANESE US HOLDINGS LLC	4/15/2033	600,000	6.75%	SEMI-ANN	—	596,858
CELANESE US HOLDINGS LLC	2/15/2034	1,292,000	7.38%	SEMI-ANN	—	1,313,708
CELANESE US HOLDINGS LLC	11/15/2033	1,451,000	FLT	SEMI-ANN	—	1,534,338
CENTENE CORP	10/15/2030	1,700,000	3.00%	SEMI-ANN	—	1,520,715
CENTERPOINT ENERGY HOUSTON ELECTRIC LLC	4/1/2033	500,000	4.95%	SEMI-ANN	—	510,051
CENTRAL PARENT INC	6/15/2029	581,000	7.25%	SEMI-ANN	—	492,578
CENTRAL PARENT LLC	6/15/2029	574,000	8.00%	SEMI-ANN	—	498,971
CHARLES RIVER LABORATORIES INTERNATIONAL INC	3/15/2031	250,000	4.00%	SEMI-ANN	—	236,971
CHARLES RIVER LABORATORIES INTERNATIONAL INC	5/1/2028	1,473,000	4.25%	SEMI-ANN	—	1,459,749
CHART INDUSTRIES INC	1/1/2030	777,000	7.50%	SEMI-ANN	—	809,825
CHENIERE ENERGY INC	10/15/2028	700,000	4.63%	SEMI-ANN	—	699,068
CHENIERE ENERGY PARTNERS LP	10/1/2029	200,000	4.50%	SEMI-ANN	—	200,496
CHOBANI HOLDCO II LLC	10/1/2029	2,320,425	FLT	SEMI-ANN	—	2,476,813
CHS/COMMUNITY HEALTH SYSTEMS INC	4/15/2029	1,442,000	6.88%	SEMI-ANN	—	1,283,380
CHS/COMMUNITY HEALTH SYSTEMS INC	1/15/2032	740,000	10.88%	SEMI-ANN	—	807,666
CHS/COMMUNITY HEALTH SYSTEMS INC	5/15/2030	3,558,000	5.25%	SEMI-ANN	—	3,341,387
CHURCHILL DOWNS INC	4/1/2030	900,000	5.75%	SEMI-ANN	—	908,720
CHURCHILL DOWNS INC	5/1/2031	1,097,000	6.75%	SEMI-ANN	—	1,137,602
CINEMARK USA INC	8/1/2032	871,000	7.00%	SEMI-ANN	—	904,041
CINEMARK USA INC	7/15/2028	2,001,000	5.25%	SEMI-ANN	—	2,000,860
CIPHER COMPUTE LLC	11/15/2030	2,463,000	7.13%	SEMI-ANN	—	2,508,523
CISCO SYSTEMS INC	2/28/2026	6,977,000	2.95%	SEMI-ANN	—	6,965,234
CITIBANK NA	3/27/2026	2,416,000	FLT	MONTHLY	—	2,417,149
CITIBANK NA	8/6/2026	380,000	FLT	QUARTERLY	—	380,682
CITIBANK NA	12/4/2026	1,000,000	5.49%	SEMI-ANN	—	1,013,280
CITIBANK NA/NEW YORK CITY	2/25/2026	5,000,000	4.48%		—	5,003,941
CITIGROUP INC	2/13/2030	700,000	5.17%	SEMI-ANN	—	718,935
CITIZENS AUTO RECEIVABLES TRUST 2023-1	1/18/2028	306,591	5.84%	MONTHLY	—	308,427
CIVITAS RESOURCES INC	6/15/2033	3,561,000	9.63%	SEMI-ANN	—	3,841,497
CIVITAS RESOURCES INC	11/1/2030	607,000	8.63%	SEMI-ANN	—	636,182
CIVITAS RESOURCES INC	7/1/2031	2,142,000	8.75%	SEMI-ANN	—	2,222,114
CLARIOS GLOBAL LP	2/15/2030	1,216,000	6.75%	SEMI-ANN	—	1,269,334
CLARIOS GLOBAL LP	9/15/2032	2,282,000	6.75%	SEMI-ANN	—	2,364,768
CLARIVATE SCIENCE HOLDINGS CORP	7/1/2029	4,769,000	4.88%	SEMI-ANN	—	4,509,025

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

CLEAR CHANNEL OUTDOOR HOLDINGS INC	3/15/2033	1,719,000	7.50%	SEMI-ANN	—	1,818,312
CLEAR CHANNEL OUTDOOR HOLDINGS INC	4/15/2028	1,964,000	7.75%	SEMI-ANN	—	1,965,534
CLEAR CHANNEL OUTDOOR HOLDINGS INC	2/15/2031	1,711,000	7.13%	SEMI-ANN	—	1,792,452
CLEAR CHANNEL OUTDOOR HOLDINGS INC	4/1/2030	1,721,000	7.88%	SEMI-ANN	—	1,812,561
CLEAR CHANNEL OUTDOOR HOLDINGS INC	6/1/2029	1,977,000	7.50%	SEMI-ANN	—	1,963,064
CLEARWAY ENERGY OPERATING LLC	2/15/2031	4,468,000	3.75%	SEMI-ANN	—	4,172,895
CLEARWAY ENERGY OPERATING LLC	3/15/2028	2,115,000	4.75%	SEMI-ANN	—	2,110,673
CLEARWAY ENERGY OPERATING LLC	1/15/2032	1,614,000	3.75%	SEMI-ANN	—	1,469,056
CLEVELAND-CLIFFS INC	3/15/2032	284,000	7.00%	SEMI-ANN	—	291,100
CLEVELAND-CLIFFS INC	11/1/2029	545,000	6.88%	SEMI-ANN	—	564,463
CLEVELAND-CLIFFS INC	5/1/2033	306,000	7.38%	SEMI-ANN	—	318,250
CLOUD SOFTWARE GROUP INC	3/31/2029	4,183,000	6.50%	SEMI-ANN	—	4,237,747
CLOUD SOFTWARE GROUP INC	6/30/2032	2,330,000	8.25%	SEMI-ANN	—	2,434,944
CLOUD SOFTWARE GROUP INC	9/30/2029	6,273,000	9.00%	SEMI-ANN	—	6,531,406
CLYDESDALE ACQUISITION HOLDINGS INC	4/15/2032	560,000	6.75%	SEMI-ANN	—	575,834
CLYDESDALE ACQUISITION HOLDINGS INC	4/15/2029	1,305,000	6.63%	SEMI-ANN	—	1,327,635
CLYDESDALE ACQUISITION HOLDINGS INC	4/15/2030	2,989,000	8.75%	SEMI-ANN	—	3,038,429
CNH EQUIPMENT TRUST 2024-C	2/18/2028	824,945	4.30%	MONTHLY	—	825,722
CNH EQUIPMENT TRUST 2025-B	8/14/2026	3,997,399	4.47%	MONTHLY	—	4,000,014
CNX MIDSTREAM PARTNERS LP	4/15/2030	1,963,000	4.75%	SEMI-ANN	—	1,904,006
CNX RESOURCES CORP	1/15/2031	650,000	7.38%	SEMI-ANN	—	673,089
CNX RESOURCES CORP	1/15/2029	1,573,000	6.00%	SEMI-ANN	—	1,583,514
CNX RESOURCES CORP	3/1/2032	1,242,000	7.25%	SEMI-ANN	—	1,296,901
COLGATE-PALMOLIVE CO	3/2/2026	5,250,000	4.80%	SEMI-ANN	—	5,258,316
COMMONWEALTH BANK OF AUSTRALIA	3/13/2026	2,000,000	FLT		—	2,002,390
COMMONWEALTH BANK OF AUSTRALIA	11/27/2026	1,000,000	FLT		—	1,001,667
COMPASS MINERALS INTERNATIONAL INC	7/1/2030	978,000	8.00%	SEMI-ANN	—	1,023,392
COMSTOCK RESOURCES INC	1/15/2030	736,000	5.88%	SEMI-ANN	—	715,865
COMSTOCK RESOURCES INC	3/1/2029	1,075,000	6.75%	SEMI-ANN	—	1,077,384
CONAGRA BRANDS INC	11/1/2027	800,000	1.38%	SEMI-ANN	—	760,166
CONCENTRA HEALTH SERVICES INC	7/15/2032	1,796,000	6.88%	SEMI-ANN	—	1,878,174
CONCORD MINUTEMEN CAPITAL CO LLC	2/25/2026	7,000,000	ZCP		—	6,958,528
CONSTELLATION ENERGY GENERATION LLC	3/1/2028	500,000	5.60%	SEMI-ANN	—	515,976
CONSTELLIUM SE	4/15/2029	2,092,000	3.75%	SEMI-ANN	—	2,020,032
CONSTELLIUM SE	6/15/2028	1,947,000	5.63%	SEMI-ANN	—	1,946,698
CONSTELLIUM SE	8/15/2032	964,000	6.38%	SEMI-ANN	—	994,997
CONSUMERS 2023 SECURITIZATION FUNDING LLC	9/1/2031	700,000	5.21%	SEMI-ANN	—	721,907
COOPERATIEVE RABOBANK UA	4/6/2028	3,900,000	3.65%	SEMI-ANN	—	3,880,587
COOPERATIEVE RABOBANK UA/NY	1/9/2026	1,011,000	4.85%	SEMI-ANN	—	1,011,140
COOPERATIEVE RABOBANK UA/NY	1/9/2026	1,924,000	FLT		—	1,924,192
COOPERATIEVE RABOBANK UA/NY	10/5/2026	1,400,000	FLT		—	1,406,898
COOPERATIEVE RABOBANK UA/NY	8/28/2026	3,705,000	FLT		—	3,714,247

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

COREBRIDGE GLOBAL FUNDING	9/25/2026	1,182,000	FLT		—	1,189,842
CORP ANDINA DE FOMENTO	3/2/2026	14,500,000	ZCP		—	14,408,602
COUGAR JV SUBSIDIARY LLC	5/15/2032	620,000	8.00%	SEMI-ANN	—	662,822
CP ATLAS BUYER INC	7/15/2030	955,000	9.75%	SEMI-ANN	—	989,141
CRC INSURANCE GROUP LLC	3/8/2032	690,891	ZCP	SEMI-ANN	—	701,541
CREDIT AGRICOLE SA	1/26/2027	300,000	1.25%		—	299,372
CREDIT AGRICOLE SA	10/3/2029	800,000	6.32%	SEMI-ANN	—	843,455
CREDIT INDUSTRIEL ET COMMERCIAL/NEW YORK	2/11/2026	1,687,000	ZCP		—	1,679,644
CREDIT INDUSTRIEL ET COMMERCIAL/NEW YORK	5/12/2026	2,836,000	ZCP		—	2,796,680
CROSSCOUNTRY INTERMEDIATE HOLDCO LLC	10/1/2030	1,107,000	6.50%	SEMI-ANN	—	1,129,090
CROWN CASTLE INC	6/15/2026	400,000	3.70%	SEMI-ANN	—	399,100
CROWN CASTLE INC	9/1/2028	700,000	4.80%	SEMI-ANN	—	710,407
CROWN CASTLE INC	9/1/2027	200,000	3.65%	SEMI-ANN	—	198,486
CSC HOLDINGS LLC	2/1/2029	2,681,000	6.50%	SEMI-ANN	—	1,776,071
CSC HOLDINGS LLC	4/15/2027	1,010,000	5.50%	SEMI-ANN	—	865,708
CSC HOLDINGS LLC	2/15/2031	2,359,000	3.38%	SEMI-ANN	—	1,427,844
CSC HOLDINGS LLC	1/15/2030	1,106,000	5.75%	SEMI-ANN	—	408,849
CSC HOLDINGS LLC	2/1/2028	1,070,000	5.38%	SEMI-ANN	—	776,017
CSC HOLDINGS LLC	1/31/2029	680,000	11.75%	SEMI-ANN	—	505,377
CSC HOLDINGS LLC	11/15/2031	759,000	5.00%	SEMI-ANN	—	267,946
CVS HEALTH CORP	8/21/2027	800,000	1.30%	SEMI-ANN	—	765,415
CVS PASS-THROUGH TRUST	1/10/2028	36,796	5.88%	MONTHLY	—	37,106
CVS PASS-THROUGH TRUST	12/10/2028	196,572	6.04%	MONTHLY	—	198,695
DAIMLER TRUCK FINANCE NORTH AMERICA LLC	1/15/2027	700,000	5.00%	SEMI-ANN	—	706,794
DANONE SA	11/2/2026	3,000,000	2.95%	SEMI-ANN	—	2,975,204
DANSKE BANK A/S	2/6/2026	1,125,000	ZCP		—	1,120,670
DARLING INGREDIENTS INC	6/15/2030	1,756,000	6.00%	SEMI-ANN	—	1,784,855
DAVITA INC	6/1/2030	1,055,000	4.63%	SEMI-ANN	—	1,025,714
DAVITA INC	7/15/2033	1,407,000	6.75%	SEMI-ANN	—	1,458,908
DBS BANK LTD	1/23/2026	10,270,000	ZCP		—	10,245,703
DBS BANK LTD	4/8/2026	7,500,000	ZCP		—	7,422,825
DCAT LLC	1/12/2026	3,000,000	ZCP		—	2,996,252
DCAT LLC	1/6/2026	4,000,000	ZCP		—	3,997,505
DCAT LLC	2/5/2026	4,000,000	ZCP		—	3,985,024
DELEK LOGISTICS PARTNERS LP	6/30/2033	3,825,000	7.38%	SEMI-ANN	—	3,903,107
DELEK LOGISTICS PARTNERS LP	3/15/2029	4,215,000	8.63%	SEMI-ANN	—	4,418,012
DELL EQUIPMENT FINANCE TRUST 2023-2	1/22/2029	456,005	5.65%	MONTHLY	—	457,059
DELL EQUIPMENT FINANCE TRUST 2023-3	4/23/2029	1,638,590	5.93%	MONTHLY	—	1,647,233
DELL EQUIPMENT FINANCE TRUST 2025-1	7/22/2027	9,221,000	4.68%	MONTHLY	—	9,253,431
DELL EQUIPMENT FINANCE TRUST 2025-1	5/22/2026	870,024	4.61%	MONTHLY	—	870,431
DELL EQUIPMENT FINANCE TRUST 2025-2	10/22/2026	5,958,356	4.15%	MONTHLY	—	5,963,135
DEUTSCHE BANK AG/NEW YORK NY	2/8/2028	800,000	5.71%	SEMI-ANN	—	812,626

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

DEUTSCHE BANK AG/NEW YORK NY	11/20/2029	700,000	6.82%	SEMI-ANN	—	746,557
DEWOLF PARK CLO LTD	10/15/2030	92,165	FLT		—	92,172
DIRECTV FINANCING LLC	8/15/2027	246,000	5.88%	SEMI-ANN	—	247,446
DISCOVER CARD EXECUTION NOTE TRUST	3/15/2028	18,232,000	4.31%	MONTHLY	—	18,250,531
DISH DBS CORP	12/1/2028	1,694,000	5.75%	SEMI-ANN	—	1,663,089
DISH DBS CORP	12/1/2026	265,000	5.25%	SEMI-ANN	—	256,983
DISH NETWORK CORP	11/15/2027	4,810,000	11.75%	SEMI-ANN	—	5,005,863
DNB BANK ASA	3/16/2026	4,000,000	ZCP		—	3,969,522
DNB BANK ASA	4/15/2026	4,000,000	ZCP		—	3,956,890
DNB BANK ASA	7/7/2026	3,900,000	ZCP		—	3,824,940
DRIVE AUTO RECEIVABLES TRUST 2024-2	12/15/2027	313,972	4.94%		—	314,084
DRIVE AUTO RECEIVABLES TRUST 2025-2	10/16/2028	5,794,000	4.29%	MONTHLY	—	5,798,102
DRYDEN 54 SENIOR LOAN FUND	10/19/2029	137,954	FLT	QUARTERLY	—	137,962
DRYDEN 95 CLO LTD	8/20/2034	1,100,000	FLT	QUARTERLY	—	1,099,216
ECHOSTAR CORP	11/30/2029	6,100,940	10.75%	SEMI-ANN	—	6,746,427
EDISON INTERNATIONAL	11/15/2029	800,000	6.95%	SEMI-ANN	—	852,296
EL PASO NATURAL GAS CO LLC	6/15/2032	70,000	8.38%	SEMI-ANN	—	84,130
ELEMENT SOLUTIONS INC	9/1/2028	3,115,000	3.88%	SEMI-ANN	—	3,044,687
ELEVATION CLO 2021-15 LTD	1/25/2035	1,100,000	FLT	QUARTERLY	—	1,097,909
EMD FINANCE LLC	10/15/2030	1,200,000	4.38%	SEMI-ANN	—	1,204,044
EMERSON ELECTRIC CO	2/23/2026	7,500,000	ZCP		—	7,458,488
EMRLD BORROWER LP	12/15/2030	4,184,000	6.63%	SEMI-ANN	—	4,361,083
EMRLD BORROWER LP	7/15/2031	1,208,000	6.75%	SEMI-ANN	—	1,273,121
ENBRIDGE INC	4/5/2029	800,000	5.30%	SEMI-ANN	—	825,233
ENCOMPASS HEALTH CORP	2/1/2028	436,000	4.50%	SEMI-ANN	—	435,232
ENCOMPASS HEALTH CORP	4/1/2031	823,000	4.63%	SEMI-ANN	—	806,005
ENERGY TRANSFER LP	7/15/2026	200,000	3.90%	SEMI-ANN	—	199,834
ENTEGRIS INC	6/15/2030	3,839,000	5.95%	SEMI-ANN	—	3,915,820
ENTERGY TEXAS INC	3/15/2031	900,000	1.75%	SEMI-ANN	—	794,669
ENTERPRISE FLEET FINANCING 2022-3 LLC	7/20/2029	42,718	4.38%	MONTHLY	—	42,738
ENTERPRISE FLEET FINANCING 2022-4 LLC	10/22/2029	1,064,610	5.76%	MONTHLY	—	1,068,208
ENTERPRISE FLEET FINANCING 2023-1 LLC	1/22/2029	1,478,680	5.51%	MONTHLY	—	1,480,919
ENTERPRISE FLEET FINANCING 2024-2 LLC	12/20/2026	2,779,895	5.74%	MONTHLY	—	2,789,880
ENTERPRISE FLEET FINANCING 2024-3 LLC	4/20/2027	8,213,547	5.31%	MONTHLY	—	8,242,870
ENTERPRISE FLEET FINANCING 2025-2 LLC	5/20/2026	399,573	4.56%	MONTHLY	—	399,809
ENTERPRISE FLEET FINANCING 2025-3 LLC	7/20/2026	1,785,991	4.55%	MONTHLY	—	1,788,010
ENTERPRISE FLEET FINANCING 2025-4 LLC	10/20/2026	3,344,269	4.10%	MONTHLY	—	3,347,294
EPR PROPERTIES	4/15/2028	500,000	4.95%	SEMI-ANN	—	503,774
EQUITABLE FINANCIAL LIFE GLOBAL FUNDING	1/9/2026	3,150,000	1.00%	SEMI-ANN	—	3,148,198
EUROPEAN INVESTMENT BANK	5/5/2026	11,200,000	ZCP		—	11,058,963
EVERSOURCE ENERGY	1/1/2027	700,000	5.00%	SEMI-ANN	—	706,159
EXPORT DEVELOPMENT CANADA	5/8/2026	11,400,000	ZCP		—	11,256,647

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

F&G ANNUITIES & LIFE INC	6/4/2029	800,000	6.50%	SEMI-ANN	—	833,842
F&G GLOBAL FUNDING	6/30/2026	300,000	1.75%	SEMI-ANN	—	296,294
FAIR ISAAC CORP	5/15/2033	1,550,000	6.00%	SEMI-ANN	—	1,592,228
FERTITTA ENTERTAINMENT LLC	1/15/2030	2,965,000	6.75%	SEMI-ANN	—	2,818,041
FIBERCOP SPA	7/18/2036	778,000	7.20%	SEMI-ANN	—	774,305
FIBERCOP SPA	6/4/2038	517,000	7.72%	SEMI-ANN	—	518,035
FIRSTENERGY CORP	7/15/2027	700,000	3.90%	SEMI-ANN	—	697,325
FIRSTENERGY PENNSYLVANIA ELECTRIC CO	4/1/2028	400,000	5.20%	SEMI-ANN	—	408,499
FLASH COMPUTE LLC	12/31/2030	1,372,000	7.25%	SEMI-ANN	—	1,360,715
FLORIDA POWER & LIGHT CO	4/1/2028	700,000	5.05%	SEMI-ANN	—	717,934
FOCUS FINANCIAL PARTNERS LLC	9/15/2031	1,867,000	6.75%	SEMI-ANN	—	1,922,366
FORD CREDIT AUTO LEASE TRUST 2024-A	6/15/2027	700,000	5.05%	MONTHLY	—	702,966
FORD CREDIT AUTO LEASE TRUST 2024-A	5/15/2027	6,987,071	5.06%	MONTHLY	—	7,000,157
FORD CREDIT AUTO LEASE TRUST 2024-B	12/15/2027	3,205,000	4.99%	MONTHLY	—	3,222,827
FORD CREDIT AUTO LEASE TRUST 2024-B	2/15/2027	101,150	5.18%	MONTHLY	—	101,195
FORD CREDIT AUTO LEASE TRUST 2025-A	8/15/2027	5,453,737	4.57%	MONTHLY	—	5,465,266
FORD CREDIT AUTO LEASE TRUST 2025-A	8/15/2027	5,100,241	FLT	MONTHLY	—	5,100,904
FORD CREDIT AUTO OWNER TRUST 2022-C	12/15/2027	1,937,383	4.59%	MONTHLY	—	1,940,806
FORD CREDIT AUTO OWNER TRUST 2022-D	5/17/2027	734,978	5.27%	MONTHLY	—	737,119
FORD CREDIT AUTO OWNER TRUST 2023-A	2/15/2028	3,940,669	4.65%	MONTHLY	—	3,950,944
FORD CREDIT AUTO OWNER TRUST 2024-B	4/15/2027	525,904	5.40%	MONTHLY	—	526,618
FORD CREDIT AUTO OWNER TRUST 2024-C	8/15/2027	122,620	4.32%	MONTHLY	—	122,725
FORD CREDIT AUTO OWNER TRUST 2024-D	10/15/2027	2,456,879	4.59%	MONTHLY	—	2,461,921
FORD CREDIT AUTO OWNER TRUST 2025-B	10/15/2026	10,240,269	4.06%	MONTHLY	—	10,244,647
FORD CREDIT FLOORPLAN MASTER OWNER TRUST A	5/15/2028	8,633,000	4.92%	MONTHLY	—	8,660,528
FORD MOTOR CREDIT CO LLC	8/1/2026	400,000	4.54%	SEMI-ANN	—	399,477
FORD MOTOR CREDIT CO LLC	11/7/2029	700,000	5.88%	SEMI-ANN	—	719,015
FRONTIER COMMUNICATIONS HOLDINGS LLC	3/15/2031	2,165,000	8.63%	SEMI-ANN	—	2,277,976
FRONTIER COMMUNICATIONS HOLDINGS LLC	5/15/2030	1,923,000	8.75%	SEMI-ANN	—	2,008,287
GARDA WORLD SECURITY CORP	6/1/2029	510,000	6.00%	SEMI-ANN	—	500,153
GARDA WORLD SECURITY CORP	11/15/2032	485,000	8.38%	SEMI-ANN	—	494,005
GENERAL MOTORS FINANCIAL CO INC	5/8/2027	800,000	FLT		—	804,453
GENESEE & WYOMING INC	4/15/2032	3,246,000	6.25%	SEMI-ANN	—	3,347,448
GFL ENVIRONMENTAL INC	1/15/2031	1,110,000	6.75%	SEMI-ANN	—	1,164,572
GGAM FINANCE LTD	4/15/2029	1,437,000	6.88%	SEMI-ANN	—	1,490,300
GGAM FINANCE LTD	6/15/2028	1,640,000	8.00%	SEMI-ANN	—	1,736,675
GGAM FINANCE LTD	3/15/2030	1,110,000	5.88%	SEMI-ANN	—	1,126,417
GLOBAL PAYMENTS INC	8/15/2029	1,900,000	3.20%	SEMI-ANN	—	1,813,102
GLP CAPITAL LP	1/15/2030	600,000	4.00%	SEMI-ANN	—	583,284
GLP CAPITAL LP	1/15/2029	500,000	5.30%	SEMI-ANN	—	509,182

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

GM FINANCIAL AUTOMOBILE LEASING TRUST 2024-1	3/22/2027	8,952,063	5.09%	MONTHLY	—	8,972,303
GM FINANCIAL AUTOMOBILE LEASING TRUST 2024-2	7/20/2027	1,320,090	5.39%	MONTHLY	—	1,325,586
GM FINANCIAL AUTOMOBILE LEASING TRUST 2024-3	10/20/2027	3,224,000	4.21%	MONTHLY	—	3,228,951
GM FINANCIAL AUTOMOBILE LEASING TRUST 2024-3	1/20/2027	1,437,236	4.29%	MONTHLY	—	1,437,918
GM FINANCIAL AUTOMOBILE LEASING TRUST 2024-3	1/20/2027	3,125,254	FLT	MONTHLY	—	3,126,124
GM FINANCIAL CONSUMER AUTO RECEIVABLES TRUST 2022-2	4/17/2028	3,969,413	3.25%	MONTHLY	—	3,961,953
GM FINANCIAL CONSUMER AUTO RECEIVABLES TRUST 2022-3	4/16/2027	11,503	3.64%		—	11,501
GM FINANCIAL CONSUMER AUTO RECEIVABLES TRUST 2022-3	12/16/2027	1,316,000	3.71%	MONTHLY	—	1,314,648
GM FINANCIAL CONSUMER AUTO RECEIVABLES TRUST 2022-4	8/16/2027	2,748,420	4.82%	MONTHLY	—	2,752,280
GM FINANCIAL CONSUMER AUTO RECEIVABLES TRUST 2022-4	8/16/2027	378,974	4.82%	MONTHLY	—	379,506
GM FINANCIAL CONSUMER AUTO RECEIVABLES TRUST 2023-2	2/16/2028	2,004,868	4.47%	MONTHLY	—	2,008,373
GM FINANCIAL CONSUMER AUTO RECEIVABLES TRUST 2024-3	6/16/2027	59,928	5.35%		—	59,968
GM FINANCIAL CONSUMER AUTO RECEIVABLES TRUST 2024-3	6/16/2027	619,393	5.35%		—	619,808
GM FINANCIAL CONSUMER AUTO RECEIVABLES TRUST 2024-3	6/16/2027	1,396,165	FLT		—	1,396,268
GM FINANCIAL CONSUMER AUTO RECEIVABLES TRUST 2025-2	2/16/2028	4,060,451	FLT	MONTHLY	—	4,063,748
GOEASY LTD	10/1/2030	382,000	7.38%	SEMI-ANN	—	367,704
GOEASY LTD	12/1/2028	75,000	9.25%	SEMI-ANN	—	77,114
GOEASY LTD	2/15/2031	236,000	6.88%	SEMI-ANN	—	220,752
GOEASY LTD	5/15/2030	383,000	6.88%	SEMI-ANN	—	365,570
GOEASY LTD	7/1/2029	1,373,000	7.63%	SEMI-ANN	—	1,358,178
GOLDMAN SACHS GROUP INC/THE	7/21/2032	600,000	2.38%	SEMI-ANN	—	537,948
GOLDMAN SACHS GROUP INC/THE	3/9/2027	1,700,000	1.43%	SEMI-ANN	—	1,691,338
GOLDMAN SACHS GROUP INC/THE	10/21/2027	400,000	1.95%	SEMI-ANN	—	393,261
GOLDMAN SACHS GROUP INC/THE	4/22/2032	200,000	2.62%	SEMI-ANN	—	182,532
GOLDMAN SACHS GROUP INC/THE	4/25/2030	2,100,000	5.73%	SEMI-ANN	—	2,195,298
GRAY MEDIA INC	7/15/2032	460,000	9.63%	SEMI-ANN	—	478,642
GRAY MEDIA INC	8/15/2033	1,243,000	7.25%	SEMI-ANN	—	1,270,133
GREATAMERICA LEASING RECEIVABLES FUNDING LLC	11/16/2026	14,834,573	4.04%	MONTHLY	—	14,838,318
GREATAMERICA LEASING RECEIVABLES FUNDING LLC SERIES 2024-1	8/17/2026	518,445	5.32%	MONTHLY	—	518,935
GRIFOLS SA	10/15/2028	3,537,000	4.75%	SEMI-ANN	—	3,492,914
GROUP 1 AUTOMOTIVE INC	1/15/2030	560,000	6.38%	SEMI-ANN	—	576,382
GROUP 1 AUTOMOTIVE INC	8/15/2028	897,000	4.00%	SEMI-ANN	—	879,392

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

GXO LOGISTICS INC	5/6/2029	700,000	6.25%	SEMI-ANN	—	737,539
HALEON US CAPITAL LLC	3/24/2027	600,000	3.38%	SEMI-ANN	—	595,710
HANWHA FUTUREPROOF CORP	4/30/2028	800,000	4.75%	SEMI-ANN	—	814,738
HARBOUR ENERGY PLC	4/1/2035	800,000	6.33%	SEMI-ANN	—	811,453
HARLEY-DAVIDSON MOTORCYCLE TRUST 2023-A	12/15/2027	836,454	5.05%	MONTHLY	—	838,975
HAT HOLDINGS I LLC	6/15/2027	162,000	8.00%	SEMI-ANN	—	168,179
HB FULLER CO	10/15/2028	1,391,000	4.25%	SEMI-ANN	—	1,376,351
HCA INC	9/1/2028	500,000	5.63%	SEMI-ANN	—	515,934
HEALTHEQUITY INC	10/1/2029	1,510,000	4.50%	SEMI-ANN	—	1,483,708
HERC HOLDINGS INC	6/15/2029	1,361,000	6.63%	SEMI-ANN	—	1,413,460
HERC HOLDINGS INC	6/15/2033	4,535,000	7.25%	SEMI-ANN	—	4,818,463
HERC HOLDINGS INC	6/15/2030	1,606,000	7.00%	SEMI-ANN	—	1,690,144
HERC HOLDINGS INC	3/15/2034	584,000	6.00%	SEMI-ANN	—	591,568
HERENS HOLDCO SARL	5/15/2028	1,787,000	4.75%	SEMI-ANN	—	1,552,194
HESS MIDSTREAM OPERATIONS LP	3/1/2028	664,000	5.88%	SEMI-ANN	—	675,739
HESS MIDSTREAM OPERATIONS LP	10/15/2030	536,000	5.50%	SEMI-ANN	—	542,630
HESS MIDSTREAM OPERATIONS LP	2/15/2030	520,000	4.25%	SEMI-ANN	—	508,708
HIGHTOWER HOLDING LLC	4/15/2029	2,670,000	6.75%	SEMI-ANN	—	2,658,962
HIGHTOWER HOLDING LLC	1/31/2030	2,617,000	9.13%	SEMI-ANN	—	2,774,038
HIGHWOODS REALTY LP	3/15/2028	800,000	4.13%	SEMI-ANN	—	793,127
HILCORP ENERGY I LP	4/15/2032	950,000	6.25%	SEMI-ANN	—	894,187
HILCORP ENERGY I LP	2/1/2029	1,474,000	5.75%	SEMI-ANN	—	1,457,641
HILCORP ENERGY I LP	2/1/2031	725,000	6.00%	SEMI-ANN	—	689,084
HILCORP ENERGY I LP	4/15/2030	2,182,000	6.00%	SEMI-ANN	—	2,120,181
HILCORP ENERGY I LP	11/1/2028	270,000	6.25%	SEMI-ANN	—	272,057
HILCORP ENERGY I LP	2/15/2035	2,998,000	7.25%	SEMI-ANN	—	2,849,215
HILCORP ENERGY I LP	11/1/2033	418,000	8.38%	SEMI-ANN	—	426,858
HILTON DOMESTIC OPERATING CO INC	3/15/2033	1,336,000	5.88%	SEMI-ANN	—	1,374,363
HILTON GRAND VACATIONS BORROWER LLC	1/15/2032	2,754,000	6.63%	SEMI-ANN	—	2,822,781
HOME EQUITY ASSET TRUST 2002-3	2/25/2033	211	FLT	MONTHLY	—	206
HOME EQUITY MORTGAGE LOAN ASSET-BACKED TRUST SERIES INABS 2007-A	4/25/2037	472,648	FLT	MONTHLY	—	423,024
HONDA AUTO RECEIVABLES 2023-1 OWNER TRUST	4/21/2027	1,643,626	5.04%	MONTHLY	—	1,647,399
HONDA AUTO RECEIVABLES 2023-1 OWNER TRUST	4/21/2027	106,078	5.04%	MONTHLY	—	106,321
HONDA AUTO RECEIVABLES 2023-2 OWNER TRUST	11/15/2027	1,005,679	4.93%	MONTHLY	—	1,010,342
HONDA AUTO RECEIVABLES 2023-2 OWNER TRUST	11/15/2027	2,094,773	4.93%	MONTHLY	—	2,104,486
HONDA AUTO RECEIVABLES 2023-3 OWNER TRUST	2/18/2028	2,116,684	5.41%	MONTHLY	—	2,131,511
HONDA AUTO RECEIVABLES 2024-1 OWNER TRUST	8/15/2028	2,657,427	5.21%	MONTHLY	—	2,680,531
HONDA AUTO RECEIVABLES 2024-3 OWNER TRUST	2/22/2027	526,024	4.89%	MONTHLY	—	526,643

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

HONDA AUTO RECEIVABLES 2024-4 OWNER TRUST	3/15/2027	2,801,150	4.56%	MONTHLY	—	2,803,908
HONDA AUTO RECEIVABLES 2024-4 OWNER TRUST	3/15/2027	3,226,865	4.56%	MONTHLY	—	3,230,042
HONDA AUTO RECEIVABLES 2025-1 OWNER TRUST	8/23/2027	2,227,735	4.53%	MONTHLY	—	2,232,615
HOWDEN UK REFINANCE PLC	2/15/2032	1,425,000	8.13%	SEMI-ANN	—	1,471,186
HPEFS EQUIPMENT TRUST 2024-1	5/20/2031	99,283	5.18%	MONTHLY	—	99,447
HPEFS EQUIPMENT TRUST 2025-2	10/20/2026	2,836,979	4.15%	MONTHLY	—	2,839,457
HSBC HOLDINGS PLC	11/6/2031	1,800,000	4.62%	SEMI-ANN	—	1,807,127
HSBC HOLDINGS PLC	11/3/2028	500,000	7.39%	SEMI-ANN	—	528,655
HUB INTERNATIONAL LTD	6/15/2030	3,625,000	7.25%	SEMI-ANN	—	3,805,978
HUB INTERNATIONAL LTD	12/1/2029	2,517,000	5.63%	SEMI-ANN	—	2,516,577
HUB INTERNATIONAL LTD	1/31/2032	2,461,000	7.38%	SEMI-ANN	—	2,582,436
HUDBAY MINERALS INC	4/1/2029	1,672,000	6.13%	SEMI-ANN	—	1,693,972
HYUNDAI AUTO LEASE SECURITIZATION TRUST 2023-C	12/15/2026	169,563	5.80%	MONTHLY	—	169,715
HYUNDAI AUTO LEASE SECURITIZATION TRUST 2024-B	5/17/2027	14,132,393	5.41%	MONTHLY	—	14,204,484
HYUNDAI AUTO LEASE SECURITIZATION TRUST 2024-B	5/17/2027	6,845,364	5.41%	MONTHLY	—	6,880,282
HYUNDAI AUTO LEASE SECURITIZATION TRUST 2024-C	3/15/2027	500,111	4.77%	MONTHLY	—	501,331
HYUNDAI AUTO LEASE SECURITIZATION TRUST 2025-A	6/15/2027	1,837,877	4.60%	MONTHLY	—	1,842,848
HYUNDAI AUTO RECEIVABLES TRUST 2022-C	6/15/2027	1,421,975	5.39%	MONTHLY	—	1,425,108
HYUNDAI AUTO RECEIVABLES TRUST 2023-A	4/15/2027	818,906	4.58%	MONTHLY	—	819,596
HYUNDAI AUTO RECEIVABLES TRUST 2024-A	2/15/2029	4,938,190	4.99%	MONTHLY	—	4,980,483
HYUNDAI AUTO RECEIVABLES TRUST 2024-B	6/15/2027	94,337	5.15%	MONTHLY	—	94,483
HYUNDAI AUTO RECEIVABLES TRUST 2024-C	9/15/2027	1,826,183	4.53%	MONTHLY	—	1,829,010
HYUNDAI AUTO RECEIVABLES TRUST 2025-D	11/16/2026	9,029,400	4.04%	MONTHLY	—	9,034,438
HYUNDAI CAPITAL AMERICA	11/1/2027	500,000	4.88%	SEMI-ANN	—	506,641
HYUNDAI CAPITAL AMERICA	3/19/2027	200,000	FLT		—	200,696
IHEARTCOMMUNICATIONS INC	8/15/2030	737,520	7.75%	SEMI-ANN	—	645,330
IHEARTCOMMUNICATIONS INC	5/1/2029	524,072	9.13%	SEMI-ANN	—	504,739
IHO VERWALTUNGS GMBH	11/15/2030	1,025,000	FLT	SEMI-ANN	—	1,077,007
IHO VERWALTUNGS GMBH	11/15/2032	1,233,000	FLT	SEMI-ANN	—	1,298,901
ILIAD HOLDING SAS	4/15/2032	1,233,000	7.00%	SEMI-ANN	—	1,272,249
ILIAD HOLDING SAS	10/15/2028	3,197,000	7.00%	SEMI-ANN	—	3,237,094
ILIAD HOLDING SAS	4/15/2031	691,000	8.50%	SEMI-ANN	—	743,684
IMPERIAL BRANDS FINANCE PLC	7/26/2026	275,000	3.50%	SEMI-ANN	—	273,792
INEOS FINANCE PLC	4/15/2029	4,884,000	7.50%	SEMI-ANN	—	4,242,073
INEOS QUATTRO FINANCE 2 PLC	3/15/2029	4,216,000	9.63%	SEMI-ANN	—	2,922,457
INEOS US FINANCE LLC	2/18/2030	997,481	ZCP	SEMI-ANN	—	812,014
ING GROEP NV	4/1/2027	800,000	1.73%	SEMI-ANN	—	795,016
ING GROEP NV	3/19/2030	600,000	5.34%	SEMI-ANN	—	619,332

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

ING GROEP NV	9/11/2027	700,000	FLT		—	704,836
ING US FUNDING LLC	7/28/2026	1,693,000	ZCP		—	1,656,525
INGEVITY CORP	11/1/2028	1,699,000	3.88%	SEMI-ANN	—	1,654,011
INNOPHOS HOLDINGS INC	6/15/2029	2,934,300	11.50%	SEMI-ANN	—	2,768,397
INTEGRIS BAPTIST MEDICAL CENTER INC	8/15/2050	300,000	3.88%	SEMI-ANN	—	218,213
INTERCONTINENTAL EXCHANGE INC	6/15/2029	150,000	4.35%	SEMI-ANN	—	151,260
INTERCONTINENTAL EXCHANGE INC	9/15/2027	1,200,000	4.00%	SEMI-ANN	—	1,202,532
INVERSION ESCROW ISSUER LLC	8/1/2032	2,913,000	6.75%	SEMI-ANN	—	2,902,399
ION PLATFORM FINANCE US INC	5/15/2028	1,869,000	5.75%	SEMI-ANN	—	1,762,423
ION PLATFORM FINANCE US INC	5/1/2028	2,664,000	4.63%	SEMI-ANN	—	2,464,780
ION PLATFORM FINANCE US INC	5/1/2029	1,321,000	8.75%	SEMI-ANN	—	1,338,320
ION PLATFORM FINANCE US INC	9/30/2032	2,821,000	7.88%	SEMI-ANN	—	2,676,727
ION PLATFORM FINANCE US INC	5/30/2029	3,235,000	9.50%	SEMI-ANN	—	3,251,175
IPALCO ENTERPRISES INC	5/1/2030	500,000	4.25%	SEMI-ANN	—	489,116
IQVIA INC	5/15/2030	822,000	6.50%	SEMI-ANN	—	852,669
IQVIA INC	5/15/2027	771,000	5.00%	SEMI-ANN	—	770,573
IQVIA INC	6/1/2032	2,228,000	6.25%	SEMI-ANN	—	2,328,078
IRON MOUNTAIN INC	2/15/2029	868,000	7.00%	SEMI-ANN	—	891,640
IRON MOUNTAIN INC	1/15/2033	554,000	6.25%	SEMI-ANN	—	558,635
IRON MOUNTAIN INC	7/15/2028	467,000	5.00%	SEMI-ANN	—	466,436
IRON MOUNTAIN INC	9/15/2027	672,000	4.88%	SEMI-ANN	—	671,317
IRON MOUNTAIN INC	3/15/2028	3,401,000	5.25%	SEMI-ANN	—	3,408,668
IRON MOUNTAIN INC	7/15/2030	785,000	5.25%	SEMI-ANN	—	775,505
ITOCHU TREASURY CENTER AMERICAS INC	1/22/2026	7,000,000	ZCP		—	6,983,491
ITT HOLDINGS LLC	8/1/2029	1,073,000	6.50%	SEMI-ANN	—	1,029,977
JAMES HARDIE INTERNATIONAL FINANCE DAC	1/15/2028	1,978,000	5.00%	SEMI-ANN	—	1,978,133
JH NORTH AMERICA HOLDINGS INC	1/31/2031	457,000	5.88%	SEMI-ANN	—	466,523
JH NORTH AMERICA HOLDINGS INC	7/31/2032	771,000	6.13%	SEMI-ANN	—	791,475
JOHN DEERE FINANCIAL INC	1/22/2026	8,565,000	ZCP		—	8,545,307
JOHN DEERE OWNER TRUST 2022-B	2/16/2027	364,385	3.74%	MONTHLY	—	364,249
JOHN DEERE OWNER TRUST 2024-B	5/17/2027	919,612	5.42%	MONTHLY	—	921,075
JOHN DEERE OWNER TRUST 2025-B	7/15/2026	2,729,247	4.47%	MONTHLY	—	2,731,561
JOHNSON & JOHNSON	3/1/2026	6,900,000	2.45%	SEMI-ANN	—	6,884,135
JYSKE REALKREDIT A/S	10/1/2043	14,962	0.50%	QUARTERLY	—	1,932
JYSKE REALKREDIT A/S	10/1/2053	13,605,642	1.50%	QUARTERLY	—	1,649,163
KAISER ALUMINUM CORP	3/1/2034	2,987,000	5.88%	SEMI-ANN	—	2,995,785
KAISER ALUMINUM CORP	6/1/2031	2,760,000	4.50%	SEMI-ANN	—	2,666,502
KBC GROUP NV	1/19/2029	700,000	5.80%	SEMI-ANN	—	723,088
KENTUCKY UTILITIES CO	4/15/2033	300,000	5.45%	SEMI-ANN	—	315,277
KKR CLO 14 LTD	7/15/2031	130,146	FLT	QUARTERLY	—	130,192
KOCH COS LLC	2/3/2026	13,750,000	ZCP		—	13,702,644
KODIAK GAS SERVICES LLC	2/15/2029	1,244,000	7.25%	SEMI-ANN	—	1,294,327

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

KODIAK GAS SERVICES LLC	10/1/2033	1,462,000	6.50%	SEMI-ANN	—	1,494,002
KODIAK GAS SERVICES LLC	10/1/2035	1,436,000	6.75%	SEMI-ANN	—	1,476,115
KOREA DEVELOPMENT BANK/NEW YORK NY	1/15/2026	13,500,000	ZCP		—	13,478,813
KREDITANSTALT FUER WIEDERAUFBAU	1/12/2026	7,900,000	ZCP		—	7,890,612
KREDITANSTALT FUER WIEDERAUFBAU	2/27/2026	10,000,000	ZCP		—	9,942,183
KREDITANSTALT FUER WIEDERAUFBAU	4/21/2026	3,000,000	ZCP		—	2,966,737
KUBOTA CREDIT OWNER TRUST 2022-2	12/15/2026	401,865	4.09%	MONTHLY	—	401,876
KUBOTA CREDIT OWNER TRUST 2023-1	6/15/2027	4,821,786	5.02%	MONTHLY	—	4,840,761
KUBOTA CREDIT OWNER TRUST 2024-1	1/15/2027	323,911	5.39%	MONTHLY	—	324,241
KUBOTA CREDIT OWNER TRUST 2024-2	4/15/2027	144,717	5.45%	MONTHLY	—	145,196
KUBOTA CREDIT OWNER TRUST 2025-2	7/15/2026	3,852,154	4.48%	MONTHLY	—	3,855,970
LADDER CAPITAL FINANCE HOLDINGS LLLP	6/15/2029	3,491,000	4.75%	SEMI-ANN	—	3,451,857
LADDER CAPITAL FINANCE HOLDINGS LLLP	7/15/2031	1,765,000	7.00%	SEMI-ANN	—	1,871,265
LAMB WESTON HOLDINGS INC	1/31/2030	1,291,000	4.13%	SEMI-ANN	—	1,248,815
LANDESBANK BADEN-WUERTTEMBERG/NEW YORK NY	2/2/2026	1,600,000	4.25%		—	1,600,747
LAS VEGAS SANDS CORP	8/15/2034	700,000	6.20%	SEMI-ANN	—	736,851
LBM ACQUISITION LLC	6/15/2031	2,250,000	9.50%	SEMI-ANN	—	2,345,490
LBM ACQUISITION LLC	1/15/2029	1,055,000	6.25%	SEMI-ANN	—	950,142
LCM INVESTMENTS HOLDINGS II LLC	5/1/2029	700,000	4.88%	SEMI-ANN	—	689,863
LCM INVESTMENTS HOLDINGS II LLC	8/1/2031	1,944,000	8.25%	SEMI-ANN	—	2,056,156
LEEWARD RENEWABLE ENERGY OPERATIONS LLC	7/1/2029	526,000	4.25%	SEMI-ANN	—	500,611
LEHMAN BROTHERS HOLDINGS INC	2/6/2012	210,000	5.25%	SEMI-ANN	—	21
LEHMAN BROTHERS HOLDINGS INC	9/26/2014	340,000	6.20%	SEMI-ANN	—	34
LENNAR CORP	11/29/2027	800,000	4.75%	SEMI-ANN	—	806,481
LEVEL 3 FINANCING INC	1/15/2036	1,500,000	8.50%	SEMI-ANN	—	1,537,709
LIFEPOINT HEALTH INC	10/15/2030	668,000	11.00%	SEMI-ANN	—	732,552
LIGHT & WONDER INTERNATIONAL INC	11/15/2029	1,181,000	7.25%	SEMI-ANN	—	1,212,965
LIGHT & WONDER INTERNATIONAL INC	9/1/2031	771,000	7.50%	SEMI-ANN	—	804,520
LIGHT & WONDER INTERNATIONAL INC	10/1/2033	1,993,000	6.25%	SEMI-ANN	—	2,017,075
LINDE INC/CT	1/30/2026	1,250,000	3.20%	SEMI-ANN	—	1,249,218
LITHIA MOTORS INC	1/15/2031	1,406,000	4.38%	SEMI-ANN	—	1,351,441
LIVE NATION ENTERTAINMENT INC	1/15/2028	797,000	3.75%	SEMI-ANN	—	784,391
LIVE NATION ENTERTAINMENT INC	10/15/2027	725,000	4.75%	SEMI-ANN	—	726,436
LIVE NATION ENTERTAINMENT INC	5/15/2027	1,449,000	6.50%	SEMI-ANN	—	1,462,021
LLOYDS BANK PLC	5/7/2026	4,000,000	ZCP		—	3,946,900
LLOYDS BANK PLC	6/9/2026	2,500,000	ZCP		—	2,458,445
LLOYDS BANKING GROUP PLC	11/7/2028	791,000	3.57%	SEMI-ANN	—	784,836
LOANCORE 2021-CRE6 ISSUER LTD	11/15/2038	40,682	FLT	MONTHLY	—	40,687
LONG RIDGE ENERGY LLC	2/15/2032	2,058,000	8.75%	SEMI-ANN	—	2,189,945
LSEG US FIN CORP	3/28/2027	800,000	4.88%	SEMI-ANN	—	808,683
LVMH MOET HENNESSY LOUIS VUITTON INC	2/18/2026	8,335,000	ZCP		—	8,293,345

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

LVMH MOET HENNESSY LOUIS VUITTON SE	4/20/2026	7,000,000	ZCP		—	6,919,955
LVMH MOET HENNESSY LOUIS VUITTON SE	1/21/2026	7,500,000	ZCP		—	7,483,970
LXP INDUSTRIAL TRUST	10/1/2031	400,000	2.38%	SEMI-ANN	—	349,963
MACQUARIE BANK LTD	1/13/2026	290,000	ZCP		—	289,611
MACQUARIE BANK LTD	3/26/2026	7,000,000	ZCP		—	6,938,352
MACQUARIE BANK LTD	4/27/2026	1,086,000	ZCP		—	1,072,771
MADISON IAQ LLC	6/30/2029	2,785,000	5.88%	SEMI-ANN	—	2,768,161
MAINBEACH FUNDING LLC	2/10/2026	7,500,000	ZCP		—	7,467,704
MARRIOTT OWNERSHIP RESORTS INC	10/1/2033	3,452,000	6.50%	SEMI-ANN	—	3,312,349
MASSMUTUAL GLOBAL FUNDING II	7/10/2026	4,258,000	FLT		—	4,275,115
MATADOR RESOURCES CO	4/15/2032	2,241,000	6.50%	SEMI-ANN	—	2,272,744
MATADOR RESOURCES CO	4/15/2033	1,695,000	6.25%	SEMI-ANN	—	1,696,876
MATCH GROUP HOLDINGS II LLC	10/1/2031	950,000	3.63%	SEMI-ANN	—	871,749
MATCH GROUP HOLDINGS II LLC	6/1/2028	2,780,000	4.63%	SEMI-ANN	—	2,755,392
MCAFEE CORP	2/15/2030	6,621,000	7.38%	SEMI-ANN	—	5,774,026
MCGRAW-HILL EDUCATION INC	8/1/2029	1,380,000	8.00%	SEMI-ANN	—	1,394,716
MCGRAW-HILL EDUCATION INC	9/1/2031	1,633,000	7.38%	SEMI-ANN	—	1,722,281
MEDLINE BORROWER LP	10/1/2029	4,831,000	5.25%	SEMI-ANN	—	4,858,063
MEDLINE BORROWER LP	4/1/2029	3,021,000	3.88%	SEMI-ANN	—	2,949,430
MERCEDES-BENZ AUTO LEASE TRUST 2024-A	2/16/2027	1,735,924	5.44%	MONTHLY	—	1,738,290
MERCEDES-BENZ AUTO LEASE TRUST 2024-B	12/15/2026	278,497	4.57%	MONTHLY	—	278,595
MERCEDES-BENZ AUTO RECEIVABLES TRUST 2022-1	8/16/2027	2,308,348	5.21%	MONTHLY	—	2,315,151
MERCEDES-BENZ AUTO RECEIVABLES TRUST 2023-1	11/15/2027	716,163	4.51%	MONTHLY	—	717,361
MERCEDES-BENZ FINANCE NORTH AMERICA LLC	1/11/2027	700,000	4.80%	SEMI-ANN	—	705,626
MERCEDES-BENZ FINANCE NORTH AMERICA LLC	3/30/2026	700,000	4.80%	SEMI-ANN	—	701,306
MERCEDES-BENZ FINANCE NORTH AMERICA LLC	3/30/2026	2,000,000	4.80%	SEMI-ANN	—	2,003,733
MERCK & CO INC	2/24/2026	700,000	0.75%	SEMI-ANN	—	696,894
MERCURY GENERAL CORP	3/15/2027	700,000	4.40%	SEMI-ANN	—	699,349
METLIFE SHORT TERM FUNDING LLC	3/18/2026	13,466,000	ZCP		—	13,359,806
METROPOLITAN LIFE GLOBAL FUNDING I	1/6/2026	381,000	5.00%	SEMI-ANN	—	381,037
METROPOLITAN LIFE GLOBAL FUNDING I	4/9/2026	2,016,000	FLT		—	2,018,258
MITSUBISHI CORP AMERICAS	2/26/2026	7,500,000	ZCP		—	7,455,730
MITSUBISHI UFJ TRUST & BANKING CORP/NY	3/11/2026	1,340,000	FLT	QUARTERLY	—	1,340,558
MITSUBISHI UFJ TRUST & BANKING CORP/SINGAPORE	3/18/2026	6,000,000	ZCP		—	5,952,158
MIZUHO BANK LTD/NEW YORK NY	5/8/2026	7,500,000	ZCP		—	7,397,601
MIZUHO BANK LTD/NEW YORK NY	1/14/2026	2,059,000	4.60%		—	2,059,562
MIZUHO BANK LTD/SINGAPORE	1/12/2026	3,400,000	ZCP		—	3,395,752
MONT BLANC CAPITAL CORP	1/30/2026	8,000,000	ZCP		—	7,975,000
MORGAN STANLEY	2/1/2029	300,000	5.12%	SEMI-ANN	—	306,307
MORGAN STANLEY	7/21/2032	900,000	2.24%	SEMI-ANN	—	800,509

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

MORGAN STANLEY	4/13/2028	300,000	5.65%	SEMI-ANN	—	305,945
MORGAN STANLEY	4/13/2028	1,200,000	FLT		—	1,204,847
MORGAN STANLEY	10/18/2030	700,000	4.65%	SEMI-ANN	—	708,921
MORGAN STANLEY	4/18/2030	400,000	5.66%	SEMI-ANN	—	417,015
MORGAN STANLEY ABS CAPITAL I INC TRUST 2004-WMC2	7/25/2034	138,297	FLT	MONTHLY	—	140,917
MORGAN STANLEY BANK NA	10/30/2026	400,000	5.88%	SEMI-ANN	—	406,022
MORGAN STANLEY BANK NA	10/30/2026	1,000,000	FLT		—	1,008,200
MORGAN STANLEY PRIVATE BANK NA	7/18/2031	1,400,000	4.73%	SEMI-ANN	—	1,420,338
MOUNTAIN VIEW CLO XIV LTD	10/15/2034	1,100,000	FLT	QUARTERLY	—	1,099,043
MUFG BANK LTD	1/22/2026	6,300,000	ZCP		—	6,285,922
MUFG BANK LTD/NEW YORK NY	1/30/2026	5,355,000	FLT	QUARTERLY	—	5,355,999
MUFG BANK LTD/NEW YORK NY	2/18/2026	2,000,000	ZCP		—	1,989,962
MUTUAL OF OMAHA COS GLOBAL FUNDING	4/9/2027	700,000	5.35%	SEMI-ANN	—	710,527
NABORS INDUSTRIES INC	11/15/2032	985,000	7.63%	SEMI-ANN	—	968,698
NABORS INDUSTRIES INC	1/31/2030	2,081,000	9.13%	SEMI-ANN	—	2,175,810
NABORS INDUSTRIES INC	8/15/2031	1,885,000	8.88%	SEMI-ANN	—	1,828,624
NATIONAL AUSTRALIA BANK LTD/NEW YORK	1/12/2026	5,929,000	4.97%	SEMI-ANN	—	5,930,321
NATIONAL AUSTRALIA BANK LTD/NEW YORK	1/14/2026	335,000	3.38%	SEMI-ANN	—	334,930
NATIONAL BANK OF CANADA	3/5/2026	3,000,000	ZCP		—	2,980,107
NATIONAL BK CDA MONTREAL	4/30/2026	4,000,000	ZCP		—	3,950,000
NATIONAL BK CDA MONTREAL	1/29/2026	2,000,000	ZCP		—	1,994,022
NATIONAL SECURITIES CLEARING CORP	1/16/2026	7,500,000	ZCP		—	7,487,646
NATIONWIDE BUILDING SOCIETY	3/10/2026	7,500,000	ZCP		—	7,445,763
NATIONWIDE BUILDING SOCIETY	11/10/2026	300,000	5.26%	SEMI-ANN	—	303,757
NATWEST MARKETS PLC	9/29/2026	1,700,000	FLT	QUARTERLY	—	1,704,694
NAVIENT CORP	3/15/2031	1,917,000	11.50%	SEMI-ANN	—	2,147,152
NAVIENT PRIVATE EDUCATION LOAN TRUST 2020-A	11/15/2068	358,073	2.46%	MONTHLY	—	347,690
NCL CORP LTD	1/15/2031	2,666,000	5.88%	SEMI-ANN	—	2,655,913
NCL CORP LTD	2/1/2032	2,095,000	6.75%	SEMI-ANN	—	2,145,117
NCL CORP LTD	9/15/2033	1,628,000	6.25%	SEMI-ANN	—	1,626,874
NCL FINANCE LTD	3/15/2028	537,000	6.13%	SEMI-ANN	—	552,654
NCR ATLEOS CORP	4/1/2029	5,057,000	9.50%	SEMI-ANN	—	5,488,544
NCR VOYIX CORP	4/15/2029	900,000	5.13%	SEMI-ANN	—	893,920
NCR VOYIX CORP	10/1/2028	4,265,000	5.00%	SEMI-ANN	—	4,231,942
NELNET STUDENT LOAN TRUST 2023-A	2/20/2041	324,707	FLT	MONTHLY	—	331,607
NELNET STUDENT LOAN TRUST 2025-C	6/22/2065	477,827	4.67%	MONTHLY	—	476,276
NELNET STUDENT LOAN TRUST 2025-C	6/22/2065	382,261	FLT	MONTHLY	—	384,931
NEPTUNE BIDCO US INC	4/15/2029	4,292,000	9.29%	SEMI-ANN	—	4,299,334
NEPTUNE BIDCO US INC	5/15/2031	1,142,000	10.38%	SEMI-ANN	—	1,170,939
NESTLE HOLDINGS INC	3/13/2026	5,250,000	5.25%	SEMI-ANN	—	5,264,088

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

NEUBERGER BERMAN LOAN ADVISERS CLO 45 LTD	10/14/2036	1,200,000	FLT	QUARTERLY	—	1,198,265
NEW YORK LIFE GLOBAL FUNDING	7/31/2026	13,000,000	FLT		—	13,012,722
NEW YORK LIFE GLOBAL FUNDING	1/15/2026	1,000,000	0.85%	SEMI-ANN	—	998,948
NEW YORK LIFE GLOBAL FUNDING	1/16/2026	300,000	FLT		—	300,050
NEW YORK LIFE GLOBAL FUNDING	1/16/2026	700,000	FLT		—	700,116
NEW YORK LIFE GLOBAL FUNDING	1/16/2026	3,300,000	FLT		—	3,300,548
NEW YORK STATE ELECTRIC & GAS CORP	8/15/2028	1,100,000	5.65%	SEMI-ANN	—	1,144,592
NEWARK BSL CLO 2 LTD	7/25/2030	109,263	FLT	QUARTERLY	—	109,315
NEWELL BRANDS INC	6/1/2028	1,189,000	8.50%	SEMI-ANN	—	1,246,713
NEWELL BRANDS INC	5/15/2032	2,144,000	6.63%	SEMI-ANN	—	2,080,026
NEWELL BRANDS INC	5/15/2030	500,000	6.38%	SEMI-ANN	—	488,281
NEWMARK GROUP INC	1/12/2029	700,000	7.50%	SEMI-ANN	—	750,249
NEXTERA ENERGY CAPITAL HOLDINGS INC	9/1/2027	700,000	4.69%	SEMI-ANN	—	708,455
NIEUW AMSTERDAM RECEIVABLES CORP BV	1/15/2026	6,000,000	ZCP		—	5,990,591
NISSAN AUTO LEASE TRUST 2024-A	4/15/2027	14,784,473	4.91%	MONTHLY	—	14,822,313
NISSAN AUTO RECEIVABLES 2022-B OWNER TRUST	5/17/2027	1,001,959	4.46%	MONTHLY	—	1,003,011
NISSAN AUTO RECEIVABLES 2023-A OWNER TRUST	11/15/2027	5,397,221	4.91%	MONTHLY	—	5,412,563
NISSAN MOTOR ACCEPTANCE CO LLC	9/16/2026	900,000	1.85%	SEMI-ANN	—	878,185
NISSAN MOTOR ACCEPTANCE CO LLC	9/30/2030	1,051,000	6.13%	SEMI-ANN	—	1,051,147
NISSAN MOTOR ACCEPTANCE CO LLC	9/13/2027	900,000	FLT		—	894,494
NISSAN MOTOR CO LTD	7/17/2035	3,431,000	8.13%	SEMI-ANN	—	3,648,844
NOMURA HOLDINGS INC	1/18/2028	600,000	5.84%	SEMI-ANN	—	619,331
NOMURA HOLDINGS INC	1/9/2026	700,000	5.71%	SEMI-ANN	—	700,203
NOMURA HOLDINGS INC	7/14/2028	500,000	2.17%	SEMI-ANN	—	475,948
NORDEA KREDIT REALKREDITAKTIESELSKAB	10/1/2053	400,000	1.50%	QUARTERLY	—	42,195
NORFINA LTD	4/29/2026	7,500,000	ZCP		—	7,407,048
DELOS FINANCE S.A.R.L.	11/1/2027	26,667	FLT	MONTHLY	—	26,858
COMMERCIAL	3/9/2026	3,500,000	ZCP		—	3,475,292
NOVA CHEMICALS CORP	2/15/2030	4,625,000	9.00%	SEMI-ANN	—	4,938,450
NOVA CHEMICALS CORP	12/1/2031	853,000	7.00%	SEMI-ANN	—	908,538
NOVA CHEMICALS CORP	11/15/2028	1,562,000	8.50%	SEMI-ANN	—	1,633,104
NOVARTIS FINANCE CORP	1/23/2026	14,500,000	ZCP		—	14,466,108
NOVELIS CORP	8/15/2033	2,525,000	6.38%	SEMI-ANN	—	2,559,772
NOVELIS CORP	8/15/2031	1,783,000	3.88%	SEMI-ANN	—	1,625,236
NOVELIS CORP	1/30/2030	702,000	6.88%	SEMI-ANN	—	728,858
NOVELIS CORP	1/30/2030	2,530,000	4.75%	SEMI-ANN	—	2,443,981
NRG ENERGY INC	2/15/2029	650,000	3.38%	SEMI-ANN	—	621,841
NRG ENERGY INC	1/15/2034	1,633,000	5.75%	SEMI-ANN	—	1,649,983
NRG ENERGY INC	2/15/2031	2,839,000	3.63%	SEMI-ANN	—	2,652,996
NRG ENERGY INC	2/15/2032	443,000	3.88%	SEMI-ANN	—	414,232

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

NRG ENERGY INC	7/15/2029	480,000	5.75%	SEMI-ANN	—	477,650
NRG ENERGY INC	6/15/2029	987,000	5.25%	SEMI-ANN	—	989,778
NRG ENERGY INC	1/15/2036	1,633,000	6.00%	SEMI-ANN	—	1,654,626
NRG ENERGY INC	2/1/2033	1,354,000	6.00%	SEMI-ANN	—	1,380,287
NRG ENERGY INC	11/1/2034	757,000	6.25%	SEMI-ANN	—	777,364
NTT FINANCE CORP	7/16/2028	400,000	4.62%	SEMI-ANN	—	405,456
NUSTAR LOGISTICS LP	4/28/2027	2,636,000	5.63%	SEMI-ANN	—	2,666,673
NVR INC	5/15/2030	200,000	3.00%	SEMI-ANN	—	189,453
NXP BV	6/18/2026	300,000	3.88%	SEMI-ANN	—	299,922
NYKREDIT REALKREDIT A/S	10/1/2053	933,290	1.50%	QUARTERLY	—	117,785
OCCIDENTAL PETROLEUM CORP	5/1/2031	1,000,000	7.50%	SEMI-ANN	—	1,125,194
OESTERREICHISCHE KONTROLLBANK AG	1/9/2026	11,400,000	ZCP		—	11,389,429
OESTERREICHISCHE KONTROLLBANK AG	3/9/2026	10,000,000	ZCP		—	9,929,733
OLYMPUS WATER US HOLDING CORP	10/1/2029	1,962,000	6.25%	SEMI-ANN	—	1,909,188
OLYMPUS WATER US HOLDING CORP	6/15/2031	3,137,000	7.25%	SEMI-ANN	—	3,209,176
OLYMPUS WATER US HOLDING CORP	10/1/2028	879,000	4.25%	SEMI-ANN	—	853,090
OLYMPUS WATER US HOLDING CORP	2/15/2033	1,936,000	7.25%	SEMI-ANN	—	1,945,567
ONEMAIN FINANCE CORP	3/15/2033	2,686,000	6.50%	SEMI-ANN	—	2,713,174
ONEMAIN FINANCE CORP	3/15/2032	1,664,000	6.75%	SEMI-ANN	—	1,708,462
ONEMAIN FINANCE CORP	5/15/2029	3,082,000	6.63%	SEMI-ANN	—	3,191,732
ONEMAIN FINANCE CORP	11/15/2029	184,000	5.38%	SEMI-ANN	—	184,125
ONEMAIN FINANCE CORP	3/15/2030	1,707,000	7.88%	SEMI-ANN	—	1,804,388
ONEMAIN FINANCE CORP	11/15/2031	128,000	7.13%	SEMI-ANN	—	133,620
ONEMAIN FINANCE CORP	9/15/2033	2,015,000	6.75%	SEMI-ANN	—	2,043,736
ONEMAIN FINANCE CORP	5/15/2031	1,458,000	7.50%	SEMI-ANN	—	1,534,049
ONEMAIN FINANCE CORP	9/15/2030	1,687,000	4.00%	SEMI-ANN	—	1,581,373
ONEMAIN FINANCIAL ISSUANCE TRUST 2021-1	6/16/2036	1,300,000	FLT	MONTHLY	—	1,301,510
ONEOK INC	6/1/2030	800,000	3.25%	SEMI-ANN	—	762,162
ONEOK INC	10/15/2029	400,000	4.40%	SEMI-ANN	—	401,580
ONTARIO TEACHERS' FINANCE TRUST	1/6/2026	3,800,000	ZCP		—	3,797,655
ONTARIO TEACHERS' FINANCE TRUST	8/10/2026	7,000,000	ZCP		—	6,842,960
OPAL BIDCO SAS	3/31/2032	1,769,000	6.50%	SEMI-ANN	—	1,811,843
OPEN TEXT CORP	12/1/2027	1,000,000	6.90%	SEMI-ANN	—	1,040,315
OPTION ONE MORTGAGE LOAN TRUST 2004-3	11/25/2034	208,764	FLT	MONTHLY	—	225,188
ORACLE CORP	3/25/2031	600,000	2.88%	SEMI-ANN	—	538,760
ORGANON & CO	4/30/2031	1,142,000	5.13%	SEMI-ANN	—	945,799
OSAIC HOLDINGS INC	8/1/2033	2,595,000	8.00%	SEMI-ANN	—	2,698,011
OSAIC HOLDINGS INC	8/1/2032	1,874,000	6.75%	SEMI-ANN	—	1,960,154
OUTFRONT MEDIA CAPITAL LLC	2/15/2031	444,000	7.38%	SEMI-ANN	—	470,002
OUTFRONT MEDIA CAPITAL LLC	3/15/2030	3,050,000	4.63%	SEMI-ANN	—	2,977,901
OVERSEA-CHINESE BANKING CORP LTD	2/2/2026	6,500,000	ZCP		—	6,477,160
OVERSEA-CHINESE BANKING CORP LTD	1/26/2026	7,500,000	ZCP		—	7,479,327

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

OVERSEA-CHINESE BANKING CORP LTD/NEW YORK	2/11/2026	8,000,000	4.08%		—	8,001,792
PACIFIC GAS AND ELECTRIC CO	7/1/2030	400,000	4.55%	SEMI-ANN	—	398,600
PACIFIC GAS AND ELECTRIC CO	3/15/2034	700,000	6.95%	SEMI-ANN	—	780,318
PACIFIC GAS AND ELECTRIC CO	3/1/2026	300,000	2.95%	SEMI-ANN	—	299,252
PACIFIC GAS AND ELECTRIC CO	3/15/2046	800,000	4.25%	SEMI-ANN	—	628,804
PACIFIC GAS AND ELECTRIC CO	3/1/2035	800,000	5.70%	SEMI-ANN	—	823,914
PACIFIC LIFE GLOBAL FUNDING II	6/4/2026	1,160,000	FLT		—	1,161,861
PACIFIC LIFE GLOBAL FUNDING II	4/14/2026	3,291,000	1.38%	SEMI-ANN	—	3,267,156
PANTHER ESCROW ISSUER LLC	6/1/2031	3,060,000	7.13%	SEMI-ANN	—	3,170,919
PARALLEL 2021-1 LTD	7/15/2034	1,100,000	FLT	QUARTERLY	—	1,100,098
PARAMOUNT GLOBAL	1/15/2027	200,000	2.90%	SEMI-ANN	—	196,768
PARK INTERMEDIATE HOLDINGS LLC	5/15/2029	1,116,000	4.88%	SEMI-ANN	—	1,089,763
PARK INTERMEDIATE HOLDINGS LLC	10/1/2028	1,977,000	5.88%	SEMI-ANN	—	1,978,601
PENN ENTERTAINMENT INC	7/1/2029	2,100,000	4.13%	SEMI-ANN	—	1,945,008
PERMIAN RESOURCES OPERATING LLC	1/15/2032	2,831,000	7.00%	SEMI-ANN	—	2,949,576
PERMIAN RESOURCES OPERATING LLC	7/1/2029	2,448,000	5.88%	SEMI-ANN	—	2,462,348
PERMIAN RESOURCES OPERATING LLC	2/1/2033	1,086,000	6.25%	SEMI-ANN	—	1,114,115
PG&E CORP	7/1/2028	959,000	5.00%	SEMI-ANN	—	956,222
PG&E CORP	3/15/2055	1,050,000	7.38%	SEMI-ANN	—	1,093,566
PHILIP MORRIS INTERNATIONAL INC	11/17/2027	600,000	5.13%	SEMI-ANN	—	613,123
PIEDMONT HEALTHCARE INC	1/1/2032	300,000	2.04%	SEMI-ANN	—	259,715
PILGRIM'S PRIDE CORP	3/1/2032	2,286,000	3.50%	SEMI-ANN	—	2,115,614
PIONEER NATURAL RESOURCES CO	1/15/2026	3,005,000	1.13%	SEMI-ANN	—	3,001,789
PORSCHE FINANCIAL AUTO SECURITIZATION TRUST 2023-1	9/22/2028	1,568,132	4.81%	MONTHLY	—	1,572,998
PORSCHE FINANCIAL AUTO SECURITIZATION TRUST 2024-1	1/24/2028	2,027,336	4.45%	MONTHLY	—	2,028,115
PORSCHE FINANCIAL AUTO SECURITIZATION TRUST 2025-1	10/22/2026	292,299	4.11%		—	292,376
PORSCHE INNOVATIVE LEASE OWNER TRUST 2024-1	1/20/2027	262,459	4.84%	MONTHLY	—	262,693
PORSCHE INNOVATIVE LEASE OWNER TRUST 2025-1	12/20/2027	2,362,563	4.60%	MONTHLY	—	2,369,148
PORSCHE INNOVATIVE LEASE OWNER TRUST 2025-1	12/20/2027	2,634,075	FLT	MONTHLY	—	2,636,317
POST HOLDINGS INC	2/15/2032	1,417,000	6.25%	SEMI-ANN	—	1,455,932
POST HOLDINGS INC	10/15/2034	1,014,000	6.25%	SEMI-ANN	—	1,019,628
POST HOLDINGS INC	4/15/2030	2,582,000	4.63%	SEMI-ANN	—	2,514,489
POST HOLDINGS INC	9/15/2031	1,050,000	4.50%	SEMI-ANN	—	994,080
POST HOLDINGS INC	3/15/2036	1,489,000	6.50%	SEMI-ANN	—	1,491,176
PRESTIGE BRANDS INC	1/15/2028	1,000,000	5.13%	SEMI-ANN	—	998,808
PRIMO WATER HOLDINGS INC	4/1/2029	2,342,000	6.25%	SEMI-ANN	—	2,353,321
PRIMO WATER HOLDINGS INC	4/30/2029	1,921,000	4.38%	SEMI-ANN	—	1,868,910
PRINCIPAL LIFE GLOBAL FUNDING II	6/28/2028	900,000	5.50%	SEMI-ANN	—	928,653

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

PROTECTIVE LIFE GLOBAL FUNDING	4/15/2026	1,100,000	1.62%	SEMI-ANN	—	1,092,484
PROTECTIVE LIFE GLOBAL FUNDING	12/8/2028	700,000	5.47%	SEMI-ANN	—	725,485
PROVIDENCE ST JOSEPH HEALTH OBLIGATED GROUP	10/1/2033	500,000	5.40%	SEMI-ANN	—	516,055
PROVIDENT FUNDING ASSOCIATES LP	9/15/2029	3,365,000	9.75%	SEMI-ANN	—	3,549,537
PROVINCE OF ALBERTA CANADA	2/2/2026	7,500,000	ZCP		—	7,474,941
PROVINCE OF ALBERTA CANADA	1/20/2026	7,000,000	ZCP		—	6,985,789
PROVINCE OF ONTARIO CANADA	2/6/2026	7,500,000	ZCP		—	7,471,852
PROVINCE OF ONTARIO CANADA	1/23/2026	3,500,000	ZCP		—	3,491,836
PROVINCE OF ONTARIO CANADA	1/26/2026	3,105,000	ZCP		—	3,096,823
PROVINCE OF ONTARIO CANADA	1/20/2026	12,765,000	ZCP		—	12,739,085
PSP CAPITAL INC	1/21/2026	7,500,000	ZCP		—	7,483,796
PSP CAPITAL INC	2/18/2026	6,000,000	ZCP		—	5,969,680
PSP CAPITAL INC	3/6/2026	7,500,000	ZCP		—	7,449,625
PUBLIC SERVICE CO OF NEW HAMPSHIRE	10/1/2033	800,000	5.35%	SEMI-ANN	—	836,151
PUGET ENERGY INC	6/15/2028	500,000	2.38%	SEMI-ANN	—	478,698
QNITY ELECTRONICS INC	8/15/2033	867,000	6.25%	SEMI-ANN	—	898,690
QUIKRETE HOLDINGS INC	3/1/2032	3,771,000	6.38%	SEMI-ANN	—	3,925,230
QUIKRETE HOLDINGS INC	3/1/2033	1,028,000	6.75%	SEMI-ANN	—	1,073,531
QXO BUILDING PRODUCTS INC	4/30/2032	2,030,000	6.75%	SEMI-ANN	—	2,120,170
RAAC SERIES 2007-RP3 TRUST	10/25/2046	190,680	FLT	MONTHLY	—	188,019
RAMP SERIES 2005-RS7 TRUST	7/25/2035	3,047	FLT	MONTHLY	—	3,046
RB GLOBAL HOLDINGS INC	3/15/2031	2,530,000	7.75%	SEMI-ANN	—	2,645,125
RENAISSANCE HOME EQUITY LOAN TRUST 2004-1	5/25/2034	738,495	FLT	MONTHLY	—	668,430
RENESAS ELECTRONICS CORP	11/25/2026	2,000,000	2.17%	SEMI-ANN	—	1,963,585
RHP HOTEL PROPERTIES LP	2/15/2029	453,000	4.50%	SEMI-ANN	—	448,145
RHP HOTEL PROPERTIES LP	4/1/2032	1,718,000	6.50%	SEMI-ANN	—	1,781,713
RIVERS ENTERPRISE BORROWER LLC	2/1/2033	2,852,000	6.63%	SEMI-ANN	—	2,916,122
RIVERS ENTERPRISE LENDER LLC	10/15/2030	1,456,000	6.25%	SEMI-ANN	—	1,486,181
ROBLOX CORP	5/1/2030	2,026,000	3.88%	SEMI-ANN	—	1,936,882
ROCHE HOLDINGS INC	3/5/2026	250,000	0.99%	SEMI-ANN	—	248,743
ROCKEFELLER FOUNDATION/THE	10/1/2050	100,000	2.49%	SEMI-ANN	—	60,724
ROCKET MORTGAGE LLC	10/15/2033	4,049,000	4.00%	SEMI-ANN	—	3,761,910
ROCKET MORTGAGE LLC	3/1/2029	641,000	3.63%	SEMI-ANN	—	619,115
ROCKET MORTGAGE LLC	3/1/2031	3,274,000	3.88%	SEMI-ANN	—	3,108,856
ROCKIES EXPRESS PIPELINE LLC	3/15/2033	756,000	6.75%	SEMI-ANN	—	797,822
ROLLS-ROYCE PLC	10/15/2027	700,000	5.75%	SEMI-ANN	—	717,726
ROYAL BANK OF CANADA	1/12/2026	192,000	4.88%		—	192,044
ROYAL BANK OF CANADA	11/2/2026	1,731,000	FLT		—	1,735,187
ROYAL BANK OF CANADA	1/23/2026	7,000,000	ZCP		—	6,983,419
ROYAL BANK OF CANADA	7/20/2026	3,070,000	FLT		—	3,083,657
ROYAL BANK OF CANADA	8/3/2026	2,294,000	FLT		—	2,297,092

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

ROYAL BANK OF CANADA	12/14/2026	700,000	4.85%	SEMI-ANN	—	706,990
RYAN SPECIALTY LLC	8/1/2032	950,000	5.88%	SEMI-ANN	—	970,679
SABINE PASS LIQUEFACTION LLC	3/15/2028	600,000	4.20%	SEMI-ANN	—	600,719
SANTANDER DRIVE AUTO RECEIVABLES TRUST 2023-4	4/17/2028	54,819	5.73%	MONTHLY	—	54,885
SANTANDER DRIVE AUTO RECEIVABLES TRUST 2023-5	9/15/2028	346,504	6.02%	MONTHLY	—	347,475
SANTANDER DRIVE AUTO RECEIVABLES TRUST 2023-6	7/17/2028	1,282,218	5.93%	MONTHLY	—	1,286,167
SANTANDER DRIVE AUTO RECEIVABLES TRUST 2024-1	4/17/2028	398,837	5.25%	MONTHLY	—	399,091
SANTANDER DRIVE AUTO RECEIVABLES TRUST 2024-2	11/15/2028	599,526	5.63%	MONTHLY	—	601,597
SANTANDER DRIVE AUTO RECEIVABLES TRUST 2024-3	1/16/2029	190,117	5.63%	MONTHLY	—	190,877
SANTANDER DRIVE AUTO RECEIVABLES TRUST 2024-4	1/16/2029	2,101,868	4.85%	MONTHLY	—	2,107,265
SANTANDER DRIVE AUTO RECEIVABLES TRUST 2024-5	11/15/2028	1,210,386	4.62%	MONTHLY	—	1,212,361
SANTANDER DRIVE AUTO RECEIVABLES TRUST 2025-1	8/16/2027	2,308,259	4.76%	MONTHLY	—	2,308,745
SANTANDER DRIVE AUTO RECEIVABLES TRUST 2025-2	6/15/2028	1,150,274	4.71%	MONTHLY	—	1,151,993
SANTANDER HOLDINGS USA INC	3/9/2029	540,000	6.50%	SEMI-ANN	—	562,838
SANTOS FINANCE LTD	4/29/2031	1,000,000	3.65%	SEMI-ANN	—	936,914
SBA TOWER TRUST	7/15/2052	1,600,000	2.33%	MONTHLY	—	1,537,691
SBNA AUTO LEASE TRUST 2023-A	4/20/2027	1,029,219	6.51%	MONTHLY	—	1,032,769
SBNA AUTO LEASE TRUST 2023-A	4/20/2027	2,394,491	6.51%	MONTHLY	—	2,402,751
SBNA AUTO LEASE TRUST 2024-A	1/22/2029	4,680,000	5.24%	MONTHLY	—	4,699,026
SBNA AUTO LEASE TRUST 2024-A	11/20/2026	1,313,853	5.39%	MONTHLY	—	1,316,106
SBNA AUTO LEASE TRUST 2024-A	11/20/2026	8,037,610	5.39%	MONTHLY	—	8,051,392
SBNA AUTO LEASE TRUST 2025-A	4/20/2027	1,772,013	4.68%	MONTHLY	—	1,773,813
SCE RECOVERY FUNDING LLC	6/15/2042	439,686	4.70%	SEMI-ANN	—	437,914
SCIENCE APPLICATIONS INTERNATIONAL CORP	11/1/2033	3,000,000	5.88%	SEMI-ANN	—	3,041,219
SCIENTIFIC GAMES HOLDINGS LP	3/1/2030	4,786,000	6.63%	SEMI-ANN	—	4,253,608
SCOTTS MIRACLE-GRO CO/THE	2/1/2032	1,756,000	4.38%	SEMI-ANN	—	1,648,447
SEAGATE DATA STORAGE TECHNOLOGY PTE LTD	7/15/2031	1,063,000	8.50%	SEMI-ANN	—	1,130,141
SEAGATE DATA STORAGE TECHNOLOGY PTE LTD	12/15/2029	957,000	8.25%	SEMI-ANN	—	1,014,838
SEAGATE DATA STORAGE TECHNOLOGY PTE LTD	12/1/2032	255,200	9.63%	SEMI-ANN	—	289,724
SELECT MEDICAL CORP	12/1/2032	1,852,000	6.25%	SEMI-ANN	—	1,810,796
SENSATA TECHNOLOGIES BV	9/1/2030	1,840,000	5.88%	SEMI-ANN	—	1,868,102
SERVICE CORP INTERNATIONAL/US	10/15/2032	540,000	5.75%	SEMI-ANN	—	549,580
SERVICE PROPERTIES TRUST	6/15/2029	655,000	8.38%	SEMI-ANN	—	658,543
SFS AUTO RECEIVABLES SECURITIZATION TRUST 2024-3	5/22/2028	1,620,172	4.71%	MONTHLY	—	1,621,818
SFS AUTO RECEIVABLES SECURITIZATION TRUST 2025-1	5/22/2028	1,933,740	4.65%	MONTHLY	—	1,936,703

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

SHEFFIELD RECEIVABLES CO LLC	2/9/2026	7,000,000	ZCP		—	6,970,730
SHIFT4 PAYMENTS LLC	8/15/2032	3,834,000	6.75%	SEMI-ANN	—	3,958,367
SIEMENS CAPITAL CO LLC	1/6/2026	7,000,000	ZCP		—	6,995,766
SIMMONS FOODS INC	3/1/2029	2,070,000	4.63%	SEMI-ANN	—	1,994,871
SIRIUS XM RADIO LLC	7/15/2028	494,000	4.00%	SEMI-ANN	—	482,959
SIRIUS XM RADIO LLC	9/1/2026	1,395,000	3.13%	SEMI-ANN	—	1,382,715
SIRIUS XM RADIO LLC	8/1/2027	1,775,000	5.00%	SEMI-ANN	—	1,779,322
SIX FLAGS ENTERTAINMENT CORP	10/1/2028	635,000	6.50%	SEMI-ANN	—	622,308
SIX FLAGS ENTERTAINMENT CORP	5/15/2031	5,098,000	7.25%	SEMI-ANN	—	4,891,620
SIX FLAGS ENTERTAINMENT CORP	5/1/2032	2,327,000	6.63%	SEMI-ANN	—	2,346,579
SM ENERGY CO	8/1/2029	1,013,000	6.75%	SEMI-ANN	—	1,020,438
SM ENERGY CO	8/1/2032	1,045,000	7.00%	SEMI-ANN	—	1,027,307
SM ENERGY CO	9/15/2026	804,000	6.75%	SEMI-ANN	—	805,242
SMB PRIVATE EDUCATION LOAN TRUST 2024-A	3/15/2056	706,300	FLT	MONTHLY	—	712,805
SNAM SPA	5/28/2030	800,000	5.00%	SEMI-ANN	—	816,191
SNAP INC	3/15/2034	2,994,000	6.88%	SEMI-ANN	—	3,082,756
SNAP INC	3/1/2033	2,143,000	6.88%	SEMI-ANN	—	2,220,673
SOUTHERN CALIFORNIA EDISON CO	6/1/2030	800,000	2.25%	SEMI-ANN	—	726,374
SOUTHERN CALIFORNIA EDISON CO	2/1/2026	900,000	1.20%	SEMI-ANN	—	896,740
SOUTHERN CO/THE	3/15/2028	300,000	1.75%	SEMI-ANN	—	285,781
SOUTHERN CO/THE	9/15/2051	400,000	3.75%	SEMI-ANN	—	394,199
SOUTHERN NATURAL GAS CO LLC	3/1/2032	77,000	8.00%	SEMI-ANN	—	88,984
SPIRE INC	3/1/2026	800,000	5.30%	SEMI-ANN	—	801,124
SPIRIT AEROSYSTEMS INC	6/15/2026	900,000	3.85%	SEMI-ANN	—	896,640
ST ENGINEERING NORTH AMERICA INC	1/12/2026	7,500,000	ZCP		—	7,490,855
STANDARD BUILDING SOLUTIONS INC	8/1/2033	852,000	6.25%	SEMI-ANN	—	870,349
STANDARD BUILDING SOLUTIONS INC	8/15/2032	1,745,000	6.50%	SEMI-ANN	—	1,796,422
STANDARD CHARTERED BANK	2/11/2026	614,000	ZCP		—	611,267
STANDARD CHARTERED BANK/NEW YORK	1/23/2026	5,950,000	4.52%		—	5,952,179
STANDARD CHARTERED PLC	10/15/2030	700,000	5.01%	SEMI-ANN	—	714,259
STANDARD CHARTERED PLC	6/29/2032	400,000	2.68%	SEMI-ANN	—	362,144
STANDARD CHARTERED PLC	2/18/2036	400,000	3.27%	SEMI-ANN	—	370,625
STANDARD INDUSTRIES INC/NY	1/15/2028	516,000	4.75%	SEMI-ANN	—	514,411
STAR PARENT INC	10/1/2030	4,008,000	9.00%	SEMI-ANN	—	4,277,729
STELLANTIS FINANCIAL UNDERWRITTEN ENHANCED LEASE TRUST 2025-C	12/21/2026	18,500,000	3.88%	MONTHLY	—	18,504,497
STIFEL FINANCIAL CORP	5/15/2030	900,000	4.00%	SEMI-ANN	—	881,461
SUMITOMO MITSUI BANKING CORP	5/28/2026	7,400,000	ZCP		—	7,283,768
SUMITOMO MITSUI BANKING CORP/NEW YORK	6/4/2026	655,000	4.40%		—	656,207
SUMITOMO MITSUI FINANCIAL GROUP INC	9/17/2028	700,000	1.90%	SEMI-ANN	—	661,466
SUMITOMO MITSUI TRUST BANK LTD	3/9/2026	5,000,000	ZCP		—	4,964,717
SUMITOMO MITSUI TRUST BANK LTD	9/14/2026	1,000,000	FLT		—	1,006,755

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

SUMITOMO MITSUI TRUST BANK LTD/SINGAPORE	2/5/2026	7,500,000	ZCP		—	7,472,010
SUMITOMO MITSUI TRUST BANK LTD/SINGAPORE	1/16/2026	900,000	ZCP		—	898,520
SUNOCO LP	4/15/2027	1,149,000	6.00%	SEMI-ANN	—	1,150,586
SUNOCO LP	3/15/2028	482,000	5.88%	SEMI-ANN	—	483,177
SUNOCO LP	5/1/2032	1,577,000	7.25%	SEMI-ANN	—	1,667,419
SUNOCO LP	5/1/2029	1,672,000	7.00%	SEMI-ANN	—	1,743,565
SUNOCO LP	9/15/2028	419,000	7.00%	SEMI-ANN	—	432,205
SUNOCO LP	3/18/2174	1,696,000	7.88%	SEMI-ANN	—	1,742,258
SURGERY CENTER HOLDINGS INC	4/15/2032	3,859,000	7.25%	SEMI-ANN	—	3,907,924
SUTTER HEALTH	8/15/2028	500,000	3.70%	SEMI-ANN	—	497,219
SVENSK EXPORTKREDIT AB	4/1/2026	8,000,000	ZCP		—	7,925,366
SWEDBANK AB	6/15/2026	604,000	FLT		—	607,128
SYNAPTICS INC	6/15/2029	974,000	4.00%	SEMI-ANN	—	942,891
SYNERGY INFRASTRUCTURE HOLDINGS LLC	12/1/2030	1,819,000	7.88%	SEMI-ANN	—	1,885,799
TAKEDA PHARMACEUTICAL CO LTD	7/9/2060	650,000	3.38%	SEMI-ANN	—	417,625
TALEN ENERGY SUPPLY LLC	2/1/2034	1,935,000	6.25%	SEMI-ANN	—	1,975,666
TALEN ENERGY SUPPLY LLC	2/1/2036	1,935,000	6.50%	SEMI-ANN	—	2,000,963
TAYLOR MORRISON COMMUNITIES INC	1/15/2028	1,070,000	5.75%	SEMI-ANN	—	1,088,823
TAYLOR MORRISON COMMUNITIES INC	8/1/2030	864,000	5.13%	SEMI-ANN	—	869,302
TELEFLEX INC	11/15/2027	929,000	4.63%	SEMI-ANN	—	927,586
TELEFONICA EUROPE BV	9/15/2030	200,000	8.25%	SEMI-ANN	—	229,703
TENET HEALTHCARE CORP	1/15/2030	1,008,000	4.38%	SEMI-ANN	—	989,022
TENET HEALTHCARE CORP	10/1/2028	1,288,000	6.13%	SEMI-ANN	—	1,293,823
TENET HEALTHCARE CORP	11/1/2027	2,231,000	5.13%	SEMI-ANN	—	2,235,990
TENET HEALTHCARE CORP	6/15/2030	1,150,000	6.13%	SEMI-ANN	—	1,176,787
TENET HEALTHCARE CORP	11/15/2032	2,770,000	5.50%	SEMI-ANN	—	2,807,833
TENET HEALTHCARE CORP	5/15/2031	1,760,000	6.75%	SEMI-ANN	—	1,831,255
TENNESSEE GAS PIPELINE CO LLC	6/15/2032	28,000	8.38%	SEMI-ANN	—	33,041
TERRAFORM POWER OPERATING LLC	1/15/2030	1,868,000	4.75%	SEMI-ANN	—	1,815,529
TERRAFORM POWER OPERATING LLC	1/31/2028	1,548,000	5.00%	SEMI-ANN	—	1,546,484
TERWIN MORTGAGE TRUST 2006-10SL	10/25/2037	543,073	FLT	MONTHLY	—	269,731
THOMSON REUTERS CORP	5/15/2026	900,000	3.35%	SEMI-ANN	—	895,854
TK ELEVATOR US NEWCO INC	7/15/2027	3,447,000	5.25%	SEMI-ANN	—	3,447,820
T-MOBILE US TRUST 2024-1	9/20/2029	800,000	5.05%	MONTHLY	—	804,833
T-MOBILE USA INC	1/15/2029	638,000	4.85%	SEMI-ANN	—	652,086
TORONTO-DOMINION BANK/THE	6/5/2027	500,000	4.70%	SEMI-ANN	—	501,695
TOTALENERGIES CAPITAL SA	3/31/2026	7,000,000	ZCP		—	6,934,550
TOYOTA AUTO LOAN EXTENDED NOTE TRUST 2021-1	2/27/2034	4,880,000	1.07%	MONTHLY	—	4,858,627
TOYOTA AUTO RECEIVABLES 2022-A OWNER TRUST	5/17/2027	1,212,191	1.54%	MONTHLY	—	1,207,779
TOYOTA AUTO RECEIVABLES 2022-B OWNER TRUST	8/16/2027	6,550,861	3.11%	MONTHLY	—	6,535,378

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

TOYOTA AUTO RECEIVABLES 2023-A OWNER TRUST	9/15/2027	3,258,874	4.63%	MONTHLY	—	3,266,371
TOYOTA AUTO RECEIVABLES 2023-A OWNER TRUST	9/15/2027	4,274,853	4.63%	MONTHLY	—	4,284,687
TOYOTA AUTO RECEIVABLES 2024-B OWNER TRUST	1/16/2029	4,835,859	5.33%	MONTHLY	—	4,886,270
TOYOTA AUTO RECEIVABLES 2024-C OWNER TRUST	5/17/2027	2,165,595	5.16%	MONTHLY	—	2,168,259
TOYOTA AUTO RECEIVABLES 2024-C OWNER TRUST	5/17/2027	379,669	5.16%	MONTHLY	—	380,137
TOYOTA AUTO RECEIVABLES 2024-C OWNER TRUST	5/17/2027	4,833,191	FLT	MONTHLY	—	4,834,044
TOYOTA AUTO RECEIVABLES 2024-D OWNER TRUST	8/16/2027	455,090	4.55%	MONTHLY	—	455,713
TOYOTA AUTO RECEIVABLES 2025-A OWNER TRUST	11/15/2027	1,929,866	4.48%	MONTHLY	—	1,932,993
TOYOTA AUTO RECEIVABLES 2025-B OWNER TRUST	3/15/2028	5,391,632	4.46%	MONTHLY	—	5,404,377
TOYOTA AUTO RECEIVABLES 2025-C OWNER TRUST	8/17/2026	1,673,527	4.44%	MONTHLY	—	1,674,079
TOYOTA LEASE OWNER TRUST 2023-B	11/20/2026	210,796	5.66%	MONTHLY	—	210,896
TOYOTA LEASE OWNER TRUST 2023-B	11/20/2026	63,093	5.66%	MONTHLY	—	63,123
TOYOTA LEASE OWNER TRUST 2024-A	4/20/2027	386,355	5.25%	MONTHLY	—	387,768
TOYOTA LEASE OWNER TRUST 2024-B	9/20/2027	400,000	4.21%	MONTHLY	—	400,691
TOYOTA LEASE OWNER TRUST 2025-A	7/20/2027	1,578,431	FLT	MONTHLY	—	1,579,042
TOYOTA LEASE OWNER TRUST 2025-B	9/21/2026	4,529,106	4.10%	MONTHLY	—	4,531,269
TOYOTA MOTOR CREDIT CORP	5/15/2026	595,000	FLT		—	595,626
TOYOTA MOTOR CREDIT CORP	4/10/2026	407,000	FLT		—	407,303
TOYOTA MOTOR CREDIT CORP	1/5/2026	1,363,000	4.80%	SEMI-ANN	—	1,363,121
TRANSDIGM INC	1/15/2033	875,000	6.00%	SEMI-ANN	—	895,536
TRANSDIGM INC	12/15/2030	2,632,000	6.88%	SEMI-ANN	—	2,754,374
TRANSDIGM INC	3/1/2032	4,960,000	6.63%	SEMI-ANN	—	5,160,766
TRANSDIGM INC	3/1/2029	2,662,000	6.38%	SEMI-ANN	—	2,745,238
TRANSDIGM INC	8/15/2028	955,000	6.75%	SEMI-ANN	—	971,823
TRANSDIGM INC	5/31/2033	4,660,000	6.38%	SEMI-ANN	—	4,781,617
TRANSDIGM INC	1/31/2034	2,407,000	6.75%	SEMI-ANN	—	2,507,334
TRANSMONTAIGNE PARTNERS LLC	6/15/2030	3,248,000	8.50%	SEMI-ANN	—	3,278,307
TRANSOCEAN AQUILA LTD	9/30/2028	1,358,662	8.00%	SEMI-ANN	—	1,391,658
TRANSOCEAN INTERNATIONAL LTD	5/15/2029	603,000	8.25%	SEMI-ANN	—	607,817
TRANSOCEAN INTERNATIONAL LTD	5/15/2031	1,000,000	8.50%	SEMI-ANN	—	990,526
TRANSOCEAN TITAN FINANCING LTD	2/1/2028	1,102,571	8.38%	SEMI-ANN	—	1,126,022
TRINITAS CLO XX LTD	7/20/2035	1,100,000	FLT	QUARTERLY	—	1,097,853
TRONOX INC	3/15/2029	1,932,000	4.63%	SEMI-ANN	—	1,352,509
TRONOX INC	9/30/2030	876,000	9.13%	SEMI-ANN	—	871,010
UBS GROUP AG	1/30/2027	900,000	1.36%		—	897,982
UBS GROUP AG	8/10/2174	600,000	4.38%	SEMI-ANN	—	550,342

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

UBS GROUP AG	8/5/2027	1,445,000	4.70%	SEMI-ANN	—	1,450,133
UKG INC	2/1/2031	3,721,000	6.88%	SEMI-ANN	—	3,823,994
UNITED OVERSEAS BANK LTD	2/19/2026	8,930,000	ZCP		—	8,883,820
UNITED OVERSEAS BANK LTD	2/20/2026	4,950,000	ZCP		—	4,923,885
UNITED RENTALS NORTH AMERICA INC	2/15/2031	499,000	3.88%	SEMI-ANN	—	476,442
UNITED RENTALS NORTH AMERICA INC	11/15/2033	1,485,000	5.38%	SEMI-ANN	—	1,483,874
UNITED RENTALS NORTH AMERICA INC	3/15/2034	530,000	6.13%	SEMI-ANN	—	552,087
UNITED WHOLESALE MORTGAGE LLC	4/15/2029	2,341,000	5.50%	SEMI-ANN	—	2,324,379
UNITED WHOLESALE MORTGAGE LLC	6/15/2027	359,000	5.75%	SEMI-ANN	—	359,963
UNIVISION COMMUNICATIONS INC	8/15/2028	427,000	8.00%	SEMI-ANN	—	442,211
UNIVISION COMMUNICATIONS INC	5/1/2029	1,896,000	4.50%	SEMI-ANN	—	1,821,259
UNIVISION COMMUNICATIONS INC	6/30/2030	784,000	7.38%	SEMI-ANN	—	796,894
US FOODS INC	2/15/2029	1,251,000	4.75%	SEMI-ANN	—	1,243,909
US FOODS INC	6/1/2030	1,315,000	4.63%	SEMI-ANN	—	1,297,326
US FOODS INC	4/15/2033	915,000	5.75%	SEMI-ANN	—	932,008
US FOODS INC	1/15/2032	2,131,000	7.25%	SEMI-ANN	—	2,239,946
US FOODS INC	9/15/2028	850,000	6.88%	SEMI-ANN	—	879,085
USA COMPRESSION PARTNERS LP	3/15/2029	2,162,000	7.13%	SEMI-ANN	—	2,238,065
UWM HOLDINGS LLC	3/15/2031	2,988,000	6.25%	SEMI-ANN	—	2,983,236
UWM HOLDINGS LLC	2/1/2030	2,337,000	6.63%	SEMI-ANN	—	2,366,498
VAIL RESORTS INC	5/15/2032	1,246,000	6.50%	SEMI-ANN	—	1,293,353
VENTURE 33 CLO LTD	7/15/2031	232,501	FLT	QUARTERLY	—	232,915
VENTURE 44 CLO LTD	10/20/2034	1,100,000	FLT	QUARTERLY	—	1,094,832
VENTURE GLOBAL CALCASIEU PASS LLC	11/1/2033	1,629,000	3.88%	SEMI-ANN	—	1,396,724
VENTURE GLOBAL CALCASIEU PASS LLC	8/15/2031	3,971,000	4.13%	SEMI-ANN	—	3,608,875
VENTURE GLOBAL LNG INC	2/1/2029	1,112,000	9.50%	SEMI-ANN	—	1,152,636
VENTURE GLOBAL LNG INC	2/1/2032	1,894,000	9.88%	SEMI-ANN	—	1,956,639
VENTURE GLOBAL LNG INC	1/15/2030	1,232,000	7.00%	SEMI-ANN	—	1,185,713
VENTURE GLOBAL LNG INC	6/1/2031	4,947,000	8.38%	SEMI-ANN	—	4,921,052
VENTURE GLOBAL PLAQUEMINES LNG LLC	1/15/2034	2,582,000	6.50%	SEMI-ANN	—	2,644,588
VENTURE GLOBAL PLAQUEMINES LNG LLC	12/15/2030	716,000	6.13%	SEMI-ANN	—	729,370
VENTURE GLOBAL PLAQUEMINES LNG LLC	5/1/2033	1,119,000	7.50%	SEMI-ANN	—	1,209,081
VENTURE GLOBAL PLAQUEMINES LNG LLC	1/15/2036	5,427,000	6.75%	SEMI-ANN	—	5,558,824
VENTURE GLOBAL PLAQUEMINES LNG LLC	6/15/2034	948,000	6.50%	SEMI-ANN	—	969,214
VENTURE GLOBAL PLAQUEMINES LNG LLC	5/1/2035	1,119,000	7.75%	SEMI-ANN	—	1,222,915
VERIZON MASTER TRUST	1/22/2029	14,000,000	4.49%		—	14,002,888
VERIZON MASTER TRUST	6/20/2029	500,000	5.16%	MONTHLY	—	502,919
VICI PROPERTIES LP	2/15/2029	64,000	3.88%	SEMI-ANN	—	62,789
VIKING CRUISES LTD	2/15/2029	865,000	7.00%	SEMI-ANN	—	869,952
VIKING CRUISES LTD	10/15/2033	3,415,000	5.88%	SEMI-ANN	—	3,467,212
VIKING CRUISES LTD	7/15/2031	783,000	9.13%	SEMI-ANN	—	838,474
VIRGIN MEDIA FINANCE PLC	7/15/2030	1,488,000	5.00%	SEMI-ANN	—	1,311,262

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

VIRGINIA ELECTRIC AND POWER CO	8/15/2034	800,000	5.05%	SEMI-ANN	—	811,728
VIRGINIA POWER FUEL SECURITIZATION LLC	5/1/2033	800,000	4.88%	SEMI-ANN	—	818,700
VISTRA OPERATIONS CO LLC	4/15/2032	1,669,000	6.88%	SEMI-ANN	—	1,758,158
VISTRA OPERATIONS CO LLC	2/15/2027	2,471,000	5.63%	SEMI-ANN	—	2,472,074
VISTRA OPERATIONS CO LLC	10/15/2031	3,857,000	7.75%	SEMI-ANN	—	4,085,246
VMED O2 UK FINANCING I PLC	7/15/2031	2,682,000	4.75%	SEMI-ANN	—	2,476,261
VMED O2 UK FINANCING I PLC	1/31/2031	4,275,000	4.25%	SEMI-ANN	—	3,899,611
VOLKSWAGEN AUTO LEASE TRUST 2024-A	12/21/2026	3,489,632	5.40%	MONTHLY	—	3,493,090
VOLKSWAGEN AUTO LEASE TRUST 2024-A	6/21/2027	8,291,000	5.21%	MONTHLY	—	8,335,054
VOLKSWAGEN AUTO LEASE TRUST 2025-A	6/22/2026	729,322	4.47%		—	729,635
VOLKSWAGEN AUTO LOAN ENHANCED TRUST 2025-1	1/20/2028	594,371	4.51%	MONTHLY	—	595,744
VOLKSWAGEN AUTO LOAN ENHANCED TRUST 2025-2	11/20/2026	14,448,108	4.03%	MONTHLY	—	14,455,775
VOLKSWAGEN GROUP OF AMERICA FINANCE LLC	9/26/2026	300,000	3.20%	SEMI-ANN	—	297,878
VOLKSWAGEN GROUP OF AMERICA FINANCE LLC	3/27/2028	1,000,000	5.05%	SEMI-ANN	—	1,015,478
VOLTAGRID LLC	11/1/2030	1,784,000	7.38%	SEMI-ANN	—	1,767,771
VOLVO FINANCIAL EQUIPMENT LLC SERIES 2025-2	10/15/2026	7,542,796	4.07%	MONTHLY	—	7,548,214
VOYA CLO 2017-3 LTD	4/20/2034	1,100,000	FLT	QUARTERLY	—	1,100,600
VOYA CLO 2019-2 LTD	7/20/2032	553,367	FLT	QUARTERLY	—	553,700
VOYAGER PARENT LLC	7/1/2032	1,786,000	9.25%	SEMI-ANN	—	1,895,014
VZ SECURED FINANCING BV	1/15/2032	6,311,000	5.00%	SEMI-ANN	—	5,733,509
WARNERMEDIA HOLDINGS INC	3/15/2032	1,455,000	4.28%	SEMI-ANN	—	1,277,228
WARNERMEDIA HOLDINGS INC	3/15/2042	4,359,000	5.05%	SEMI-ANN	—	3,077,454
WARNERMEDIA HOLDINGS INC	3/15/2052	615,000	5.14%	SEMI-ANN	—	405,193
WASTE PRO USA INC	2/1/2033	2,535,000	7.00%	SEMI-ANN	—	2,610,378
WATCO COS LLC	8/1/2032	4,891,000	7.13%	SEMI-ANN	—	5,120,143
WELLS FARGO & CO	1/24/2028	800,000	4.90%	SEMI-ANN	—	806,802
WELLS FARGO & CO	6/17/2027	700,000	3.20%	SEMI-ANN	—	697,223
WELLS FARGO & CO	7/25/2029	700,000	5.57%	SEMI-ANN	—	725,296
WELLS FARGO BANK NA	8/7/2026	325,000	FLT		—	326,488
WELLS FARGO BANK NA	8/7/2026	400,000	5.45%	SEMI-ANN	—	403,337
WESCO DISTRIBUTION INC	3/15/2033	963,000	6.38%	SEMI-ANN	—	1,005,453
WESCO DISTRIBUTION INC	3/15/2032	2,524,000	6.63%	SEMI-ANN	—	2,635,583
WESCO DISTRIBUTION INC	6/15/2028	4,437,000	7.25%	SEMI-ANN	—	4,501,505
WESCO DISTRIBUTION INC	3/15/2029	1,646,000	6.38%	SEMI-ANN	—	1,699,773
WESTERN MIDSTREAM OPERATING LP	1/15/2029	100,000	6.35%	SEMI-ANN	—	105,304
WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORP	11/15/2026	400,000	3.45%	SEMI-ANN	—	397,989
WESTLAKE AUTOMOBILE RECEIVABLES TRUST 2023-4	7/15/2027	1,368,352	6.24%	MONTHLY	—	1,370,301
WESTLAKE AUTOMOBILE RECEIVABLES TRUST 2024-3	9/15/2027	591,928	4.82%	MONTHLY	—	592,669
WESTLAKE AUTOMOBILE RECEIVABLES TRUST 2025-1	1/18/2028	1,004,365	4.66%	MONTHLY	—	1,006,138

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

WESTLAKE AUTOMOBILE RECEIVABLES TRUST 2025-3	10/15/2026	1,397,394	4.28%	MONTHLY	—	1,398,066
WESTLAKE AUTOMOBILE RECEIVABLES TRUST 2025-3	4/17/2028	4,800,000	4.31%	MONTHLY	—	4,805,499
WESTLAKE AUTOMOBILE RECEIVABLES TRUST 2023-P1	2/16/2027	223,863	5.89%	MONTHLY	—	224,033
WESTPAC BANKING CORP	8/12/2026	6,000,000	ZCP		—	5,863,322
WESTPAC BANKING CORP	6/3/2026	1,525,000	FLT		—	1,526,818
WEX INC	3/15/2033	2,408,000	6.50%	SEMI-ANN	—	2,464,985
WHITE CAP SUPPLY HOLDINGS LLC	11/15/2030	2,819,000	7.38%	SEMI-ANN	—	2,919,070
WILLIAMS SCOTSMAN INC	6/15/2029	919,000	6.63%	SEMI-ANN	—	949,149
WILLIAMS SCOTSMAN INC	4/15/2030	543,000	6.63%	SEMI-ANN	—	561,258
WILLIAMS SCOTSMAN INC	8/15/2028	845,000	4.63%	SEMI-ANN	—	842,408
WIND RIVER 2016-1K CLO LTD	10/15/2034	1,094,096	FLT	QUARTERLY	—	1,094,112
WIND RIVER 2021-2 CLO LTD	7/20/2034	400,000	FLT	QUARTERLY	—	399,696
WINDSTREAM SERVICES LLC	10/1/2031	1,794,000	8.25%	SEMI-ANN	—	1,883,287
WINDSTREAM SERVICES LLC	10/15/2033	1,246,000	7.50%	SEMI-ANN	—	1,277,284
WOLVERINE WORLD WIDE INC	8/15/2029	2,615,000	4.00%	SEMI-ANN	—	2,417,560
WORLD OMNI AUTO RECEIVABLES TRUST 2022-B	7/15/2027	181,942	3.25%	MONTHLY	—	181,866
WORLD OMNI AUTO RECEIVABLES TRUST 2022-C	10/15/2027	1,155,027	3.66%	MONTHLY	—	1,154,511
WORLD OMNI AUTO RECEIVABLES TRUST 2022-C	10/15/2027	691,072	3.66%	MONTHLY	—	690,763
WORLD OMNI AUTO RECEIVABLES TRUST 2022-D	2/15/2028	1,191,775	5.61%	MONTHLY	—	1,196,568
WORLD OMNI AUTO RECEIVABLES TRUST 2022-D	2/15/2028	483,446	5.61%	MONTHLY	—	485,390
WORLD OMNI AUTO RECEIVABLES TRUST 2023-A	5/15/2028	2,018,425	4.83%	MONTHLY	—	2,022,943
WORLD OMNI AUTO RECEIVABLES TRUST 2023-A	5/15/2028	610,408	4.83%	MONTHLY	—	611,774
WORLD OMNI AUTO RECEIVABLES TRUST 2023-C	11/15/2028	3,749,947	5.15%	MONTHLY	—	3,771,912
WORLD OMNI AUTO RECEIVABLES TRUST 2025-C	8/17/2026	2,773,752	4.36%	MONTHLY	—	2,774,890
WORLD OMNI AUTO RECEIVABLES TRUST 2025-D	10/15/2026	5,880,105	4.04%	MONTHLY	—	5,883,191
WORLD OMNI AUTO LEASE SECURITIZATION TRUST 2024-A	10/15/2027	15,658,000	5.26%	MONTHLY	—	15,759,844
WORLD OMNI AUTO LEASE SECURITIZATION TRUST 2025-A	12/15/2027	1,066,453	4.35%	MONTHLY	—	1,068,852
WORLD OMNI SELECT AUTO TRUST 2025-A	10/15/2026	8,147,494	4.22%	MONTHLY	—	8,150,382
WR GRACE HOLDINGS LLC	6/15/2027	805,000	4.88%	SEMI-ANN	—	802,699
WR GRACE HOLDINGS LLC	8/15/2032	3,863,000	6.63%	SEMI-ANN	—	3,912,329
WR GRACE HOLDINGS LLC	8/15/2029	5,267,000	5.63%	SEMI-ANN	—	5,013,376
WR GRACE HOLDINGS LLC	3/1/2031	1,013,000	7.38%	SEMI-ANN	—	1,037,342
WULF COMPUTE LLC	10/15/2030	1,187,000	7.75%	SEMI-ANN	—	1,222,905
XCEL ENERGY INC	12/1/2026	800,000	3.35%	SEMI-ANN	—	795,034
XPLR INFRASTRUCTURE OPERATING PARTNERS LP	3/15/2033	1,685,000	8.63%	SEMI-ANN	—	1,772,644
XPLR INFRASTRUCTURE OPERATING PARTNERS LP	1/15/2031	1,494,000	8.38%	SEMI-ANN	—	1,568,273
XPLR INFRASTRUCTURE OPERATING PARTNERS LP	4/15/2034	1,406,000	7.75%	SEMI-ANN	—	1,428,907

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

XPLR INFRASTRUCTURE OPERATING PARTNERS LP	9/15/2027	3,377,000	4.50%	SEMI-ANN	—	3,339,009
XPLR INFRASTRUCTURE OPERATING PARTNERS LP	1/15/2029	3,116,000	7.25%	SEMI-ANN	—	3,192,660
ZF NORTH AMERICA CAPITAL INC	4/23/2032	4,270,000	6.88%	SEMI-ANN	—	4,175,615
ZF NORTH AMERICA CAPITAL INC	4/14/2030	410,000	7.13%	SEMI-ANN	—	412,987
ZF NORTH AMERICA CAPITAL INC	3/24/2031	3,496,000	7.50%	SEMI-ANN	—	3,533,218
ZOOMINFO TECHNOLOGIES LLC	2/1/2029	5,250,000	3.88%	SEMI-ANN	—	4,954,021

TOTAL CORPORATE DEBT AND ASSET-BACKED SECURITIES					—	2,484,139,652

U.S. FEDERAL, STATE, LOCAL AND NON-U.S. GOVERNMENT SECURITIES:
CALIFORNIA HEALTH FACILITIES FINANCING AUTHORITY	6/1/2037	500,000	4.19%	SEMI-ANN	—	477,653
CANADIAN GOVERNMENT REAL RETURN BOND	12/1/2026	500,000	FLT	SEMI-ANN	—	708,621
EMIRATE OF ABU DHABI UNITED ARAB EMIRATES	3/2/2031	2,000,000	1.70%	SEMI-ANN	—	1,782,663
FEDERAL HOME LOAN BANKS	3/23/2026	9,018,750	1.00%	SEMI-ANN	—	8,967,081
FEDERAL HOME LOAN BANKS	9/18/2026	15,000,000	4.00%	SEMI-ANN	—	15,002,535
FEDERAL HOME LOAN BANKS	12/11/2026	10,000,000	FLT		—	10,002,050
FEDERAL HOME LOAN MORTGAGE CORP	10/28/2026	4,000,000	0.80%	SEMI-ANN	—	3,907,984
FRENCH REPUBLIC	3/1/2026	2,800,000	FLT	ANNUAL	—	4,022,512
FRENCH REPUBLIC	7/25/2031	2,000,000	FLT	ANNUAL	—	2,730,667
FRENCH REPUBLIC	7/25/2038	100,000	FLT	ANNUAL	—	114,050
GOLDEN STATE TOBACCO SECURITIZATION CORP	6/1/2041	700,000	3.71%	SEMI-ANN	—	544,213
INTER-AMERICAN DEVELOPMENT BANK	2/10/2026	14,750,000	FLT	QUARTERLY	—	14,758,061
INTERNATIONAL BANK FOR RECONSTRUCTION & DEVELOPMENT	9/23/2026	3,250,000	FLT		—	3,250,582
JAPAN	3/10/2028	149,000,000	FLT	SEMI-ANN	—	1,099,469
JAPAN	3/10/2028	203,000,000	FLT	SEMI-ANN	—	1,497,934
JAPAN	3/10/2029	228,000,000	FLT	SEMI-ANN	—	1,669,027
JAPAN	3/10/2029	332,000,000	FLT	SEMI-ANN	—	2,430,337
JAPAN	3/10/2034	140,000,000	FLT	SEMI-ANN	—	921,354
JAPAN	3/10/2035	200,000,000	FLT	SEMI-ANN	—	1,271,169
KOREA NATIONAL OIL CORP	4/3/2029	800,000	4.88%	SEMI-ANN	—	818,468
MARICOPA COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY	10/1/2029	475,000	7.38%	SEMI-ANN	—	498,287
PETROLEOS MEXICANOS	2/16/2032	600,000	6.70%	SEMI-ANN	—	598,398
REPUBLIC OF CHILE	1/31/2027	400,000	2.75%	SEMI-ANN	—	393,684
REPUBLIC OF ITALY	5/15/2030	1,600,000	FLT	SEMI-ANN	—	2,278,697
REPUBLIC OF THE PHILIPPINES	7/17/2033	700,000	5.00%	SEMI-ANN	—	717,761
SOUTHERN GAS CORRIDOR CJSC	3/24/2026	600,000	6.88%	SEMI-ANN	—	603,898
STATE BOARD OF ADMINISTRATION FINANCE CORP	7/1/2034	700,000	5.53%	SEMI-ANN	—	736,010
STATE OF ISRAEL	3/12/2034	800,000	5.50%	SEMI-ANN	—	828,406

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

TEXAS NATURAL GAS SECURITIZATION FINANCE CORP	4/1/2041	500,000	5.17%	SEMI-ANN	—	509,925
UNITED STATES OF AMERICA	1/22/2026	7,670,000	ZCP		—	7,654,838
UNITED STATES OF AMERICA	1/15/2026	28,000,000	FLT		—	38,258,760
UNITED STATES OF AMERICA	1/6/2026	16,000,000	ZCP		—	15,993,858
UNITED STATES OF AMERICA	2/19/2026	11,790,000	ZCP		—	11,733,954
UNITED STATES OF AMERICA	3/26/2026	15,600,000	ZCP		—	15,473,517
UNITED STATES OF AMERICA	4/7/2026	7,700,000	ZCP		—	7,628,415
UNITED STATES OF AMERICA	4/30/2026	7,500,000	ZCP		—	7,413,338
UNITED STATES OF AMERICA	5/15/2049	6,651,000	2.88%	SEMI-ANN	—	4,792,097
UNITED STATES OF AMERICA	5/15/2049	23,800,000	ZCP	ANNUAL	—	7,456,655
UNITED STATES OF AMERICA	8/15/2040	300,000	ZCP	ANNUAL	—	149,206
UNITED STATES OF AMERICA	8/15/2040	10,400,000	1.13%	SEMI-ANN	—	6,557,281
UNITED STATES OF AMERICA	8/15/2041	300,000	ZCP	ANNUAL	—	140,766
UNITED STATES OF AMERICA	2/15/2042	4,760,000	FLT		—	5,336,773
UNITED STATES OF AMERICA	11/15/2050	1,100,000	1.63%	SEMI-ANN	—	580,422
UNITED STATES OF AMERICA	2/15/2041	1,990,000	FLT	SEMI-ANN	—	2,895,239
UNITED STATES OF AMERICA	2/15/2041	11,600,000	1.88%	SEMI-ANN	—	8,134,500
UNITED STATES OF AMERICA	2/15/2051	2,100,000	FLT	SEMI-ANN	—	1,416,963
UNITED STATES OF AMERICA	2/15/2051	3,100,000	FLT	SEMI-ANN	—	2,091,707
UNITED STATES OF AMERICA	2/15/2051	4,260,000	1.88%	SEMI-ANN	—	2,392,423
UNITED STATES OF AMERICA	2/15/2050	600,000	FLT	SEMI-ANN	—	436,763
UNITED STATES OF AMERICA	2/15/2050	2,000,000	2.00%	SEMI-ANN	—	1,177,969
UNITED STATES OF AMERICA	2/15/2050	2,990,000	FLT	SEMI-ANN	—	2,176,536
UNITED STATES OF AMERICA	8/15/2051	1,225,000	2.00%	SEMI-ANN	—	705,236
UNITED STATES OF AMERICA	8/15/2049	7,409,900	2.25%	SEMI-ANN	—	4,668,526
UNITED STATES OF AMERICA	5/15/2051	1,125,400	2.38%	SEMI-ANN	—	712,607
UNITED STATES OF AMERICA	11/15/2049	2,310,000	2.38%	SEMI-ANN	—	1,490,582
UNITED STATES OF AMERICA	2/15/2045	1,200,000	FLT	SEMI-ANN	—	1,208,224
UNITED STATES OF AMERICA	2/15/2045	2,400,000	2.50%	SEMI-ANN	—	1,706,719
UNITED STATES OF AMERICA	2/15/2045	4,990,000	FLT	SEMI-ANN	—	5,024,197
UNITED STATES OF AMERICA	5/15/2052	10,600,000	2.88%	SEMI-ANN	—	7,441,117
UNITED STATES OF AMERICA	2/15/2048	2,100,000	3.00%	SEMI-ANN	—	1,569,258
UNITED STATES OF AMERICA	2/15/2048	3,541,000	FLT	SEMI-ANN	—	3,412,483
UNITED STATES OF AMERICA	2/15/2049	300,000	FLT	SEMI-ANN	—	278,949
UNITED STATES OF AMERICA	2/15/2049	2,300,000	3.00%	SEMI-ANN	—	1,701,551
UNITED STATES OF AMERICA	2/15/2049	3,480,000	FLT	SEMI-ANN	—	3,235,803
UNITED STATES OF AMERICA	8/15/2048	600,000	3.00%	SEMI-ANN	—	446,156
UNITED STATES OF AMERICA	5/15/2048	700,000	3.13%	SEMI-ANN	—	533,887
UNITED STATES OF AMERICA	8/15/2044	9,500,000	3.13%	SEMI-ANN	—	7,548,789
UNITED STATES OF AMERICA	5/15/2042	2,700,000	3.25%	SEMI-ANN	—	2,260,090
UNITED STATES OF AMERICA	5/15/2044	800,000	3.38%	SEMI-ANN	—	662,781

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

UNITED STATES OF AMERICA	5/15/2044	1,200,000	4.63%	SEMI-ANN	—	1,182,422
UNITED STATES OF AMERICA	11/15/2048	2,800,000	3.38%	SEMI-ANN	—	2,224,688
UNITED STATES OF AMERICA	2/15/2043	2,400,000	3.88%	SEMI-ANN	—	2,166,937
UNITED STATES OF AMERICA	2/15/2043	3,970,000	FLT	SEMI-ANN	—	4,181,834
UNITED STATES OF AMERICA	5/15/2043	3,500,000	3.88%	SEMI-ANN	—	3,151,367
UNITED STATES OF AMERICA	11/15/2042	3,174,000	4.00%	SEMI-ANN	—	2,919,708
UNITED STATES OF AMERICA	11/15/2052	1,500,000	4.00%	SEMI-ANN	—	1,306,406
UNITED STATES OF AMERICA	3/31/2029	8,600,000	4.13%	SEMI-ANN	—	8,746,469
UNITED STATES OF AMERICA	8/15/2035	122,000	4.25%	SEMI-ANN	—	123,144
UNITED STATES OF AMERICA	8/15/2054	1,200,000	4.25%	SEMI-ANN	—	1,089,750
UNITED STATES OF AMERICA	5/15/2041	598,000	4.38%	SEMI-ANN	—	584,638
UNITED STATES OF AMERICA	8/15/2043	3,475,000	4.38%	SEMI-ANN	—	3,331,249
UNITED STATES OF AMERICA	11/15/2055	2,700,000	4.63%	SEMI-ANN	—	2,612,672
UNITED STATES OF AMERICA	8/15/2045	2,577,000	4.88%	SEMI-ANN	—	2,611,628
UNITED STATES OF AMERICA	1/15/2027	5,490,000	FLT	SEMI-ANN	—	7,307,961
UNITED STATES OF AMERICA	1/15/2028	9,736,000	FLT	SEMI-ANN	—	15,242,746
UNITED STATES OF AMERICA	1/15/2028	15,398,000	FLT	SEMI-ANN	—	19,964,041
UNITED STATES OF AMERICA	1/15/2029	3,180,000	FLT	SEMI-ANN	—	4,977,935
UNITED STATES OF AMERICA	1/15/2029	4,880,000	FLT	SEMI-ANN	—	6,195,756
UNITED STATES OF AMERICA	1/15/2030	8,880,000	FLT	SEMI-ANN	—	10,658,330
UNITED STATES OF AMERICA	1/15/2031	8,670,000	FLT	SEMI-ANN	—	10,112,451
UNITED STATES OF AMERICA	1/15/2032	12,200,000	FLT	SEMI-ANN	—	13,092,859
UNITED STATES OF AMERICA	1/15/2033	13,300,000	FLT	SEMI-ANN	—	13,953,651
UNITED STATES OF AMERICA	1/15/2034	13,100,000	FLT	SEMI-ANN	—	13,801,066
UNITED STATES OF AMERICA	1/15/2035	18,900,000	FLT	SEMI-ANN	—	19,850,595
UNITED STATES OF AMERICA	2/15/2040	1,380,000	FLT	SEMI-ANN	—	2,056,451
UNITED STATES OF AMERICA	2/15/2044	7,280,000	FLT	SEMI-ANN	—	8,509,335
UNITED STATES OF AMERICA	2/15/2046	200,000	FLT	SEMI-ANN	—	206,969
UNITED STATES OF AMERICA	2/15/2046	3,630,000	FLT	SEMI-ANN	—	3,756,483
UNITED STATES OF AMERICA	2/15/2047	100,000	FLT	SEMI-ANN	—	97,161
UNITED STATES OF AMERICA	2/15/2047	3,591,000	FLT	SEMI-ANN	—	3,489,051
UNITED STATES OF AMERICA	2/15/2052	500,000	FLT	SEMI-ANN	—	308,713
UNITED STATES OF AMERICA	2/15/2052	2,800,000	FLT	SEMI-ANN	—	1,728,791
UNITED STATES OF AMERICA	2/15/2053	600,000	FLT	SEMI-ANN	—	511,939
UNITED STATES OF AMERICA	2/15/2053	3,100,000	FLT	SEMI-ANN	—	2,645,017
UNITED STATES OF AMERICA	2/15/2054	1,600,000	FLT	SEMI-ANN	—	1,525,252
UNITED STATES OF AMERICA	2/15/2054	5,000,000	FLT	SEMI-ANN	—	4,766,413
UNITED STATES OF AMERICA	2/15/2055	300,000	FLT	SEMI-ANN	—	293,592
UNITED STATES OF AMERICA	2/15/2055	5,300,000	FLT	SEMI-ANN	—	5,186,784
UNITED STATES OF AMERICA	4/15/2027	6,900,000	FLT	SEMI-ANN	—	7,811,982
UNITED STATES OF AMERICA	4/15/2028	5,324,000	FLT	SEMI-ANN	—	11,245,794
UNITED STATES OF AMERICA	4/15/2028	12,800,000	FLT	SEMI-ANN	—	13,837,229

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

UNITED STATES OF AMERICA	4/15/2029	1,300,000	FLT	SEMI-ANN	—	1,397,637
UNITED STATES OF AMERICA	4/15/2029	1,910,000	FLT	SEMI-ANN	—	4,075,818
UNITED STATES OF AMERICA	4/15/2029	8,300,000	FLT	SEMI-ANN	—	8,923,376
UNITED STATES OF AMERICA	4/15/2030	18,900,000	FLT	SEMI-ANN	—	19,430,734
UNITED STATES OF AMERICA	4/15/2032	269,000	FLT	SEMI-ANN	—	544,680
UNITED STATES OF AMERICA	7/15/2026	8,345,000	FLT	SEMI-ANN	—	11,268,717
UNITED STATES OF AMERICA	7/15/2027	11,530,000	FLT	SEMI-ANN	—	15,165,483
UNITED STATES OF AMERICA	7/15/2028	9,110,000	FLT	SEMI-ANN	—	11,675,972
UNITED STATES OF AMERICA	7/15/2029	7,923,000	FLT	SEMI-ANN	—	9,717,794
UNITED STATES OF AMERICA	7/15/2030	6,240,000	FLT	SEMI-ANN	—	7,481,333
UNITED STATES OF AMERICA	7/15/2031	24,740,000	FLT	SEMI-ANN	—	27,858,700
UNITED STATES OF AMERICA	7/15/2032	20,000,000	FLT	SEMI-ANN	—	21,032,048
UNITED STATES OF AMERICA	7/15/2033	14,600,000	FLT	SEMI-ANN	—	15,259,792
UNITED STATES OF AMERICA	7/15/2034	19,100,000	FLT	SEMI-ANN	—	19,906,939
UNITED STATES OF AMERICA	7/15/2035	18,400,000	FLT	SEMI-ANN	—	18,610,919
UNITED STATES OF AMERICA	10/15/2026	27,300,000	FLT	SEMI-ANN	—	32,223,483
UNITED STATES OF AMERICA	10/15/2027	8,200,000	FLT	SEMI-ANN	—	9,080,406
UNITED STATES OF AMERICA	10/15/2028	7,000,000	FLT	SEMI-ANN	—	7,661,867
UNITED STATES OF AMERICA	10/15/2029	10,900,000	FLT	SEMI-ANN	—	11,393,632
UNITED STATES OF AMERICA	10/15/2030	6,000,000	FLT	SEMI-ANN	—	5,948,961

TOTAL U.S. FEDERAL, STATE, LOCAL AND NON-U.S. GOVERNMENT SECURITIES					—	775,665,981

MORTGAGE-BACKED SECURITIES:
FEDERAL HOME LOAN MORTGAGE CORP	12/25/2049	1,421,370	2.50%	MONTHLY	—	1,268,748
FEDERAL HOME LOAN MORTGAGE CORP	8/1/2043	3,848	4.00%	MONTHLY	—	3,806
FEDERAL HOME LOAN MORTGAGE CORP	9/1/2039	1,002	4.00%	MONTHLY	—	984
FEDERAL HOME LOAN MORTGAGE CORP	9/1/2043	198,931	4.00%	MONTHLY	—	191,346
FEDERAL HOME LOAN MORTGAGE CORP	1/1/2037	30,331	FLT	MONTHLY	—	31,607
FEDERAL HOME LOAN MORTGAGE CORP	1/15/2047	439,325	FLT	MONTHLY	—	430,348
FEDERAL HOME LOAN MORTGAGE CORP	2/25/2055	1,590,976	FLT	MONTHLY	—	1,597,435
FEDERAL HOME LOAN MORTGAGE CORP	4/25/2055	1,545,532	FLT	MONTHLY	—	1,551,929
FEDERAL HOME LOAN MORTGAGE CORP	5/25/2055	675,503	FLT	MONTHLY	—	676,268
FEDERAL HOME LOAN MORTGAGE CORP	6/25/2055	708,012	FLT	MONTHLY	—	712,288
FEDERAL HOME LOAN MORTGAGE CORP	7/15/2048	108,017	FLT	MONTHLY	—	105,100
FEDERAL HOME LOAN MORTGAGE CORP	7/25/2026	114,511	FLT	MONTHLY	—	114,529
FEDERAL HOME LOAN MORTGAGE CORP	8/15/2057	1,874,719	FLT	MONTHLY	—	1,823,286
FEDERAL HOME LOAN MORTGAGE CORP	8/25/2055	392,505	FLT	MONTHLY	—	394,336
FEDERAL HOME LOAN MORTGAGE CORP	8/25/2055	578,798	FLT	MONTHLY	—	581,291

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

FEDERAL HOME LOAN MORTGAGE CORP	8/25/2055	3,762,187	FLT	MONTHLY	—	3,778,390
FEDERAL HOME LOAN MORTGAGE CORP	9/1/2037	10,501	FLT	MONTHLY	—	10,907
FEDERAL HOME LOAN MORTGAGE CORP	10/15/2043	243,893	FLT	MONTHLY	—	238,900
FEDERAL HOME LOAN MORTGAGE CORP	10/25/2055	2,501,406	FLT	MONTHLY	—	2,510,847
ALTERNATIVE LOAN TRUST 2006-OA17	12/20/2046	220,367	FLT	MONTHLY	—	197,890
BAMLL COMMERCIAL MORTGAGE SECURITIES TRUST 2021-JACX	9/15/2038	1,100,000	FLT	MONTHLY	—	1,060,642
BANC OF AMERICA FUNDING 2007-3 TRUST	4/25/2037	54,128	FLT	MONTHLY	—	46,577
BANC OF AMERICA FUNDING 2007-C TRUST	5/20/2036	31,976	FLT	MONTHLY	—	29,842
BANC OF AMERICA MORTGAGE 2005-A TRUST	2/25/2035	18,580	FLT	MONTHLY	—	18,251
BENCHMARK 2018-B4 MORTGAGE TRUST	7/15/2051	93,071	3.98%	MONTHLY	—	92,406
CHL MORTGAGE PASS-THROUGH TRUST 2004-HYB7	11/20/2034	16,481	FLT	MONTHLY	—	15,770
CIM TRUST 2019-INV1	2/25/2049	32,141	FLT	MONTHLY	—	31,196
CIM TRUST 2023-I2	12/25/2067	436,515	FLT	MONTHLY	—	438,356
CITIGROUP COMMERCIAL MORTGAGE TRUST 2016-C1	5/10/2049	500,000	3.21%	MONTHLY	—	498,060
CITIGROUP MORTGAGE LOAN TRUST 2007-10	9/25/2037	41,179	FLT	MONTHLY	—	38,675
CITIGROUP MORTGAGE LOAN TRUST INC	10/25/2035	132,517	FLT	MONTHLY	—	116,936
COMM 2016-COR1 MORTGAGE TRUST	10/10/2049	600,000	3.09%	MONTHLY	—	593,616
COMM 2018-COR3 MORTGAGE TRUST	5/10/2051	1,900,000	4.23%	MONTHLY	—	1,871,929
CSMC 2020-FACT	10/15/2037	1,400,000	FLT	MONTHLY	—	1,393,014
CSWF 2021-SOP2	6/15/2034	58,635	FLT	MONTHLY	—	57,580
EQUS 2021-EQAZ MORTGAGE TRUST	10/15/2038	635,869	FLT	MONTHLY	—	635,672
FANNIE MAE OR FREDDIE MAC	2/25/2056	300,000	5.00%		—	299,228
FANNIE MAE OR FREDDIE MAC	2/25/2056	3,400,000	4.00%		—	3,227,190
FANNIE MAE OR FREDDIE MAC	2/25/2056	5,000,000	6.50%		—	5,197,578
FANNIE MAE OR FREDDIE MAC	2/25/2056	6,620,000	3.00%		—	5,862,843
FANNIE MAE OR FREDDIE MAC	2/25/2056	9,100,000	4.50%		—	8,886,822
FANNIE MAE OR FREDDIE MAC	2/25/2056	10,015,000	5.00%		—	9,989,219
FANNIE MAE OR FREDDIE MAC	2/25/2056	10,800,000	4.50%		—	10,546,998
FANNIE MAE OR FREDDIE MAC	2/25/2056	12,600,000	2.50%		—	10,673,578
FANNIE MAE OR FREDDIE MAC	2/25/2056	19,250,000	3.50%		—	17,769,847
FANNIE MAE OR FREDDIE MAC	2/25/2056	21,380,000	6.00%		—	21,946,629
FANNIE MAE OR FREDDIE MAC	2/25/2048	52,900,000	5.50%		—	53,623,053
FEDERAL NATIONAL MORTGAGE ASSOCIATION	9/1/2043	673,213	3.00%	MONTHLY	—	623,195
FEDERAL NATIONAL MORTGAGE ASSOCIATION	6/25/2055	53,193	FLT	MONTHLY	—	52,639
FEDERAL NATIONAL MORTGAGE ASSOCIATION	8/25/2055	693,638	FLT	MONTHLY	—	696,131
FEDERAL NATIONAL MORTGAGE ASSOCIATION	12/25/2044	62,522	2.00%	MONTHLY	—	55,967
FEDERAL NATIONAL MORTGAGE ASSOCIATION	2/1/2035	472,445	2.50%	MONTHLY	—	458,829
FEDERAL NATIONAL MORTGAGE ASSOCIATION	2/1/2046	78,877	3.00%	MONTHLY	—	72,111
FEDERAL NATIONAL MORTGAGE ASSOCIATION	4/25/2028	123,827	3.00%	MONTHLY	—	1,417
FEDERAL NATIONAL MORTGAGE ASSOCIATION	5/1/2043	318,895	3.00%	MONTHLY	—	295,520

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

FEDERAL NATIONAL MORTGAGE ASSOCIATION	9/1/2032	918,665	3.00%	MONTHLY	—	897,349
FEDERAL NATIONAL MORTGAGE ASSOCIATION	1/1/2045	77,096	4.00%	MONTHLY	—	75,295
FEDERAL NATIONAL MORTGAGE ASSOCIATION	1/1/2045	135,123	4.00%	MONTHLY	—	132,047
FEDERAL NATIONAL MORTGAGE ASSOCIATION	2/1/2043	21,652	4.00%	MONTHLY	—	21,203
FEDERAL NATIONAL MORTGAGE ASSOCIATION	3/1/2050	53,745	4.00%	MONTHLY	—	51,384
FEDERAL NATIONAL MORTGAGE ASSOCIATION	6/1/2042	18,441	4.00%	MONTHLY	—	18,059
FEDERAL NATIONAL MORTGAGE ASSOCIATION	6/1/2043	81,065	4.00%	MONTHLY	—	79,360
FEDERAL NATIONAL MORTGAGE ASSOCIATION	6/1/2045	41,171	4.00%	MONTHLY	—	39,747
FEDERAL NATIONAL MORTGAGE ASSOCIATION	6/1/2048	549,365	4.00%	MONTHLY	—	531,540
FEDERAL NATIONAL MORTGAGE ASSOCIATION	6/1/2049	692,619	4.00%	MONTHLY	—	670,371
FEDERAL NATIONAL MORTGAGE ASSOCIATION	6/1/2052	442,998	4.00%	MONTHLY	—	426,274
FEDERAL NATIONAL MORTGAGE ASSOCIATION	7/1/2042	26,873	4.00%	MONTHLY	—	26,322
FEDERAL NATIONAL MORTGAGE ASSOCIATION	7/1/2043	250,980	4.00%	MONTHLY	—	245,597
FEDERAL NATIONAL MORTGAGE ASSOCIATION	7/1/2048	39,573	4.00%	MONTHLY	—	38,280
FEDERAL NATIONAL MORTGAGE ASSOCIATION	8/1/2048	55,156	4.00%	MONTHLY	—	53,726
FEDERAL NATIONAL MORTGAGE ASSOCIATION	8/1/2052	851,324	4.00%	MONTHLY	—	809,515
FEDERAL NATIONAL MORTGAGE ASSOCIATION	9/1/2044	1,262,622	4.00%	MONTHLY	—	1,233,809
FEDERAL NATIONAL MORTGAGE ASSOCIATION	10/1/2052	73,819	4.00%	MONTHLY	—	71,191
FEDERAL NATIONAL MORTGAGE ASSOCIATION	11/1/2042	23,134	4.00%	MONTHLY	—	22,726
FEDERAL NATIONAL MORTGAGE ASSOCIATION	11/1/2044	257,832	4.00%	MONTHLY	—	251,846
FEDERAL NATIONAL MORTGAGE ASSOCIATION	12/1/2041	127,522	4.00%	MONTHLY	—	124,906
FEDERAL NATIONAL MORTGAGE ASSOCIATION	12/1/2045	241,232	4.00%	MONTHLY	—	234,445
FEDERAL NATIONAL MORTGAGE ASSOCIATION	5/1/2053	80,178	4.50%	MONTHLY	—	78,938
FEDERAL NATIONAL MORTGAGE ASSOCIATION	5/1/2053	992,266	4.50%	MONTHLY	—	977,199
FEDERAL NATIONAL MORTGAGE ASSOCIATION	5/1/2053	2,323,092	5.00%	MONTHLY	—	2,323,533
FEDERAL NATIONAL MORTGAGE ASSOCIATION	9/1/2052	80,711	4.50%	MONTHLY	—	79,260
FEDERAL NATIONAL MORTGAGE ASSOCIATION	4/1/2053	1,291,770	5.00%	MONTHLY	—	1,297,211
FEDERAL NATIONAL MORTGAGE ASSOCIATION	7/1/2053	327,759	5.00%	MONTHLY	—	329,593
FEDERAL NATIONAL MORTGAGE ASSOCIATION	7/1/2053	431,907	5.00%	MONTHLY	—	434,867
FEDERAL NATIONAL MORTGAGE ASSOCIATION	5/1/2054	3,891,649	5.50%	MONTHLY	—	3,951,500
FEDERAL NATIONAL MORTGAGE ASSOCIATION	3/1/2054	6,823,724	6.00%	MONTHLY	—	7,010,558
FEDERAL NATIONAL MORTGAGE ASSOCIATION	6/25/2059	404,458	FLT	MONTHLY	—	398,431
FEDERAL NATIONAL MORTGAGE ASSOCIATION	9/25/2041	71,562	FLT	MONTHLY	—	71,312
FREDDIE MAC POOL	10/1/2052	432,148	4.00%	MONTHLY	—	411,323
FREDDIE MAC POOL	5/1/2053	1,409,241	5.00%	MONTHLY	—	1,410,953
FREDDIE MAC POOL	3/1/2054	294,109	5.00%	MONTHLY	—	293,846
FREDDIE MAC POOL	10/1/2053	734,257	5.50%	MONTHLY	—	746,317
FREDDIE MAC POOL	4/1/2055	641,505	6.00%	MONTHLY	—	670,470
FREDDIE MAC POOL	2/1/2054	210,646	6.50%	MONTHLY	—	218,831
FREDDIE MAC WHOLE LOAN SECURITIES TRUST	12/25/2046	501,560	3.50%	MONTHLY	—	446,696
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	1/15/2056	200,000	2.50%		—	172,875

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	1/15/2056	5,015,000	5.00%		—	5,006,901
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	2/15/2056	3,600,000	4.50%		—	3,509,158
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	2/15/2056	4,400,000	4.00%		—	4,155,754
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	2/15/2056	5,600,000	6.00%		—	5,705,137
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	9/20/2055	97,000	2.00%	MONTHLY	—	80,508
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	9/20/2055	3,958,347	FLT	MONTHLY	—	3,973,888
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	11/20/2051	703,000	2.00%	MONTHLY	—	583,348
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	7/20/2052	13,329,780	3.50%	MONTHLY	—	12,273,240
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	9/20/2052	672,280	3.50%	MONTHLY	—	621,694
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	10/20/2054	3,541,724	3.50%	MONTHLY	—	3,230,686
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	6/20/2048	73,399	4.00%	MONTHLY	—	70,547
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	3/15/2029	393	7.50%	MONTHLY	—	399
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	1/20/2068	659,768	FLT	MONTHLY	—	661,555
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	1/20/2072	350,721	FLT	MONTHLY	—	347,525
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	1/20/2073	387,578	FLT	MONTHLY	—	390,649
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	1/20/2073	575,729	FLT	MONTHLY	—	579,580
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	1/20/2073	585,438	FLT	MONTHLY	—	587,499
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	1/20/2073	982,515	FLT	MONTHLY	—	987,399
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	2/20/2073	289,373	FLT	MONTHLY	—	291,295
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	2/20/2073	664,167	FLT	MONTHLY	—	668,579
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	3/20/2037	31,962	FLT	MONTHLY	—	31,564
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	3/20/2049	203,527	FLT	MONTHLY	—	200,022
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	3/20/2049	370,482	FLT	MONTHLY	—	365,700
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	3/20/2066	124,086	FLT	MONTHLY	—	124,850
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	5/20/2037	12,355	FLT	MONTHLY	—	12,198
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	5/20/2066	101,532	FLT	MONTHLY	—	101,913
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	6/20/2044	260,954	FLT	MONTHLY	—	254,985

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	7/20/2042	598,029	FLT	MONTHLY	—	590,655
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	7/20/2073	3,705,211	FLT	MONTHLY	—	3,735,552
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	8/20/2068	240,657	FLT	MONTHLY	—	242,135
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	9/20/2075	3,790,942	FLT	MONTHLY	—	3,803,716
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	9/20/2075	4,012,174	FLT	MONTHLY	—	4,019,281
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	10/20/2072	214,196	FLT	MONTHLY	—	214,668
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	10/20/2072	4,271,902	FLT	MONTHLY	—	4,293,795
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	12/20/2072	401,511	FLT	MONTHLY	—	406,739
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION	12/20/2073	1,409,046	FLT	MONTHLY	—	1,421,285
HARBORVIEW MORTGAGE LOAN TRUST 2005-9	6/20/2035	388,779	FLT	MONTHLY	—	365,403
HARBORVIEW MORTGAGE LOAN TRUST 2005-9	6/20/2035	509,921	FLT	MONTHLY	—	480,954
HARBORVIEW MORTGAGE LOAN TRUST 2006-2	2/25/2036	63,486	FLT	MONTHLY	—	16,387
MASTR ADJUSTABLE RATE MORTGAGES TRUST 2006-2	1/25/2036	13,382	FLT	MONTHLY	—	12,969
MFA 2022-INV3 TRUST	12/25/2066	241,937	FLT	MONTHLY	—	240,164
MFA 2023-INV2 TRUST	10/25/2058	532,369	FLT	MONTHLY	—	537,598
MILL CITY MORTGAGE LOAN TRUST 2019-GS1	7/25/2059	45,461	FLT	MONTHLY	—	44,696
MILL CITY MORTGAGE LOAN TRUST 2019-GS2	8/25/2059	304,572	FLT	MONTHLY	—	297,242
MORGAN STANLEY CAPITAL I 2017-HR2	12/15/2050	400,000	3.59%	MONTHLY	—	395,296
MORGAN STANLEY CAPITAL I TRUST 2019-L2	3/15/2052	200,000	4.07%	MONTHLY	—	196,554
MORGAN STANLEY MORTGAGE LOAN TRUST 2004-6AR	8/25/2034	9,884	FLT	MONTHLY	—	9,486
MORGAN STANLEY MORTGAGE LOAN TRUST 2005-3AR	7/25/2035	96,149	FLT	MONTHLY	—	85,953
MORGAN STANLEY MORTGAGE LOAN TRUST 2006-8AR	6/25/2036	22,039	FLT	MONTHLY	—	21,303
MORGAN STANLEY MORTGAGE LOAN TRUST 2007-11AR	6/25/2037	180,690	FLT	MONTHLY	—	102,206
MRCD 2019-MARK MORTGAGE TRUST	12/15/2036	1,800,000	2.72%	MONTHLY	—	1,512,000
NEW ORLEANS HOTEL TRUST 2019-HNLA	4/15/2032	1,700,000	FLT	MONTHLY	—	1,689,571
NEW RESIDENTIAL MORTGAGE LOAN TRUST 2021-NQM2R	10/25/2058	57,146	FLT	MONTHLY	—	54,925
NEW RESIDENTIAL MORTGAGE LOAN TRUST 2023-NQM1	10/25/2063	417,570	FLT	MONTHLY	—	422,219
NYMT LOAN TRUST 2024-INV1	6/25/2069	842,709	FLT	MONTHLY	—	847,758
OBX 2023-NQM4 TRUST	3/25/2063	301,408	FLT	MONTHLY	—	301,781
OBX 2023-NQM7 TRUST	4/25/2063	378,124	FLT	MONTHLY	—	381,480
OBX 2024-HYB2 TRUST	4/25/2053	565,385	FLT	MONTHLY	—	560,666
PRKCM 2022-AFC2 TRUST	8/25/2057	443,866	FLT	MONTHLY	—	443,469
PRKCM 2023-AFC3 TRUST	9/25/2058	390,382	FLT	MONTHLY	—	392,531

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

PRPM 2024-NQM1 TRUST	12/25/2068	512,794	FLT	MONTHLY	—	518,576
RALI SERIES 2005-QA13 TRUST	12/25/2035	288,005	FLT	MONTHLY	—	253,183
RALI SERIES 2006-QO6 TRUST	6/25/2046	123,788	FLT	MONTHLY	—	25,084
RBSGC MORTGAGE LOAN TRUST 2007-B	1/25/2037	143,059	FLT	MONTHLY	—	67,835
SEASONED LOANS STRUCTURED TRANSACTION TRUST SERIES 2019-3	11/25/2029	735,880	2.75%	MONTHLY	—	699,844
STRUCTURED ADJUSTABLE RATE MORTGAGE LOAN TRUST SERIES 2004-20	1/25/2035	48,144	FLT	MONTHLY	—	46,567
STRUCTURED ADJUSTABLE RATE MORTGAGE LOAN TRUST SERIES 2006-4	5/25/2036	119,099	FLT	MONTHLY	—	90,864
THORNBURG MORTGAGE SECURITIES TRUST 2007-4	9/25/2037	11,831	FLT	MONTHLY	—	11,746
TOWD POINT MORTGAGE TRUST 2017-6	10/25/2057	200,652	FLT	MONTHLY	—	198,042
TOWD POINT MORTGAGE TRUST 2018-2	3/25/2058	315,039	FLT	MONTHLY	—	312,264
TOWD POINT MORTGAGE TRUST 2019-1	3/25/2058	148,086	FLT	MONTHLY	—	144,714
TOWD POINT MORTGAGE TRUST 2019-HY2	5/25/2058	215,762	FLT	MONTHLY	—	219,696
TOWD POINT MORTGAGE TRUST 2019-HY3	10/25/2059	135,265	FLT	MONTHLY	—	135,364
TOWD POINT MORTGAGE TRUST 2019-HY3	10/25/2059	216,424	FLT	MONTHLY	—	216,583
VASA TRUST 2021-VASA	7/15/2039	1,400,000	FLT	MONTHLY	—	1,379,904
WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C49	3/15/2052	300,000	4.02%	MONTHLY	—	298,436
WELLS FARGO COMMERCIAL MORTGAGE TRUST 2020-C55	2/15/2053	500,000	2.73%	MONTHLY	—	468,893

TOTAL MORTGAGE-BACKED SECURITIES					—	278,860,861

OTHER:
FIDELITY GOV'T PORTFOLIO INST SHARES FUND	371,501,603 UNITS			—	371,501,604
MISCELLANEOUS INCOME	1 UNIT			—	1
PIMCO FDS PAC INVT MGMT OPEN-END FUND	1,678,162 UNITS			—	19,869,443
REPURCHASE AGREEMENT	1/5/2026	1,850,060	3.84%	—	1,850,060
REPURCHASE AGREEMENT	1/5/2026	41,249,940	3.84%	—	41,249,940
REPURCHASE AGREEMENT	1/2/2026	6,400,000	3.93%	—	6,400,000

TOTAL OTHER				—	440,871,048

DERIVATIVES RECEIVABLE:
PURCHASED OPTIONS	6/22/2035	800,000	HICPXT @ % EUR	—	(24,436)
US LONG BOND(CBT) BOND	EX 03/20/2026	SIZE 100,000	FUTURE LONG	—	4,739
US LONG BOND(CBT) BOND	EX 03/20/2026	SIZE 100,000	VM	—	(4,739)
US 10YR ULTRA FUT BOND	EX 03/20/2026	SIZE 100,000	FUTURE LONG	—	9,761
US 10YR ULTRA FUT BOND	EX 03/20/2026	SIZE 100,000	VM	—	(9,761)
JPN 10Y BOND(OSE) BOND	EX 03/13/2026	SIZE 100,000,000	FUTURE LONG	—	16,884

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

JPN 10Y BOND(OSE) BOND	EX 03/13/2026	SIZE 100,000,000	VM	—	(16,884)
EURO-OAT FUTURE BOND	EX 03/06/2026	SIZE 100,000	FUTURE LONG	—	175,706
EURO-OAT FUTURE BOND	EX 03/06/2026	SIZE 100,000	VM	—	(175,706)
EURO-BOBL FUTURE BOND	EX 03/06/2026	SIZE 100,000	FUTURE LONG	—	10,351
EURO-BOBL FUTURE BOND	EX 03/06/2026	SIZE 100,000	VM	—	(10,351)
US 10YR NOTE (CBT) BOND	EX 03/20/2026	SIZE 100,000	FUTURE LONG	—	270,450
US 10YR NOTE (CBT) BOND	EX 03/20/2026	SIZE 100,000	VM	—	(270,450)
EURO-BUXL 30Y BND BOND	EX 03/06/2026	SIZE 100,000	FUTURE LONG	—	32,449
EURO-BUXL 30Y BND BOND	EX 03/06/2026	SIZE 100,000	VM	—	(32,449)
US LONG BOND(CBT) BOND	EX 03/20/2026	SIZE 100,000	FUTURE LONG	—	24,287
US LONG BOND(CBT) BOND	EX 03/20/2026	SIZE 100,000	VM	—	(24,287)
CREDIT DEFAULT SWAP	EX 20/JUN/2026	1,000,000	CDS	—	3,531
CREDIT DEFAULT SWAP	EX 20/JUN/2026	1,000,000	VM	—	(3,531)
CREDIT DEFAULT SWAP	EX 20/JUN/2028	800,000	CDS	—	11,563
CREDIT DEFAULT SWAP	EX 20/JUN/2028	800,000	VM	—	(11,563)
OVERNIGHT INDEX SWAP	EX 16/JUN/2051	5,000,000	OIS	—	2,538,901
OVERNIGHT INDEX SWAP	EX 16/JUN/2051	5,000,000	VM	—	(2,538,901)
CREDIT INDEX SWAP	EX 20/DEC/2028	100,000	CDX	—	573
CREDIT INDEX SWAP	EX 20/DEC/2028	100,000	VM	—	(573)
CREDIT DEFAULT SWAP	EX 20/JUN/2028	300,000	CDS	—	4,177
CREDIT DEFAULT SWAP	EX 20/JUN/2028	300,000	VM	—	(4,177)
OVERNIGHT INDEX SWAP	EX 26/JUN/2053	4,100,000	OIS	—	1,506,623
OVERNIGHT INDEX SWAP	EX 26/JUN/2053	4,100,000	VM	—	(1,506,623)
CREDIT DEFAULT SWAP	EX 20/JUN/2026	100,000	CDS	—	445
CREDIT DEFAULT SWAP	EX 20/JUN/2026	100,000	VM	—	(445)
OVERNIGHT INDEX SWAP	EX 26/JUN/2053	4,100,000	OIS	—	1,520,387
OVERNIGHT INDEX SWAP	EX 26/JUN/2053	4,100,000	VM	—	(1,520,387)
CREDIT DEFAULT SWAP	EX 20/DEC/2028	200,000	CDS	—	3,258
CREDIT DEFAULT SWAP	EX 20/DEC/2028	200,000	VM	—	(3,258)
OVERNIGHT INDEX SWAP	EX 15/DEC/2051	400,000	OIS	—	157,424
OVERNIGHT INDEX SWAP	EX 15/DEC/2051	400,000	VM	—	(157,424)
CREDIT DEFAULT SWAP	EX 20/DEC/2027	700,000	CDS	—	8,630
CREDIT DEFAULT SWAP	EX 20/DEC/2027	700,000	VM	—	(8,630)
OVERNIGHT INDEX SWAP	EX 20/DEC/2033	1,250,000	OIS	—	14,936
OVERNIGHT INDEX SWAP	EX 20/DEC/2033	1,250,000	VM	—	(14,936)
OVERNIGHT INDEX SWAP	EX 20/JUN/2048	6,700,000	OIS	—	1,941,720
OVERNIGHT INDEX SWAP	EX 20/JUN/2048	6,700,000	VM	—	(1,941,720)
CREDIT DEFAULT SWAP	EX 20/DEC/2028	1,000,000	CDS	—	109,183
CREDIT DEFAULT SWAP	EX 20/DEC/2028	1,000,000	VM	—	(109,183)
OVERNIGHT INDEX SWAP	EX 15/JUN/2032	13,770,000	OIS	—	1,446,261
OVERNIGHT INDEX SWAP	EX 15/JUN/2032	13,770,000	VM	—	(1,446,261)
OVERNIGHT INDEX SWAP	EX 09/JUN/2041	8,470,000	OIS	—	3,037,117

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

OVERNIGHT INDEX SWAP	EX 09/JUN/2041	8,470,000	VM	—	(3,037,117)
OVERNIGHT INDEX SWAP	EX 30/JUN/2053	9,700,000	OIS	—	3,527,396
OVERNIGHT INDEX SWAP	EX 30/JUN/2053	9,700,000	VM	—	(3,527,396)
OVERNIGHT INDEX SWAP	EX 20/JUN/2054	2,200,000	OIS	—	250,228
OVERNIGHT INDEX SWAP	EX 20/JUN/2054	2,200,000	VM	—	(250,228)
OVERNIGHT INDEX SWAP	EX 20/JUN/2054	200,000	OIS	—	22,748
OVERNIGHT INDEX SWAP	EX 20/JUN/2054	200,000	VM	—	(22,748)
OVERNIGHT INDEX SWAP	EX 20/JUN/2054	300,000	OIS	—	34,122
OVERNIGHT INDEX SWAP	EX 20/JUN/2054	300,000	VM	—	(34,122)
OVERNIGHT INDEX SWAP	EX 20/JUN/2054	400,000	OIS	—	45,496
OVERNIGHT INDEX SWAP	EX 20/JUN/2054	400,000	VM	—	(45,496)
CREDIT INDEX SWAP	EX 20/DEC/2028	200,000	CDX	—	1,147
CREDIT INDEX SWAP	EX 20/DEC/2028	200,000	VM	—	(1,147)
OVERNIGHT INDEX SWAP	EX 20/JUN/2054	200,000	OIS	—	22,748
OVERNIGHT INDEX SWAP	EX 20/JUN/2054	200,000	VM	—	(22,748)
OVERNIGHT INDEX SWAP	EX 20/JUN/2054	500,000	OIS	—	56,870
OVERNIGHT INDEX SWAP	EX 20/JUN/2054	500,000	VM	—	(56,870)
OVERNIGHT INDEX SWAP	EX 20/JUN/2054	400,000	OIS	—	45,496
OVERNIGHT INDEX SWAP	EX 20/JUN/2054	400,000	VM	—	(45,496)
OVERNIGHT INDEX SWAP	EX 20/JUN/2054	200,000	OIS	—	22,748
OVERNIGHT INDEX SWAP	EX 20/JUN/2054	200,000	VM	—	(22,748)
OVERNIGHT INDEX SWAP	EX 20/JUN/2054	300,000	OIS	—	34,122
OVERNIGHT INDEX SWAP	EX 20/JUN/2054	300,000	VM	—	(34,122)
OVERNIGHT INDEX SWAP	EX 20/JUN/2054	600,000	OIS	—	68,244
OVERNIGHT INDEX SWAP	EX 20/JUN/2054	600,000	VM	—	(68,244)
OVERNIGHT INDEX SWAP	EX 20/JUN/2054	300,000	OIS	—	34,122
OVERNIGHT INDEX SWAP	EX 20/JUN/2054	300,000	VM	—	(34,122)
OVERNIGHT INDEX SWAP	EX 20/JUN/2054	300,000	OIS	—	34,122
OVERNIGHT INDEX SWAP	EX 20/JUN/2054	300,000	VM	—	(34,122)
OVERNIGHT INDEX SWAP	EX 18/DEC/2054	1,580,000	OIS	—	180,150
OVERNIGHT INDEX SWAP	EX 18/DEC/2054	1,580,000	VM	—	(180,150)
CREDIT INDEX SWAP	EX 20/JUN/2030	900,000	CDX	—	20,185
CREDIT INDEX SWAP	EX 20/JUN/2030	900,000	VM	—	(20,185)
CREDIT INDEX SWAP	EX 20/JUN/2030	3,700,000	CDX	—	82,981
CREDIT INDEX SWAP	EX 20/JUN/2030	3,700,000	VM	—	(82,981)
CREDIT INDEX SWAP	EX 20/JUN/2030	1,800,000	CDX	—	40,369
CREDIT INDEX SWAP	EX 20/JUN/2030	1,800,000	VM	—	(40,369)
CREDIT INDEX SWAP	EX 20/JUN/2030	900,000	CDX	—	20,185
CREDIT INDEX SWAP	EX 20/JUN/2030	900,000	VM	—	(20,185)
CREDIT DEFAULT SWAP	EX 20/DEC/2030	600,000	CDS	—	9,495
CREDIT DEFAULT SWAP	EX 20/DEC/2030	600,000	VM	—	(9,495)
CREDIT INDEX SWAP	EX 20/DEC/2030	3,700,000	CDX	—	83,782

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

CREDIT INDEX SWAP	EX 20/DEC/2030	3,700,000	VM	—	(83,782)
CREDIT INDEX SWAP	EX 20/DEC/2030	1,500,000	CDX	—	33,966
CREDIT INDEX SWAP	EX 20/DEC/2030	1,500,000	VM	—	(33,966)
CREDIT INDEX SWAP	EX 20/DEC/2030	2,300,000	CDX	—	52,081
CREDIT INDEX SWAP	EX 20/DEC/2030	2,300,000	VM	—	(52,081)
CREDIT INDEX SWAP	EX 20/DEC/2030	700,000	CDX	—	15,851
CREDIT INDEX SWAP	EX 20/DEC/2030	700,000	VM	—	(15,851)
CREDIT INDEX SWAP	EX 20/DEC/2030	700,000	CDX	—	15,851
CREDIT INDEX SWAP	EX 20/DEC/2030	700,000	VM	—	(15,851)
CREDIT INDEX SWAP	EX 20/DEC/2030	1,600,000	CDX	—	36,230
CREDIT INDEX SWAP	EX 20/DEC/2030	1,600,000	VM	—	(36,230)
CREDIT INDEX SWAP	EX 20/DEC/2030	1,300,000	CDX	—	29,437
CREDIT INDEX SWAP	EX 20/DEC/2030	1,300,000	VM	—	(29,437)
CREDIT INDEX SWAP	EX 20/DEC/2030	1,600,000	CDX	—	36,230
CREDIT INDEX SWAP	EX 20/DEC/2030	1,600,000	VM	—	(36,230)
CREDIT INDEX SWAP	EX 20/DEC/2030	3,800,000	CDX	—	86,046
CREDIT INDEX SWAP	EX 20/DEC/2030	3,800,000	VM	—	(86,046)
CREDIT INDEX SWAP	EX 20/DEC/2030	1,600,000	CDX	—	36,230
CREDIT INDEX SWAP	EX 20/DEC/2030	1,600,000	VM	—	(36,230)
CREDIT INDEX SWAP	EX 20/DEC/2030	3,000,000	CDX	—	67,931
CREDIT INDEX SWAP	EX 20/DEC/2030	3,000,000	VM	—	(67,931)
CREDIT INDEX SWAP	EX 20/DEC/2030	2,400,000	CDX	—	54,345
CREDIT INDEX SWAP	EX 20/DEC/2030	2,400,000	VM	—	(54,345)
CREDIT INDEX SWAP	EX 20/DEC/2030	1,100,000	CDX	—	24,908
CREDIT INDEX SWAP	EX 20/DEC/2030	1,100,000	VM	—	(24,908)
CREDIT INDEX SWAP	EX 20/DEC/2030	2,300,000	CDX	—	52,081
CREDIT INDEX SWAP	EX 20/DEC/2030	2,300,000	VM	—	(52,081)
CREDIT INDEX SWAP	EX 20/DEC/2030	700,000	CDX	—	15,851
CREDIT INDEX SWAP	EX 20/DEC/2030	700,000	VM	—	(15,851)
CREDIT INDEX SWAP	EX 20/DEC/2030	1,100,000	CDX	—	24,908
CREDIT INDEX SWAP	EX 20/DEC/2030	1,100,000	VM	—	(24,908)
CREDIT INDEX SWAP	EX 20/DEC/2030	700,000	CDX	—	15,851
CREDIT INDEX SWAP	EX 20/DEC/2030	700,000	VM	—	(15,851)
CREDIT INDEX SWAP	EX 20/DEC/2030	700,000	CDX	—	15,851
CREDIT INDEX SWAP	EX 20/DEC/2030	700,000	VM	—	(15,851)
CREDIT INDEX SWAP	EX 20/DEC/2030	700,000	CDX	—	15,851
CREDIT INDEX SWAP	EX 20/DEC/2030	700,000	VM	—	(15,851)
CREDIT INDEX SWAP	EX 20/DEC/2030	700,000	CDX	—	15,851
CREDIT INDEX SWAP	EX 20/DEC/2030	700,000	VM	—	(15,851)
CREDIT INDEX SWAP	EX 20/DEC/2030	1,200,000	CDX	—	27,172
CREDIT INDEX SWAP	EX 20/DEC/2030	1,200,000	VM	—	(27,172)
CREDIT INDEX SWAP	EX 20/DEC/2030	600,000	CDX	—	13,586

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

CREDIT INDEX SWAP	EX 20/DEC/2030	600,000	VM	—	(13,586)
CREDIT INDEX SWAP	EX 20/DEC/2030	1,600,000	CDX	—	36,230
CREDIT INDEX SWAP	EX 20/DEC/2030	1,600,000	VM	—	(36,230)
CREDIT INDEX SWAP	EX 20/DEC/2030	1,600,000	CDX	—	36,230
CREDIT INDEX SWAP	EX 20/DEC/2030	1,600,000	VM	—	(36,230)
CREDIT INDEX SWAP	EX 20/DEC/2030	900,000	CDX	—	20,379
CREDIT INDEX SWAP	EX 20/DEC/2030	900,000	VM	—	(20,379)
CREDIT INDEX SWAP	EX 20/DEC/2030	1,600,000	CDX	—	36,230
CREDIT INDEX SWAP	EX 20/DEC/2030	1,600,000	VM	—	(36,230)
CREDIT INDEX SWAP	EX 20/DEC/2030	1,200,000	CDX	—	27,172
CREDIT INDEX SWAP	EX 20/DEC/2030	1,200,000	VM	—	(27,172)
CREDIT INDEX SWAP	EX 20/DEC/2030	1,600,000	CDX	—	36,230
CREDIT INDEX SWAP	EX 20/DEC/2030	1,600,000	VM	—	(36,230)
CREDIT INDEX SWAP	EX 20/DEC/2030	1,200,000	CDX	—	27,172
CREDIT INDEX SWAP	EX 20/DEC/2030	1,200,000	VM	—	(27,172)
CREDIT INDEX SWAP	EX 20/DEC/2030	2,200,000	CDX	—	49,816
CREDIT INDEX SWAP	EX 20/DEC/2030	2,200,000	VM	—	(49,816)
CREDIT INDEX SWAP	EX 20/DEC/2030	800,000	CDX	—	18,115
CREDIT INDEX SWAP	EX 20/DEC/2030	800,000	VM	—	(18,115)
OVERNIGHT INDEX SWAP	EX 15/AUG/2035	400,000	OIS	—	4,334
OVERNIGHT INDEX SWAP	EX 15/AUG/2035	400,000	VM	—	(4,334)
OVERNIGHT INDEX SWAP	EX 15/AUG/2035	500,000	OIS	—	3,058
OVERNIGHT INDEX SWAP	EX 15/AUG/2035	500,000	VM	—	(3,058)
OVERNIGHT INDEX SWAP	EX 15/AUG/2035	400,000	OIS	—	1,975
OVERNIGHT INDEX SWAP	EX 15/AUG/2035	400,000	VM	—	(1,975)
OVERNIGHT INDEX SWAP	EX 15/AUG/2035	350,000	OIS	—	1,728
OVERNIGHT INDEX SWAP	EX 15/AUG/2035	350,000	VM	—	(1,728)
CREDIT INDEX SWAP	EX 20/DEC/2030	800,000	CDX	—	18,115
CREDIT INDEX SWAP	EX 20/DEC/2030	800,000	VM	—	(18,115)
CREDIT INDEX SWAP	EX 20/DEC/2030	800,000	CDX	—	18,115
CREDIT INDEX SWAP	EX 20/DEC/2030	800,000	VM	—	(18,115)
CREDIT INDEX SWAP	EX 20/DEC/2030	4,800,000	CDX	—	108,690
CREDIT INDEX SWAP	EX 20/DEC/2030	4,800,000	VM	—	(108,690)
CREDIT INDEX SWAP	EX 20/DEC/2030	1,600,000	CDX	—	36,230
CREDIT INDEX SWAP	EX 20/DEC/2030	1,600,000	VM	—	(36,230)
CREDIT INDEX SWAP	EX 20/DEC/2030	200,000	CDX	—	4,529
CREDIT INDEX SWAP	EX 20/DEC/2030	200,000	VM	—	(4,529)
CREDIT INDEX SWAP	EX 20/DEC/2030	800,000	CDX	—	18,115
CREDIT INDEX SWAP	EX 20/DEC/2030	800,000	VM	—	(18,115)
CREDIT INDEX SWAP	EX 20/DEC/2030	800,000	CDX	—	18,115
CREDIT INDEX SWAP	EX 20/DEC/2030	800,000	VM	—	(18,115)
INFLATION SWAP	EX 24/FEB/2031	1,000,000	ILS	—	238,144

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

INFLATION SWAP	EX 24/FEB/2031	1,000,000	VM	—	(238,144)
INFLATION SWAP	EX 24/FEB/2031	900,000	ILS	—	214,329
INFLATION SWAP	EX 24/FEB/2031	900,000	VM	—	(214,329)
INFLATION SWAP	EX 26/FEB/2026	2,000,000	ILS	—	480,496
INFLATION SWAP	EX 26/FEB/2026	2,000,000	VM	—	(480,496)
INFLATION SWAP	EX 05/MAR/2026	2,400,000	ILS	—	574,054
INFLATION SWAP	EX 05/MAR/2026	2,400,000	VM	—	(574,054)
INFLATION SWAP	EX 13/MAY/2026	2,000,000	ILS	—	460,117
INFLATION SWAP	EX 13/MAY/2026	2,000,000	VM	—	(460,117)
INFLATION SWAP	EX 14/MAY/2026	800,000	ILS	—	183,808
INFLATION SWAP	EX 14/MAY/2026	800,000	VM	—	(183,808)
INFLATION SWAP	EX 26/AUG/2028	1,600,000	ILS	—	310,091
INFLATION SWAP	EX 26/AUG/2028	1,600,000	VM	—	(310,091)
INFLATION SWAP	EX 10/SEP/2028	500,000	ILS	—	93,869
INFLATION SWAP	EX 10/SEP/2028	500,000	VM	—	(93,869)
INFLATION SWAP	EX 15/MAY/2027	1,000,000	ILS	—	147,233
INFLATION SWAP	EX 15/MAY/2027	1,000,000	VM	—	(147,233)
INTEREST RATE SWAP	EX 04/NOV/2052	1,300,000	IRS	—	855,700
INTEREST RATE SWAP	EX 04/NOV/2052	1,300,000	VM	—	(855,700)
INTEREST RATE SWAP	EX 04/NOV/2052	1,200,000	IRS	—	791,167
INTEREST RATE SWAP	EX 04/NOV/2052	1,200,000	VM	—	(791,167)
INTEREST RATE SWAP	EX 08/NOV/2052	1,490,000	IRS	—	980,319
INTEREST RATE SWAP	EX 08/NOV/2052	1,490,000	VM	—	(980,319)
INTEREST RATE SWAP	EX 08/NOV/2052	810,000	IRS	—	532,925
INTEREST RATE SWAP	EX 08/NOV/2052	810,000	VM	—	(532,925)
OVERNIGHT INDEX SWAP	EX 13/FEB/2054	3,400,000	OIS	—	744,677
OVERNIGHT INDEX SWAP	EX 13/FEB/2054	3,400,000	VM	—	(744,677)
OVERNIGHT INDEX SWAP	EX 13/FEB/2054	100,000	OIS	—	21,902
OVERNIGHT INDEX SWAP	EX 13/FEB/2054	100,000	VM	—	(21,902)
OVERNIGHT INDEX SWAP	EX 13/FEB/2054	1,330,000	OIS	—	291,300
OVERNIGHT INDEX SWAP	EX 13/FEB/2054	1,330,000	VM	—	(291,300)
OVERNIGHT INDEX SWAP	EX 13/FEB/2054	1,070,000	OIS	—	234,354
OVERNIGHT INDEX SWAP	EX 13/FEB/2054	1,070,000	VM	—	(234,354)
INTEREST RATE SWAP	EX 15/AUG/2032	4,900,000	IRS	—	73,820
INTEREST RATE SWAP	EX 15/AUG/2032	4,900,000	VM	—	(73,820)
INFLATION SWAP	EX 15/APR/2053	700,000	ILS	—	51,289
INFLATION SWAP	EX 15/APR/2053	700,000	VM	—	(51,289)
INFLATION SWAP	EX 15/SEP/2053	200,000	ILS	—	21,345
INFLATION SWAP	EX 15/SEP/2053	200,000	VM	—	(21,345)
INFLATION SWAP	EX 15/OCT/2053	100,000	ILS	—	10,116
INFLATION SWAP	EX 15/OCT/2053	100,000	VM	—	(10,116)
INFLATION SWAP	EX 15/SEP/2053	100,000	ILS	—	10,672

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

INFLATION SWAP	EX 15/SEP/2053	100,000	VM	—	(10,672)
INFLATION SWAP	EX 15/OCT/2053	300,000	ILS	—	30,347
INFLATION SWAP	EX 15/OCT/2053	300,000	VM	—	(30,347)
INFLATION SWAP	EX 15/OCT/2053	200,000	ILS	—	17,057
INFLATION SWAP	EX 15/OCT/2053	200,000	VM	—	(17,057)
OVERNIGHT INDEX SWAP	EX 15/NOV/2053	1,930,000	OIS	—	694,867
OVERNIGHT INDEX SWAP	EX 15/NOV/2053	1,930,000	VM	—	(694,867)
OVERNIGHT INDEX SWAP	EX 20/JUN/2054	1,100,000	OIS	—	125,114
OVERNIGHT INDEX SWAP	EX 20/JUN/2054	1,100,000	VM	—	(125,114)
OVERNIGHT INDEX SWAP	EX 20/JUN/2054	1,000,000	OIS	—	113,740
OVERNIGHT INDEX SWAP	EX 20/JUN/2054	1,000,000	VM	—	(113,740)
INFLATION SWAP	EX 15/AUG/2034	700,000	ILS	—	10,768
INFLATION SWAP	EX 15/AUG/2034	700,000	VM	—	(10,768)
INFLATION SWAP	EX 15/AUG/2034	800,000	ILS	—	12,306
INFLATION SWAP	EX 15/AUG/2034	800,000	VM	—	(12,306)
INFLATION SWAP	EX 15/AUG/2034	600,000	ILS	—	9,229
INFLATION SWAP	EX 15/AUG/2034	600,000	VM	—	(9,229)
INFLATION SWAP	EX 15/SEP/2034	1,100,000	ILS	—	16,698
INFLATION SWAP	EX 15/SEP/2034	1,100,000	VM	—	(16,698)
INFLATION SWAP	EX 15/SEP/2034	300,000	ILS	—	4,557
INFLATION SWAP	EX 15/SEP/2034	300,000	VM	—	(4,557)
OVERNIGHT INDEX SWAP	EX 19/MAR/2055	4,700,000	OIS	—	736,672
OVERNIGHT INDEX SWAP	EX 19/MAR/2055	4,700,000	VM	—	(736,672)
OVERNIGHT INDEX SWAP	EX 18/JUN/2034	1,800,000	OIS	—	59,933
OVERNIGHT INDEX SWAP	EX 18/JUN/2034	1,800,000	VM	—	(59,933)
OVERNIGHT INDEX SWAP	EX 18/JUN/2034	4,150,000	OIS	—	138,179
OVERNIGHT INDEX SWAP	EX 18/JUN/2034	4,150,000	VM	—	(138,179)
INFLATION SWAP	EX 15/JUN/2027	6,700,000	ILS	—	81,175
INFLATION SWAP	EX 15/JUN/2027	6,700,000	VM	—	(81,175)
OVERNIGHT INDEX SWAP	EX 17/SEP/2030	750,000	OIS	—	4,752
OVERNIGHT INDEX SWAP	EX 17/SEP/2030	750,000	VM	—	(4,752)
OVERNIGHT INDEX SWAP	EX 17/SEP/2030	750,000	OIS	—	4,752
OVERNIGHT INDEX SWAP	EX 17/SEP/2030	750,000	VM	—	(4,752)
OVERNIGHT INDEX SWAP	EX 17/SEP/2030	1,700,000	OIS	—	10,771
OVERNIGHT INDEX SWAP	EX 17/SEP/2030	1,700,000	VM	—	(10,771)
INTEREST RATE SWAP	EX 18/MAR/2056	750,000	IRS	—	44,660
INTEREST RATE SWAP	EX 18/MAR/2056	750,000	VM	—	(44,660)
INTEREST RATE SWAP	EX 18/MAR/2056	760,000	IRS	—	45,255
INTEREST RATE SWAP	EX 18/MAR/2056	760,000	VM	—	(45,255)
OVERNIGHT INDEX SWAP	EX 17/SEP/2030	400,000	OIS	—	2,534
OVERNIGHT INDEX SWAP	EX 17/SEP/2030	400,000	VM	—	(2,534)
OVERNIGHT INDEX SWAP	EX 17/SEP/2030	400,000	OIS	—	2,534

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

OVERNIGHT INDEX SWAP	EX 17/SEP/2030	400,000	VM	—	(2,534)
OVERNIGHT INDEX SWAP	EX 17/SEP/2030	400,000	OIS	—	2,534
OVERNIGHT INDEX SWAP	EX 17/SEP/2030	400,000	VM	—	(2,534)
OVERNIGHT INDEX SWAP	EX 17/SEP/2030	400,000	OIS	—	2,534
OVERNIGHT INDEX SWAP	EX 17/SEP/2030	400,000	VM	—	(2,534)
INTEREST RATE SWAP	EX 18/MAR/2056	649,000	IRS	—	38,646
INTEREST RATE SWAP	EX 18/MAR/2056	649,000	VM	—	(38,646)
INTEREST RATE SWAP	EX 18/MAR/2056	1,000	IRS	—	60
INTEREST RATE SWAP	EX 18/MAR/2056	1,000	VM	—	(60)
OVERNIGHT INDEX SWAP	EX 17/SEP/2030	3,050,000	OIS	—	19,325
OVERNIGHT INDEX SWAP	EX 17/SEP/2030	3,050,000	VM	—	(19,325)
OVERNIGHT INDEX SWAP	EX 17/SEP/2030	3,050,000	OIS	—	19,325
OVERNIGHT INDEX SWAP	EX 17/SEP/2030	3,050,000	VM	—	(19,325)
OVERNIGHT INDEX SWAP	EX 17/SEP/2030	3,050,000	OIS	—	19,325
OVERNIGHT INDEX SWAP	EX 17/SEP/2030	3,050,000	VM	—	(19,325)
OVERNIGHT INDEX SWAP	EX 17/SEP/2030	3,050,000	OIS	—	19,325
OVERNIGHT INDEX SWAP	EX 17/SEP/2030	3,050,000	VM	—	(19,325)
OVERNIGHT INDEX SWAP	EX 31/MAY/2030	2,000,000	OIS	—	8,924
OVERNIGHT INDEX SWAP	EX 31/MAY/2030	2,000,000	VM	—	(8,924)
OVERNIGHT INDEX SWAP	EX 31/MAY/2030	1,980,100	OIS	—	8,835
OVERNIGHT INDEX SWAP	EX 31/MAY/2030	1,980,100	VM	—	(8,835)
OVERNIGHT INDEX SWAP	EX 31/MAY/2030	1,982,800	OIS	—	8,847
OVERNIGHT INDEX SWAP	EX 31/MAY/2030	1,982,800	VM	—	(8,847)
OVERNIGHT INDEX SWAP	EX 31/MAY/2030	1,671,300	OIS	—	7,457
OVERNIGHT INDEX SWAP	EX 31/MAY/2030	1,671,300	VM	—	(7,457)
OVERNIGHT INDEX SWAP	EX 31/MAY/2030	1,300,000	OIS	—	5,801
OVERNIGHT INDEX SWAP	EX 31/MAY/2030	1,300,000	VM	—	(5,801)
OVERNIGHT INDEX SWAP	EX 31/MAY/2030	1,300,000	OIS	—	5,801
OVERNIGHT INDEX SWAP	EX 31/MAY/2030	1,300,000	VM	—	(5,801)
OVERNIGHT INDEX SWAP	EX 31/MAY/2030	1,300,000	OIS	—	5,801
OVERNIGHT INDEX SWAP	EX 31/MAY/2030	1,300,000	VM	—	(5,801)
OVERNIGHT INDEX SWAP	EX 15/AUG/2035	100,000	OIS	—	1,084
OVERNIGHT INDEX SWAP	EX 15/AUG/2035	100,000	VM	—	(1,084)
OVERNIGHT INDEX SWAP	EX 15/AUG/2035	100,000	OIS	—	612
OVERNIGHT INDEX SWAP	EX 15/AUG/2035	100,000	VM	—	(612)
OVERNIGHT INDEX SWAP	EX 15/NOV/2053	1,100,000	OIS	—	31,894
OVERNIGHT INDEX SWAP	EX 15/NOV/2053	1,100,000	VM	—	(31,894)
OVERNIGHT INDEX SWAP	EX 31/MAY/2030	1,600,000	OIS	—	1,907
OVERNIGHT INDEX SWAP	EX 31/MAY/2030	1,600,000	VM	—	(1,907)
OVERNIGHT INDEX SWAP	EX 15/AUG/2035	100,000	OIS	—	494
OVERNIGHT INDEX SWAP	EX 15/AUG/2035	100,000	VM	—	(494)
OVERNIGHT INDEX SWAP	EX 31/MAY/2030	2,000,000	OIS	—	2,384

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

OVERNIGHT INDEX SWAP	EX 31/MAY/2030	2,000,000	VM	—	(2,384)
OVERNIGHT INDEX SWAP	EX 15/NOV/2053	1,015,500	OIS	—	18,658
OVERNIGHT INDEX SWAP	EX 15/NOV/2053	1,015,500	VM	—	(18,658)
OVERNIGHT INDEX SWAP	EX 31/MAY/2030	1,607,700	OIS	—	1,916
OVERNIGHT INDEX SWAP	EX 31/MAY/2030	1,607,700	VM	—	(1,916)
OVERNIGHT INDEX SWAP	EX 15/AUG/2035	111,000	OIS	—	548
OVERNIGHT INDEX SWAP	EX 15/AUG/2035	111,000	VM	—	(548)
OVERNIGHT INDEX SWAP	EX 31/MAY/2030	1,300,000	OIS	—	1,550
OVERNIGHT INDEX SWAP	EX 31/MAY/2030	1,300,000	VM	—	(1,550)
OVERNIGHT INDEX SWAP	EX 31/MAY/2030	1,364,000	OIS	—	1,626
OVERNIGHT INDEX SWAP	EX 31/MAY/2030	1,364,000	VM	—	(1,626)
OVERNIGHT INDEX SWAP	EX 31/MAY/2030	1,600,000	OIS	—	1,907
OVERNIGHT INDEX SWAP	EX 31/MAY/2030	1,600,000	VM	—	(1,907)
OVERNIGHT INDEX SWAP	EX 31/MAY/2030	2,516,000	OIS	—	2,999
OVERNIGHT INDEX SWAP	EX 31/MAY/2030	2,516,000	VM	—	(2,999)
OVERNIGHT INDEX SWAP	EX 31/MAY/2030	3,213,600	OIS	—	3,831
OVERNIGHT INDEX SWAP	EX 31/MAY/2030	3,213,600	VM	—	(3,831)
CREDIT DEFAULT SWAP	EX 17/AUG/2061	400,000	CDS	—	2,438
CREDIT DEFAULT SWAP	EX 20/DEC/2026	200,000	CDS	—	1,364
CREDIT DEFAULT SWAP	EX 20/DEC/2028	300,000	CDS	—	3,957
CREDIT DEFAULT SWAP	EX 20/JUN/2026	100,000	CDS	—	365
CREDIT DEFAULT SWAP	EX 20/JUN/2027	100,000	CDS	—	919
CREDIT DEFAULT SWAP	EX 20/JUN/2028	100,000	CDS	—	1,237
CREDIT INDEX SWAP	EX 20/JUN/2030	800,000	CDX	—	17,942
CREDIT INDEX SWAP	EX 20/JUN/2030	1,700,000	CDX	—	38,127
CREDIT INDEX SWAP	EX 20/JUN/2030	2,500,000	CDX	—	56,068
OVERNIGHT INDEX SWAP	EX 14/SEP/2028	255,000,000	OIS	—	62,282
OVERNIGHT INDEX SWAP	EX 15/DEC/2031	278,000,000	OIS	—	108,453
OVERNIGHT INDEX SWAP	EX 18/MAR/2031	7,200,000	OIS	—	37,331
OVERNIGHT INDEX SWAP	EX 20/MAR/2028	6,120,000	OIS	—	807
OVERNIGHT INDEX SWAP	EX 20/SEP/2027	23,000,000	OIS	—	2,091
FORWARD CURRENCY CONTRACTS	TWD RATE:	30.17		—	2,449
FORWARD CURRENCY CONTRACTS	TWD RATE:	30.27		—	3,349
FORWARD CURRENCY CONTRACTS	TWD RATE:	30.29		—	1,643
FORWARD CURRENCY CONTRACTS	TWD RATE:	30.39		—	3,094
FORWARD CURRENCY CONTRACTS	TWD RATE:	30.38		—	1,514
FORWARD CURRENCY CONTRACTS	TWD RATE:	30.30		—	4,672
FORWARD CURRENCY CONTRACTS	TWD RATE:	30.34		—	1,872
FORWARD CURRENCY CONTRACTS	TWD RATE:	30.50		—	5,319
FORWARD CURRENCY CONTRACTS	TWD RATE:	30.47		—	2,845
FORWARD CURRENCY CONTRACTS	TWD RATE:	30.53		—	1,205
FORWARD CURRENCY CONTRACTS	TWD RATE:	30.63		—	1,692

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

FORWARD CURRENCY CONTRACTS	TWD RATE:	31.35	—	25
FORWARD CURRENCY CONTRACTS	TWD RATE:	31.06	—	775
FORWARD CURRENCY CONTRACTS	TWD RATE:	31.12	—	704
FORWARD CURRENCY CONTRACTS	TWD RATE:	31.45	—	31
FORWARD CURRENCY CONTRACTS	TWD RATE:	31.44	—	1
FORWARD CURRENCY CONTRACTS	TWD RATE:	31.65	—	255
FORWARD CURRENCY CONTRACTS	TWD RATE:	31.67	—	590
FORWARD CURRENCY CONTRACTS	PLN RATE:	3.66	—	3,232
FORWARD CURRENCY CONTRACTS	PLN RATE:	3.68	—	3,607
FORWARD CURRENCY CONTRACTS	PLN RATE:	3.65	—	2,680
FORWARD CURRENCY CONTRACTS	PLN RATE:	3.64	—	2,912
FORWARD CURRENCY CONTRACTS	PLN RATE:	3.60	—	118
FORWARD CURRENCY CONTRACTS	MXN RATE:	18.55	—	11,956
FORWARD CURRENCY CONTRACTS	MXN RATE:	18.49	—	5,866
FORWARD CURRENCY CONTRACTS	MXN RATE:	18.56	—	848
FORWARD CURRENCY CONTRACTS	MXN RATE:	18.52	—	4,687
FORWARD CURRENCY CONTRACTS	MXN RATE:	18.41	—	581
FORWARD CURRENCY CONTRACTS	MXN RATE:	18.43	—	4,457
FORWARD CURRENCY CONTRACTS	INR RATE:	89.11	—	535
FORWARD CURRENCY CONTRACTS	INR RATE:	90.31	—	48
FORWARD CURRENCY CONTRACTS	INR RATE:	90.34	—	494
FORWARD CURRENCY CONTRACTS	INR RATE:	90.55	—	85
FORWARD CURRENCY CONTRACTS	INR RATE:	90.82	—	160
FORWARD CURRENCY CONTRACTS	INR RATE:	90.33	—	54
FORWARD CURRENCY CONTRACTS	INR RATE:	90.14	—	13
FORWARD CURRENCY CONTRACTS	THB RATE:	32.33	—	1
FORWARD CURRENCY CONTRACTS	THB RATE:	31.84	—	243
FORWARD CURRENCY CONTRACTS	ZAR RATE:	17.42	—	1,335
FORWARD CURRENCY CONTRACTS	ZAR RATE:	17.39	—	1,259
FORWARD CURRENCY CONTRACTS	ZAR RATE:	17.32	—	661
FORWARD CURRENCY CONTRACTS	ZAR RATE:	17.24	—	542
FORWARD CURRENCY CONTRACTS	ZAR RATE:	17.20	—	679
FORWARD CURRENCY CONTRACTS	ZAR RATE:	16.81	—	1,415
FORWARD CURRENCY CONTRACTS	ZAR RATE:	16.73	—	895
FORWARD CURRENCY CONTRACTS	GBP RATE:	0.76	—	9,773
FORWARD CURRENCY CONTRACTS	JPY RATE:	155.49	—	25,468
FORWARD CURRENCY CONTRACTS	JPY RATE:	155.64	—	30,373
FORWARD CURRENCY CONTRACTS	JPY RATE:	155.76	—	1,134
FORWARD CURRENCY CONTRACTS	JPY RATE:	155.92	—	966
FORWARD CURRENCY CONTRACTS	JPY RATE:	155.44	—	531
FORWARD CURRENCY CONTRACTS	JPY RATE:	155.70	—	—
FORWARD CURRENCY CONTRACTS	JPY RATE:	155.12	—	608

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

FORWARD CURRENCY CONTRACTS	JPY RATE:	155.96	—	49
FORWARD CURRENCY CONTRACTS	JPY RATE:	156.57	—	10
FORWARD CURRENCY CONTRACTS	CHF RATE:	0.80	—	912
FORWARD CURRENCY CONTRACTS	CHF RATE:	0.79	—	80
FORWARD CURRENCY CONTRACTS	BRL RATE:	5.50	—	62
FORWARD CURRENCY CONTRACTS	IDR RATE:	16,722.00	—	31
FORWARD CURRENCY CONTRACTS	IDR RATE:	16,726.90	—	22
FORWARD CURRENCY CONTRACTS	CNY RATE:	7.05	—	553
FORWARD CURRENCY CONTRACTS	CNY RATE:	7.04	—	364
FORWARD CURRENCY CONTRACTS	CNY RATE:	7.03	—	147
FORWARD CURRENCY CONTRACTS	CNY RATE:	7.02	—	106
FORWARD CURRENCY CONTRACTS	CNY RATE:	6.99	—	8
FORWARD CURRENCY CONTRACTS	KRW RATE:	1,468.95	—	1,565
FORWARD CURRENCY CONTRACTS	KRW RATE:	1,467.89	—	1,594
FORWARD CURRENCY CONTRACTS	KRW RATE:	1,469.53	—	923
FORWARD CURRENCY CONTRACTS	KRW RATE:	1,431.13	—	454
FORWARD CURRENCY CONTRACTS	NZD RATE:	1.73	—	698
FORWARD CURRENCY CONTRACTS	NZD RATE:	1.72	—	420
FORWARD CURRENCY CONTRACTS	ILS RATE:	3.21	—	185
FORWARD CURRENCY CONTRACTS	ILS RATE:	3.19	—	57
FORWARD CURRENCY CONTRACTS	ILS RATE:	3.17	—	156
SPOT CURRENCY CONTRACTS	ZAR RATE:	16.62	—	129
SPOT CURRENCY CONTRACTS	ZAR RATE:	16.57	—	2
SPOT CURRENCY CONTRACTS	ZAR RATE:	16.60	—	18
SPOT CURRENCY CONTRACTS	ZAR RATE:	16.55	—	121
SPOT CURRENCY CONTRACTS	GBP RATE:	0.74	—	221
SPOT CURRENCY CONTRACTS	NZD RATE:	1.73	—	72
SPOT CURRENCY CONTRACTS	ILS RATE:	3.18	—	162

TOTAL DERIVATIVES RECEIVABLE			—	468,317

COLLECTIVE INVESTMENT FUNDS:
BLCKRCK DEVELOPED REAL	18,559,966 UNITS	—	245,819,323
BLCKRCK EAFE EQUITY	246,959,615 UNITS	—	4,463,943,215
BLCKRCK EAFE SMALL CAP	25,788,710 UNITS	—	410,239,066
BLCKRCK EMER MARKETS	108,758,586 UNITS	—	1,602,775,279
BLCKRCK EQUITY INDEX	532,315,164 UNITS	—	15,509,534,613
BLCKRCK RUSSELL GROWTH 1000	139,638,521 UNITS	—	5,179,234,647
BLCKRCK RUSSELL VALUE 1000	92,531,374 UNITS	—	1,926,512,461
BLCKRCK RUSSELL 2000	80,147,860 UNITS	—	1,432,017,848
BLCKRCK SHORT-TERM	75,689,050 UNITS	—	75,689,050

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13-4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST**	CURRENT VALUE

	BLCKRCK U.S. DEBT	266,872,043 UNITS				—	3,102,681,058
	BLCKRCK U.S. TIPS U/A	9,402,834 UNITS				—	118,343,134
*	JPMCB EMBI GLOBAL FUND	5,427,541 UNITS				—	115,443,793
*	JPMCB CORE BOND FUND	30,942,559 UNITS				—	707,656,320
*	JPMCB LIQUIDITY	103,936,897 UNITS				—	103,936,897
	SSGA S&P MIDCAP INDEX	16,876,851 UNITS				—	2,635,472,117

	TOTAL COLLECTIVE INVESTMENT FUNDS					—	37,629,298,821

	SUBTOTAL INVESTMENTS AT FAIR VALUE					—	57,423,253,583

SYNTHETIC GUARANTEED INVESTMENT CONTRACTS:
*	JPMAM/VOYA CONTRACT MCA	CONTRACT:	3.51%			—	16,129,437
*	JPMAM/PRUD'L CONTRACT	CONTRACT:	3.57%			—	15,715,204
*	JPMAM/METLIFE GAC	CONTRACT:	3.57%			—	15,334,283
*	JPMAM/TRANSAMERICA CONTRACT	CONTRACT:	3.52%			—	16,052,405
*	JPMAM/PACIFIC LIFE	CONTRACT:	3.54%			—	15,666,793
*	JPMC INTERMEDT AGGREGATE SEP ACCT	2,267,970,610 UNITS				—	2,189,072,488

	TOTAL SYNTHETIC GUARANTEED INVESTMENT CONTRACTS					—	2,267,970,610

	TOTAL INVESTMENTS					—	59,691,224,193

*	PARTICIPANT NOTES RECEIVABLE	INT RATE:	3.25%	–	10.00%	—	676,249,374

	TOTAL INVESTMENTS INCLUDING NOTES RECEIVABLE FROM PARTICIPANTS					—	60,367,473,567

* PARTY-IN-INTEREST AS DEFINED BY ERISA ** COST INFORMATION NOT REQUIRED FOR PARTICIPANT-DIRECTED INVESTMENTS AND THEREFORE IS NOT INCLUDED.

GLOSSARY OF ACRONYMS
CDS: CREDIT DEFAULT SWAP
CDX: CREDIT INDEX SWAP
FLT: FLOATING/VARIABLE RATE
ILS: INFLATION SWAP
IRS: INTEREST RATE SWAP
OIS: OVERNIGHT INDEX SWAP
VM: VARIATION MARGIN
ZCP: ZERO COUPON

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13-4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
YEAR ENDED DECEMBER 31, 2025
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS*	PROCEEDS OF DISPOSITIONS

FOLLOWING ARE THE PURCHASES AND SALES OF NON-EXCLUDED ASSETS:

DERIVATIVES:
10 YEAR US TREASURY NOTES	EX 09/26/2025	CALL SCTY	100,000		$—	$(1)
10 YEAR US TREASURY NOTES	EX 08/22/2025	CALL SCTY	100,000		—	(1,129)
10 YEAR US TREASURY NOTES	EX 11/21/2025	PUT SCTY	100,000		—	(1)
10 YEAR US TREASURY NOTES	EX 11/21/2025	PUT SCTY	100,000		—	(2)
10 YEAR US TREASURY NOTES	EX 11/21/2025	CALL SCTY	100,000		—	(2)
10 YEAR US TREASURY NOTES	EX 11/21/2025	CALL SCTY	100,000		—	(1)
10 YEAR US TREASURY NOTES	EX 09/26/2025	PUT SCTY	100,000		—	(1)
10 YEAR US TREASURY NOTES	EX 10/24/2025	PUT SCTY	100,000		—	(3)
10 YEAR US TREASURY NOTES	EX 10/24/2025	PUT SCTY	100,000		—	(947)
10 YEAR US TREASURY NOTES	EX 10/24/2025	PUT SCTY	100,000		—	(1)
10 YEAR US TREASURY NOTES	EX 10/24/2025	CALL SCTY	100,000		—	(2)
10 YEAR US TREASURY NOTES	EX 10/24/2025	CALL SCTY	100,000		—	(290)
10 YEAR US TREASURY NOTES	EX 12/26/2025	PUT SCTY	100,000		—	(1)
10 YEAR US TREASURY NOTES	EX 12/26/2025	CALL SCTY	100,000		—	(3)
10 YEAR US TREASURY NOTES	EX 12/26/2025	PUT SCTY	100,000		—	(3)
10 YEAR US TREASURY NOTES	EX 12/26/2025	PUT SCTY	100,000		—	(1)
10 YEAR US TREASURY NOTES	EX 12/26/2025	CALL SCTY	100,000		—	(2)
10 YEAR US TREASURY NOTES	EX 12/26/2025	CALL SCTY	100,000		—	(1)
10 YEAR US TREASURY NOTES	EX 08/22/2025	PUT SCTY	100,000		—	(1)
10 YEAR US TREASURY NOTES	EX 12/26/2025	PUT SCTY	100,000		—	(1)
AUST 10Y BOND FUT BOND	EX 06/16/2025	SIZE 100,000			—	62,297
AUST 10Y BOND FUT BOND	EX 09/15/2025	SIZE 100,000			—	(17,110)
BOND OPTION	EX 03/06/2025	CALL SCTY SWP	1	USD	—	—
BOND OPTION	EX 03/06/2025	PUT SCTY SWP	1	USD	—	—
BOND OPTION	EX 02/06/2025	PUT SCTY SWP	1	USD	—	—
BOND OPTION	EX 02/06/2025	CALL SCTY SWP	1	USD	—	—
BOND OPTION	EX 03/06/2025	CALL SCTY SWP	1	USD	—	—
BOND OPTION	EX 03/06/2025	PUT SCTY SWP	1	USD	—	—
BOND OPTION	EX 07/07/2025	CALL SCTY SWP	1	USD	—	—
BOND OPTION	EX 07/07/2025	PUT SCTY SWP	1	USD	—	—
CREDIT DEFAULT SWAP	6/20/2030	BA 2.6 10/30/25	USD		—	—
CREDIT DEFAULT SWAP INDEX OPTION	EX 06/18/2025	PUT SCTY	1		—	—
CREDIT DEFAULT SWAP INDEX OPTION	EX 05/21/2025	PUT SCTY	1		—	—
CREDIT DEFAULT SWAP INDEX OPTION	EX 06/18/2025	PUT SCTY	1		—	—
CREDIT DEFAULT SWAP INDEX OPTION	EX 06/18/2025	PUT SCTY	1		—	—
CREDIT DEFAULT SWAP INDEX OPTION	EX 07/16/2025	PUT SCTY	1		—	—
CREDIT DEFAULT SWAP INDEX OPTION	EX 07/16/2025	PUT SCTY	1		—	—
CREDIT DEFAULT SWAP INDEX OPTION	EX 07/16/2025	PUT SCTY	1		—	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13-4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
YEAR ENDED DECEMBER 31, 2025
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS*	PROCEEDS OF DISPOSITIONS

DERIVATIVES: (CONTINUED)
CREDIT DEFAULT SWAP INDEX OPTION	EX 06/18/2025	PUT SCTY	1	—	—
CREDIT DEFAULT SWAP INDEX OPTION	EX 07/16/2025	PUT SCTY	1	—	—
CREDIT DEFAULT SWAP INDEX OPTION	EX 06/18/2025	PUT SCTY	1	—	—
CREDIT INDEX SWAP	12/20/2029	CDX.NA.IG.43-V1	USD	—	—
CREDIT INDEX SWAP	12/20/2029	CDX.NA.IG.43-V1	USD	—	—
CREDIT INDEX SWAP	6/20/2030	CDX.NA.IG.44-V1	USD	—	—
CREDIT INDEX SWAP	6/20/2030	CDX.NA.IG.44-V1	USD	—	—
CREDIT INDEX SWAP	6/20/2030	CDX.NA.IG.44-V1	USD	—	—
CREDIT INDEX SWAP	6/20/2030	CDX.NA.IG.44-V1	USD	—	—
CREDIT INDEX SWAP	6/20/2030	CDX.NA.IG.44-V1	USD	—	—
CREDIT INDEX SWAP	6/20/2030	CDX.NA.IG.44-V1	USD	—	—
CREDIT INDEX SWAP	6/20/2030	CDX.NA.IG.44-V1	USD	—	—
CREDIT INDEX SWAP	6/20/2030	CDX.NA.IG.44-V1	USD	—	—
CREDIT INDEX SWAP	6/20/2030	CDX.NA.IG.44-V1	USD	—	—
CREDIT INDEX SWAP	6/20/2030	CDX.NA.IG.44-V1	USD	—	—
CREDIT INDEX SWAP	6/20/2030	CDX.NA.IG.44-V1	USD	—	—
CREDIT INDEX SWAP	6/20/2030	CDX.NA.IG.44-V1	USD	—	—
CREDIT INDEX SWAP	6/20/2030	CDX.NA.IG.44-V1	USD	—	—
CREDIT INDEX SWAP	6/20/2030	CDX.NA.IG.44-V1	USD	—	—
CREDIT INDEX SWAP	6/20/2030	CDX.NA.IG.44-V1	USD	—	—
CREDIT INDEX SWAP	6/20/2030	CDX.NA.IG.44-V1	USD	—	—
CREDIT INDEX SWAP	6/20/2030	CDX.NA.IG.44-V1	USD	—	—
CREDIT INDEX SWAP	6/20/2030	CDX.NA.IG.44-V1	USD	—	—
CREDIT INDEX SWAP	6/20/2030	CDX.NA.IG.44-V1	USD	—	—
CREDIT INDEX SWAP	6/20/2030	CDX.NA.IG.44-V1	USD	—	—
CREDIT INDEX SWAP	6/20/2030	CDX.NA.IG.44-V1	USD	—	—
CREDIT INDEX SWAP	6/20/2030	CDX.NA.IG.44-V1	USD	—	—
CREDIT INDEX SWAP	6/20/2030	CDX.NA.IG.44-V1	USD	—	—
CREDIT INDEX SWAP	6/20/2030	CDX.NA.IG.44-V1	USD	—	—
CREDIT INDEX SWAP	6/20/2030	CDX.NA.IG.44-V1	USD	—	—
E-MINI RUSS 2000 EQUITY INDEX	EX 12/19/2025	SIZE 50		—	873,858
E-MINI RUSS 2000 EQUITY INDEX	EX 06/20/2025	SIZE 50		—	(302,179)
E-MINI RUSS 2000 EQUITY INDEX	EX 09/19/2025	SIZE 50		—	2,761,135
EURO-BOBL FUTURE BOND	EX 06/06/2025	SIZE 100,000		—	(17,862)
EURO-BOBL FUTURE BOND	EX 09/08/2025	SIZE 100,000		—	12,424
EURO-BOBL FUTURE BOND	EX 12/08/2025	SIZE 100,000		—	(3,085)
EURO-BTP FUTURE BOND	EX 06/06/2025	SIZE 100,000		—	83,849
EURO-BTP FUTURE BOND	EX 09/08/2025	SIZE 100,000		—	(17,150)
EURO-BTP FUTURE BOND	EX 12/08/2025	SIZE 100,000		—	106,221
EURO-BUND FUTURE BOND	EX 06/06/2025	SIZE 100,000		—	(250,644)

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13-4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
YEAR ENDED DECEMBER 31, 2025
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS*	PROCEEDS OF DISPOSITIONS

DERIVATIVES: (CONTINUED)
EURO-BUND FUTURE BOND	EX 09/08/2025	SIZE 100,000				—	(12,299)
EURO-BUND FUTURE BOND	EX 12/08/2025	SIZE 100,000				—	46,416
EURO-BUXL 30Y BND BOND	EX 06/06/2025	SIZE 100,000				—	(52,082)
EURO-BUXL 30Y BND BOND	EX 09/08/2025	SIZE 100,000				—	159,118
EURO-BUXL 30Y BND BOND	EX 12/08/2025	SIZE 100,000				—	(9,735)
EURO-OAT FUTURE BOND	EX 06/06/2025	SIZE 100,000				—	(84,987)
EURO-OAT FUTURE BOND	EX 09/08/2025	SIZE 100,000				—	533,444
EURO-OAT FUTURE BOND	EX 12/08/2025	SIZE 100,000				—	(386,994)
EURO-SCHATZ FUT BOND	EX 06/06/2025	SIZE 100,000				—	16,845
EURO-SCHATZ FUT BOND	EX 09/08/2025	SIZE 100,000				—	19,554
INTEREST RATE SWAP	9/2/2027	EURIBOR	2.11%	0.00 EUR		—	—
INTEREST RATE SWAP	9/3/2027	EURIBOR	2.12%	0.00 EUR		—	—
INTEREST RATE SWAP	9/17/2055	EURIBOR	2.25%	0.00 EUR		—	—
INTEREST RATE SWAP	9/17/2035	EURIBOR	2.25%	0.00 EUR		—	—
INTEREST RATE SWAP	9/17/2035	EURIBOR	2.25%	0.00 EUR		—	—
INTEREST RATE SWAP	9/17/2035	EURIBOR	2.25%	0.00 EUR		—	—
INTEREST RATE SWAP	9/17/2035	EURIBOR	2.25%	0.00 EUR		—	—
INTEREST RATE SWAP	9/17/2035	EURIBOR	2.25%	0.00 EUR		—	—
INTEREST RATE SWAP	9/17/2055	EURIBOR	2.25%	0.00 EUR		—	—
INTEREST RATE SWAP	9/17/2055	EURIBOR	2.25%	0.00 EUR		—	—
INTEREST RATE SWAP	9/17/2035	EURIBOR	2.25%	0.00 EUR		—	—
INTEREST RATE SWAP	9/17/2035	EURIBOR	2.25%	0.00 EUR		—	—
INTEREST RATE SWAP	9/17/2055	EURIBOR	2.25%	0.00 EUR		—	—
JPN 10Y BOND(OSE) BOND	EX 12/15/2025	SIZE 100,000,000				—	35,760
OVERNIGHT INDEX SWAP	08/JAN/203	SOFR+	0.00%	3.90%	USD	—	—
OVERNIGHT INDEX SWAP	08/JAN/203	SOFR+	0.00%	3.89%	USD	—	—
OVERNIGHT INDEX SWAP	08/JAN/203	SOFR+	0.00%	3.90%	USD	—	—
OVERNIGHT INDEX SWAP	08/JAN/203	SOFR+	0.00%	3.84%	USD	—	—
OVERNIGHT INDEX SWAP	13/JAN/203	SOFR+	0.00%	3.88%	USD	—	—
OVERNIGHT INDEX SWAP	15/JAN/203	SOFR+	0.00%	4.01%	USD	—	—
OVERNIGHT INDEX SWAP	15/JAN/203	SOFR+	0.00%	4.07%	USD	—	—
OVERNIGHT INDEX SWAP	22/JAN/203	SOFR+	0.00%	4.09%	USD	—	—
OVERNIGHT INDEX SWAP	27/JAN/203	SONIA+	0.00%	4.00%	GBP	—	—
OVERNIGHT INDEX SWAP	19/MAR/203	SOFR+	0.00%	3.25%	USD	—	—
OVERNIGHT INDEX SWAP	26/FEB/203	SOFR+	0.00%	4.00%	USD	—	—
OVERNIGHT INDEX SWAP	03/MAR/203	SOFR+	0.00%	3.89%	USD	—	—
OVERNIGHT INDEX SWAP	04/MAR/203	SOFR+	0.00%	3.84%	USD	—	—
OVERNIGHT INDEX SWAP	04/MAR/203	SOFR+	0.00%	3.91%	USD	—	—
OVERNIGHT INDEX SWAP	05/MAR/203	SOFR+	0.00%	3.87%	USD	—	—
OVERNIGHT INDEX SWAP	05/MAR/203	SOFR+	0.00%	3.87%	USD	—	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13-4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
YEAR ENDED DECEMBER 31, 2025
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS*	PROCEEDS OF DISPOSITIONS

DERIVATIVES: (CONTINUED)
OVERNIGHT INDEX SWAP	11/MAR/203	SOFR+	0.00%	3.90%	USD	—	—
OVERNIGHT INDEX SWAP	19/MAR/202	SONIA+	0.00%	3.75%	GBP	—	—
OVERNIGHT INDEX SWAP	19/MAR/202	SONIA+	0.00%	3.75%	GBP	—	—
OVERNIGHT INDEX SWAP	19/MAR/202	SONIA+	0.00%	3.75%	GBP	—	—
OVERNIGHT INDEX SWAP	19/MAR/202	SONIA+	0.00%	3.75%	GBP	—	—
OVERNIGHT INDEX SWAP	15/NOV/203	SOFR+	0.00%	3.88%	USD	—	—
OVERNIGHT INDEX SWAP	15/NOV/203	SOFR+	0.00%	3.87%	USD	—	—
OVERNIGHT INDEX SWAP	15/NOV/203	SOFR+	0.00%	3.87%	USD	—	—
OVERNIGHT INDEX SWAP	15/NOV/203	SOFR+	0.00%	3.86%	USD	—	—
OVERNIGHT INDEX SWAP	15/NOV/203	SOFR+	0.00%	3.87%	USD	—	—
OVERNIGHT INDEX SWAP	15/NOV/203	SOFR+	0.00%	3.88%	USD	—	—
OVERNIGHT INDEX SWAP	25/MAR/203	SOFR+	0.00%	3.88%	USD	—	—
OVERNIGHT INDEX SWAP	15/NOV/203	SOFR+	0.00%	3.75%	USD	—	—
OVERNIGHT INDEX SWAP	31/DEC/203	SOFR+	0.00%	3.80%	USD	—	—
OVERNIGHT INDEX SWAP	15/FEB/205	SOFR+	0.00%	3.81%	USD	—	—
OVERNIGHT INDEX SWAP	18/JUN/205	SOFR+	0.00%	3.25%	USD	—	—
OVERNIGHT INDEX SWAP	15/FEB/205	SOFR+	0.00%	3.65%	USD	—	—
OVERNIGHT INDEX SWAP	15/FEB/205	SOFR+	0.00%	3.64%	USD	—	—
OVERNIGHT INDEX SWAP	15/NOV/205	SOFR+	0.00%	3.69%	USD	—	—
OVERNIGHT INDEX SWAP	19/MAR/203	SONIA+	0.00%	3.50%	GBP	—	—
OVERNIGHT INDEX SWAP	19/MAR/203	SONIA+	0.00%	3.50%	GBP	—	—
OVERNIGHT INDEX SWAP	19/MAR/203	SONIA+	0.00%	3.50%	GBP	—	—
OVERNIGHT INDEX SWAP	19/MAR/203	SONIA+	0.00%	3.50%	GBP	—	—
OVERNIGHT INDEX SWAP	19/MAR/203	SONIA+	0.00%	3.50%	GBP	—	—
OVERNIGHT INDEX SWAP	19/MAR/203	SONIA+	0.00%	3.50%	GBP	—	—
OVERNIGHT INDEX SWAP	30/APR/203	SOFR+	0.00%	3.74%	USD	—	—
OVERNIGHT INDEX SWAP	02/MAY/202	SOFR+	0.00%	3.90%	USD	—	—
OVERNIGHT INDEX SWAP	07/MAY/203	SOFR+	0.00%	3.75%	USD	—	—
OVERNIGHT INDEX SWAP	30/MAY/203	SOFR+	0.00%	3.90%	USD	—	—
OVERNIGHT INDEX SWAP	02/JUN/203	SOFR+	0.00%	3.85%	USD	—	—
OVERNIGHT INDEX SWAP	03/JUN/203	SOFR+	0.00%	3.84%	USD	—	—
OVERNIGHT INDEX SWAP	11/JUN/203	SOFR+	0.00%	3.92%	USD	—	—
OVERNIGHT INDEX SWAP	15/FEB/203	SOFR+	0.00%	3.90%	USD	—	—
OVERNIGHT INDEX SWAP	15/FEB/203	SOFR+	0.00%	3.90%	USD	—	—
OVERNIGHT INDEX SWAP	15/NOV/205	SOFR+	0.00%	4.10%	USD	—	—
OVERNIGHT INDEX SWAP	15/FEB/203	SOFR+	0.00%	3.90%	USD	—	—
OVERNIGHT INDEX SWAP	25/JUN/203	SOFR+	0.00%	3.79%	USD	—	—
OVERNIGHT INDEX SWAP	30/NOV/202	SOFR+	0.00%	3.56%	USD	—	—
OVERNIGHT INDEX SWAP	30/NOV/202	SOFR+	0.00%	3.55%	USD	—	—
OVERNIGHT INDEX SWAP	30/NOV/202	SOFR+	0.00%	3.56%	USD	—	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13-4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
YEAR ENDED DECEMBER 31, 2025
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS*	PROCEEDS OF DISPOSITIONS

DERIVATIVES: (CONTINUED)
OVERNIGHT INDEX SWAP	30/JUL/203	SOFR+	0.00%	3.88%	USD	—	—
OVERNIGHT INDEX SWAP	06/AUG/203	SOFR+	0.00%	3.71%	USD	—	—
OVERNIGHT INDEX SWAP	15/MAY/203	SOFR+	0.00%	3.70%	USD	—	—
OVERNIGHT INDEX SWAP	15/MAY/203	SOFR+	0.00%	3.70%	USD	—	—
OVERNIGHT INDEX SWAP	28/FEB/203	SOFR+	0.00%	3.30%	USD	—	—
OVERNIGHT INDEX SWAP	15/MAY/203	SOFR+	0.00%	3.70%	USD	—	—
OVERNIGHT INDEX SWAP	15/MAY/203	SOFR+	0.00%	3.70%	USD	—	—
OVERNIGHT INDEX SWAP	15/NOV/205	SOFR+	0.00%	4.10%	USD	—	—
OVERNIGHT INDEX SWAP	28/FEB/203	SOFR+	0.00%	3.33%	USD	—	—
OVERNIGHT INDEX SWAP	15/MAY/203	SOFR+	0.00%	3.70%	USD	—	—
OVERNIGHT INDEX SWAP	15/MAY/203	SOFR+	0.00%	3.70%	USD	—	—
OVERNIGHT INDEX SWAP	15/MAY/203	SOFR+	0.00%	3.70%	USD	—	—
OVERNIGHT INDEX SWAP	15/NOV/205	SOFR+	0.00%	4.10%	USD	—	—
OVERNIGHT INDEX SWAP	15/MAY/203	SOFR+	0.00%	3.70%	USD	—	—
OVERNIGHT INDEX SWAP	28/FEB/203	SOFR+	0.00%	3.33%	USD	—	—
OVERNIGHT INDEX SWAP	15/MAY/203	SOFR+	0.00%	3.70%	USD	—	—
OVERNIGHT INDEX SWAP	15/MAY/203	SOFR+	0.00%	3.70%	USD	—	—
OVERNIGHT INDEX SWAP	24/SEP/203	SOFR+	0.00%	3.65%	USD	—	—
OVERNIGHT INDEX SWAP	15/NOV/205	SOFR+	0.00%	3.89%	USD	—	—
OVERNIGHT INDEX SWAP	15/NOV/205	SOFR+	0.00%	3.82%	USD	—	—
OVERNIGHT INDEX SWAP	15/NOV/205	SOFR+	0.00%	3.87%	USD	—	—
OVERNIGHT INDEX SWAP	19/NOV/203	SOFR+	0.00%	3.69%	USD	—	—
OVERNIGHT INDEX SWAP	30/DEC/203	SOFR+	0.00%	3.74%	USD	—	—
SWAPTION	EX 02/03/2025	PUT SCTY	1			—	—
SWAPTION	EX 02/03/2025	CALL SCTY	1			—	—
SWAPTION	EX 02/03/2025	CALL SCTY	1			—	—
SWAPTION	EX 02/03/2025	PUT SCTY	1			—	—
SWAPTION	EX 02/07/2025	PUT SCTY	1			—	—
SWAPTION	EX 02/07/2025	CALL SCTY	1			—	—
SWAPTION	EX 02/18/2025	PUT SCTY	1			—	—
SWAPTION	EX 02/18/2025	CALL SCTY	1			—	—
SWAPTION	EX 02/18/2025	PUT SCTY	1			—	—
SWAPTION	EX 02/18/2025	PUT SCTY	1			—	—
SWAPTION	EX 02/18/2025	CALL SCTY	1			—	—
SWAPTION	EX 02/18/2025	CALL SCTY	1			—	—
SWAPTION	EX 02/24/2025	PUT SCTY	1			—	—
SWAPTION	EX 02/24/2025	CALL SCTY	1			—	—
SWAPTION	EX 02/24/2025	CALL SCTY	1			—	(86)
SWAPTION	EX 02/24/2025	PUT SCTY	1			—	—
SWAPTION	EX 02/27/2025	CALL SCTY	1			—	(210)

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13-4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
YEAR ENDED DECEMBER 31, 2025
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS*	PROCEEDS OF DISPOSITIONS

DERIVATIVES: (CONTINUED)
SWAPTION	EX 02/27/2025	PUT SCTY	1	—	—
SWAPTION	EX 02/27/2025	CALL SCTY	1	—	—
SWAPTION	EX 02/27/2025	PUT SCTY	1	—	—
SWAPTION	EX 02/28/2025	PUT SCTY	1	—	—
SWAPTION	EX 02/28/2025	CALL SCTY	1	—	—
SWAPTION	EX 02/28/2025	PUT SCTY	1	—	—
SWAPTION	EX 02/28/2025	CALL SCTY	1	—	—
SWAPTION	EX 04/30/2025	CALL SCTY	1	—	—
SWAPTION	EX 03/03/2025	PUT SCTY	1	—	—
SWAPTION	EX 03/03/2025	CALL SCTY	1	—	—
SWAPTION	EX 03/03/2025	CALL SCTY	1	—	—
SWAPTION	EX 05/05/2025	CALL SCTY	1	—	—
SWAPTION	EX 03/03/2025	PUT SCTY	1	—	—
SWAPTION	EX 08/04/2025	CALL SCTY	1	—	—
SWAPTION	EX 08/04/2025	CALL SCTY	1	—	—
SWAPTION	EX 03/05/2025	PUT SCTY	1	—	—
SWAPTION	EX 03/05/2025	CALL SCTY	1	—	—
SWAPTION	EX 03/05/2025	PUT SCTY	1	—	—
SWAPTION	EX 08/05/2025	CALL SCTY	1	—	—
SWAPTION	EX 03/05/2025	CALL SCTY	1	—	—
SWAPTION	EX 03/07/2025	PUT SCTY	1	—	—
SWAPTION	EX 03/07/2025	CALL SCTY	1	—	—
SWAPTION	EX 03/10/2025	PUT SCTY	1	—	—
SWAPTION	EX 03/10/2025	CALL SCTY	1	—	—
SWAPTION	EX 03/19/2025	CALL SCTY	1	—	—
SWAPTION	EX 03/19/2025	PUT SCTY	1	—	—
SWAPTION	EX 03/20/2025	PUT SCTY	1	—	—
SWAPTION	EX 03/20/2025	CALL SCTY	1	—	—
SWAPTION	EX 03/21/2025	PUT SCTY	1	—	—
SWAPTION	EX 03/21/2025	CALL SCTY	1	—	—
SWAPTION	EX 09/05/2025	PUT SCTY	1	—	(136,344)
SWAPTION	EX 09/05/2025	CALL SCTY	1	—	(136,344)
SWAPTION	EX 06/09/2025	CALL SCTY	1	—	—
SWAPTION	EX 04/10/2025	PUT SCTY	1	—	—
SWAPTION	EX 04/10/2025	CALL SCTY	1	—	—
SWAPTION	EX 04/14/2025	PUT SCTY	1	—	—
SWAPTION	EX 04/14/2025	CALL SCTY	1	—	—
SWAPTION	EX 04/14/2025	CALL SCTY	1	—	—
SWAPTION	EX 04/14/2025	PUT SCTY	1	—	—
SWAPTION	EX 04/17/2025	PUT SCTY	1	—	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13-4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
YEAR ENDED DECEMBER 31, 2025
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS*	PROCEEDS OF DISPOSITIONS

DERIVATIVES: (CONTINUED)
SWAPTION	EX 07/17/2025	CALL SCTY	1	—	—
SWAPTION	EX 04/17/2025	CALL SCTY	1	—	—
SWAPTION	EX 07/21/2025	CALL SCTY	1	—	—
SWAPTION	EX 04/21/2025	CALL SCTY	1	—	—
SWAPTION	EX 04/21/2025	PUT SCTY	1	—	—
SWAPTION	EX 04/24/2025	PUT SCTY	1	—	—
SWAPTION	EX 04/24/2025	CALL SCTY	1	—	—
SWAPTION	EX 04/28/2025	PUT SCTY	1	—	—
SWAPTION	EX 04/28/2025	CALL SCTY	1	—	—
SWAPTION	EX 04/28/2025	CALL SCTY	1	—	(536)
SWAPTION	EX 04/28/2025	PUT SCTY	1	—	—
SWAPTION	EX 04/30/2025	PUT SCTY	1	—	—
SWAPTION	EX 04/30/2025	PUT SCTY	1	—	—
SWAPTION	EX 04/30/2025	CALL SCTY	1	—	—
SWAPTION	EX 04/30/2025	CALL SCTY	1	—	—
SWAPTION	EX 05/02/2025	PUT SCTY	1	—	—
SWAPTION	EX 05/02/2025	CALL SCTY	1	—	—
SWAPTION	EX 05/05/2025	CALL SCTY	1	—	—
SWAPTION	EX 05/05/2025	PUT SCTY	1	—	—
SWAPTION	EX 05/14/2025	PUT SCTY	1	—	—
SWAPTION	EX 05/14/2025	CALL SCTY	1	—	—
SWAPTION	EX 05/15/2025	PUT SCTY	1	—	—
SWAPTION	EX 05/15/2025	CALL SCTY	1	—	—
SWAPTION	EX 05/16/2025	CALL SCTY	1	—	—
SWAPTION	EX 05/16/2025	PUT SCTY	1	—	—
SWAPTION	EX 05/19/2025	PUT SCTY	1	—	—
SWAPTION	EX 05/19/2025	CALL SCTY	1	—	—
SWAPTION	EX 05/22/2025	PUT SCTY	1	—	—
SWAPTION	EX 05/22/2025	PUT SCTY	1	—	—
SWAPTION	EX 05/22/2025	CALL SCTY	1	—	—
SWAPTION	EX 05/22/2025	CALL SCTY	1	—	—
SWAPTION	EX 05/23/2025	CALL SCTY	1	—	—
SWAPTION	EX 05/23/2025	PUT SCTY	1	—	—
SWAPTION	EX 05/27/2025	CALL SCTY	1	—	—
SWAPTION	EX 05/27/2025	PUT SCTY	1	—	—
SWAPTION	EX 05/27/2025	PUT SCTY	1	—	—
SWAPTION	EX 05/27/2025	CALL SCTY	1	—	—
SWAPTION	EX 05/28/2025	CALL SCTY	1	—	—
SWAPTION	EX 05/28/2025	PUT SCTY	1	—	—
SWAPTION	EX 05/29/2025	PUT SCTY	1	—	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13-4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
YEAR ENDED DECEMBER 31, 2025
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS*	PROCEEDS OF DISPOSITIONS

DERIVATIVES: (CONTINUED)
SWAPTION	EX 05/29/2025	CALL SCTY	1	—	—
SWAPTION	EX 05/30/2025	PUT SCTY	1	—	—
SWAPTION	EX 05/30/2025	CALL SCTY	1	—	—
SWAPTION	EX 06/05/2025	PUT SCTY	1	—	—
SWAPTION	EX 06/05/2025	CALL SCTY	1	—	—
SWAPTION	EX 06/06/2025	PUT SCTY	1	—	—
SWAPTION	EX 06/06/2025	CALL SCTY	1	—	—
SWAPTION	EX 06/09/2025	PUT SCTY	1	—	—
SWAPTION	EX 06/09/2025	CALL SCTY	1	—	—
SWAPTION	EX 06/09/2025	PUT SCTY	1	—	—
SWAPTION	EX 06/09/2025	CALL SCTY	1	—	—
SWAPTION	EX 06/16/2025	CALL SCTY	1	—	—
SWAPTION	EX 06/16/2025	PUT SCTY	1	—	—
SWAPTION	EX 06/16/2025	CALL SCTY	1	—	—
SWAPTION	EX 06/16/2025	PUT SCTY	1	—	—
SWAPTION	EX 06/20/2025	PUT SCTY	1	—	—
SWAPTION	EX 06/20/2025	CALL SCTY	1	—	—
SWAPTION	EX 06/23/2025	PUT SCTY	1	—	—
SWAPTION	EX 06/23/2025	CALL SCTY	1	—	—
SWAPTION	EX 06/23/2025	PUT SCTY	1	—	—
SWAPTION	EX 06/23/2025	CALL SCTY	1	—	(100)
SWAPTION	EX 06/23/2025	PUT SCTY	1	—	—
SWAPTION	EX 06/23/2025	CALL SCTY	1	—	—
SWAPTION	EX 06/23/2025	PUT SCTY	1	—	—
SWAPTION	EX 06/23/2025	CALL SCTY	1	—	—
SWAPTION	EX 06/27/2025	CALL SCTY	1	—	—
SWAPTION	EX 06/27/2025	PUT SCTY	1	—	—
SWAPTION	EX 06/30/2025	PUT SCTY	1	—	—
SWAPTION	EX 06/30/2025	CALL SCTY	1	—	—
SWAPTION	EX 06/30/2025	PUT SCTY	1	—	—
SWAPTION	EX 06/30/2025	PUT SCTY	1	—	—
SWAPTION	EX 06/30/2025	CALL SCTY	1	—	—
SWAPTION	EX 06/30/2025	CALL SCTY	1	—	—
SWAPTION	EX 07/02/2025	PUT SCTY	1	—	—
SWAPTION	EX 07/02/2025	CALL SCTY	1	—	—
SWAPTION	EX 07/03/2025	CALL SCTY	1	—	—
SWAPTION	EX 07/03/2025	PUT SCTY	1	—	—
SWAPTION	EX 07/03/2025	PUT SCTY	1	—	—
SWAPTION	EX 07/03/2025	CALL SCTY	1	—	—
SWAPTION	EX 07/07/2025	PUT SCTY	1	—	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13-4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
YEAR ENDED DECEMBER 31, 2025
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS*	PROCEEDS OF DISPOSITIONS

DERIVATIVES: (CONTINUED)
SWAPTION	EX 07/07/2025	CALL SCTY	1	—	—
SWAPTION	EX 07/07/2025	CALL SCTY	1	—	—
SWAPTION	EX 07/07/2025	PUT SCTY	1	—	—
SWAPTION	EX 07/07/2025	PUT SCTY	1	—	—
SWAPTION	EX 07/07/2025	CALL SCTY	1	—	—
SWAPTION	EX 07/09/2025	CALL SCTY	1	—	—
SWAPTION	EX 07/09/2025	PUT SCTY	1	—	—
SWAPTION	EX 07/14/2025	PUT SCTY	1	—	—
SWAPTION	EX 07/14/2025	CALL SCTY	1	—	—
SWAPTION	EX 07/14/2025	CALL SCTY	1	—	—
SWAPTION	EX 07/14/2025	PUT SCTY	1	—	—
SWAPTION	EX 07/16/2025	PUT SCTY	1	—	—
SWAPTION	EX 07/16/2025	CALL SCTY	1	—	—
SWAPTION	EX 07/17/2025	CALL SCTY	1	—	—
SWAPTION	EX 07/17/2025	PUT SCTY	1	—	—
SWAPTION	EX 07/23/2025	PUT SCTY	1	—	—
SWAPTION	EX 07/23/2025	CALL SCTY	1	—	—
SWAPTION	EX 07/23/2025	CALL SCTY	1	—	—
SWAPTION	EX 07/23/2025	PUT SCTY	1	—	—
SWAPTION	EX 07/24/2025	PUT SCTY	1	—	—
SWAPTION	EX 07/24/2025	CALL SCTY	1	—	—
SWAPTION	EX 07/28/2025	PUT SCTY	1	—	—
SWAPTION	EX 07/28/2025	PUT SCTY	1	—	—
SWAPTION	EX 07/28/2025	CALL SCTY	1	—	—
SWAPTION	EX 07/28/2025	CALL SCTY	1	—	—
SWAPTION	EX 07/30/2025	CALL SCTY	1	—	—
SWAPTION	EX 07/30/2025	PUT SCTY	1	—	—
SWAPTION	EX 08/01/2025	CALL SCTY	1	—	—
SWAPTION	EX 08/01/2025	PUT SCTY	1	—	—
SWAPTION	EX 08/04/2025	PUT SCTY	1	—	—
SWAPTION	EX 08/04/2025	CALL SCTY	1	—	—
SWAPTION	EX 08/07/2025	CALL SCTY	1	—	—
SWAPTION	EX 08/07/2025	PUT SCTY	1	—	—
SWAPTION	EX 08/08/2025	PUT SCTY	1	—	—
SWAPTION	EX 08/08/2025	CALL SCTY	1	—	—
SWAPTION	EX 08/11/2025	CALL SCTY	1	—	—
SWAPTION	EX 08/11/2025	PUT SCTY	1	—	—
SWAPTION	EX 08/14/2025	CALL SCTY	1	—	—
SWAPTION	EX 08/14/2025	PUT SCTY	1	—	—
SWAPTION	EX 08/14/2025	CALL SCTY	1	—	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13-4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
YEAR ENDED DECEMBER 31, 2025
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS*	PROCEEDS OF DISPOSITIONS

DERIVATIVES: (CONTINUED)
SWAPTION	EX 08/14/2025	PUT SCTY	1	—	—
SWAPTION	EX 08/15/2025	PUT SCTY	1	—	—
SWAPTION	EX 08/15/2025	CALL SCTY	1	—	—
SWAPTION	EX 08/18/2025	CALL SCTY	1	—	—
SWAPTION	EX 08/18/2025	PUT SCTY	1	—	—
SWAPTION	EX 08/29/2025	CALL SCTY	1	—	—
SWAPTION	EX 08/29/2025	PUT SCTY	1	—	—
SWAPTION	EX 09/02/2025	PUT SCTY	1	—	—
SWAPTION	EX 09/02/2025	PUT SCTY	1	—	—
SWAPTION	EX 09/02/2025	CALL SCTY	1	—	—
SWAPTION	EX 09/02/2025	CALL SCTY	1	—	—
SWAPTION	EX 09/04/2025	CALL SCTY	1	—	—
SWAPTION	EX 09/04/2025	PUT SCTY	1	—	—
SWAPTION	EX 09/04/2025	CALL SCTY	1	—	—
SWAPTION	EX 09/04/2025	PUT SCTY	1	—	—
SWAPTION	EX 09/22/2025	CALL SCTY	1	—	—
SWAPTION	EX 09/22/2025	PUT SCTY	1	—	—
SWAPTION	EX 09/25/2025	PUT SCTY	1	—	—
SWAPTION	EX 09/25/2025	CALL SCTY	1	—	—
SWAPTION	EX 09/26/2025	CALL SCTY	1	—	—
SWAPTION	EX 09/26/2025	PUT SCTY	1	—	—
SWAPTION	EX 10/06/2025	PUT SCTY	1	—	—
SWAPTION	EX 10/06/2025	CALL SCTY	1	—	—
SWAPTION	EX 10/06/2025	CALL SCTY	1	—	—
SWAPTION	EX 10/06/2025	PUT SCTY	1	—	—
SWAPTION	EX 10/10/2025	PUT SCTY	1	—	—
SWAPTION	EX 10/10/2025	CALL SCTY	1	—	—
SWAPTION	EX 10/14/2025	PUT SCTY	1	—	—
SWAPTION	EX 10/14/2025	CALL SCTY	1	—	—
SWAPTION	EX 10/27/2025	PUT SCTY	1	—	—
SWAPTION	EX 10/27/2025	CALL SCTY	1	—	—
SWAPTION	EX 11/03/2025	PUT SCTY	1	—	—
SWAPTION	EX 11/03/2025	CALL SCTY	1	—	—
SWAPTION	EX 11/07/2025	CALL SCTY	1	—	—
SWAPTION	EX 11/07/2025	PUT SCTY	1	—	—
SWAPTION	EX 11/10/2025	PUT SCTY	1	—	—
SWAPTION	EX 11/10/2025	CALL SCTY	1	—	—
SWAPTION	EX 11/10/2025	PUT SCTY	1	—	—
SWAPTION	EX 11/10/2025	CALL SCTY	1	—	—
SWAPTION	EX 11/10/2025	CALL SCTY	1	—	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13-4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
YEAR ENDED DECEMBER 31, 2025
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS*	PROCEEDS OF DISPOSITIONS

DERIVATIVES: (CONTINUED)
SWAPTION	EX 11/10/2025	PUT SCTY	1	—	—
SWAPTION	EX 11/14/2025	PUT SCTY	1	—	—
SWAPTION	EX 11/14/2025	CALL SCTY	1	—	—
SWAPTION	EX 11/17/2025	PUT SCTY	1	—	—
SWAPTION	EX 11/17/2025	CALL SCTY	1	—	—
SWAPTION	EX 11/17/2025	CALL SCTY	1	—	—
SWAPTION	EX 11/17/2025	PUT SCTY	1	—	(199)
SWAPTION	EX 11/21/2025	PUT SCTY	1	—	—
SWAPTION	EX 11/21/2025	CALL SCTY	1	—	—
SWAPTION	EX 11/24/2025	PUT SCTY	1	—	—
SWAPTION	EX 11/24/2025	CALL SCTY	1	—	—
SWAPTION	EX 11/24/2025	PUT SCTY	1	—	—
SWAPTION	EX 11/24/2025	CALL SCTY	1	—	—
SWAPTION	EX 11/28/2025	PUT SCTY	1	—	—
SWAPTION	EX 11/28/2025	CALL SCTY	1	—	—
SWAPTION	EX 12/08/2025	PUT SCTY	1	—	—
SWAPTION	EX 12/08/2025	CALL SCTY	1	—	—
SWAPTION	EX 12/08/2025	CALL SCTY	1	—	—
SWAPTION	EX 12/08/2025	PUT SCTY	1	—	—
SWAPTION	EX 12/10/2025	PUT SCTY	1	—	—
SWAPTION	EX 12/10/2025	CALL SCTY	1	—	—
SWAPTION	EX 12/12/2025	PUT SCTY	1	—	—
SWAPTION	EX 12/12/2025	CALL SCTY	1	—	—
SWAPTION	EX 12/17/2025	PUT SCTY	1	—	—
SWAPTION	EX 12/17/2025	CALL SCTY	1	—	—
SWAPTION	EX 12/26/2025	PUT SCTY	1	—	(31)
SWAPTION	EX 12/26/2025	CALL SCTY	1	—	—
SWAPTION - SOP	EX 04/30/2025	PUT SCTY	1	—	—
SWAPTION - SOP	EX 05/05/2025	PUT SCTY	1	—	—
SWAPTION - SOP	EX 08/04/2025	PUT SCTY	1	—	—
SWAPTION - SOP	EX 08/04/2025	PUT SCTY	1	—	—
SWAPTION - SOP	EX 08/05/2025	PUT SCTY	1	—	—
SWAPTION - SOP	EX 06/09/2025	PUT SCTY	1	—	—
SWAPTION - SOP	EX 07/17/2025	PUT SCTY	1	—	—
SWAPTION - SOP	EX 07/21/2025	PUT SCTY	1	—	—
US 10YR NOTE (CBT) BOND	EX 06/18/2025	SIZE 100,000		—	(240,035)
US 10YR NOTE (CBT) BOND	EX 09/19/2025	SIZE 100,000		—	115,519
US 10YR NOTE (CBT) BOND	EX 12/19/2025	SIZE 100,000		—	(68,233)
US 10YR ULTRA FUT BOND	EX 06/18/2025	SIZE 100,000		—	(249,502)
US 10YR ULTRA FUT BOND	EX 09/19/2025	SIZE 100,000		—	188,472

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13-4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
YEAR ENDED DECEMBER 31, 2025
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS*	PROCEEDS OF DISPOSITIONS

DERIVATIVES: (CONTINUED)
US 10YR ULTRA FUT BOND	EX 12/19/2025	SIZE 100,000	—	242,394
US 2YR NOTE (CBT) BOND	EX 06/30/2025	SIZE 200,000	—	(142,475)
US 2YR NOTE (CBT) BOND	EX 09/30/2025	SIZE 200,000	—	(60,639)
US 2YR NOTE (CBT) BOND	EX 12/31/2025	SIZE 200,000	—	(48,129)
US 5YR NOTE (CBT) BOND	EX 06/30/2025	SIZE 100,000	—	265,618
US 5YR NOTE (CBT) BOND	EX 09/30/2025	SIZE 100,000	—	442,813
US 5YR NOTE (CBT) BOND	EX 12/31/2025	SIZE 100,000	—	281,923
US LONG BOND(CBT) BOND	EX 06/18/2025	SIZE 100,000	—	143,269
US LONG BOND(CBT) BOND	EX 09/19/2025	SIZE 100,000	—	(215,740)
US LONG BOND(CBT) BOND	EX 12/19/2025	SIZE 100,000	—	(127,409)
US ULTRA BOND CBT BOND	EX 06/18/2025	SIZE 100,000	—	(216,332)
US ULTRA BOND CBT BOND	EX 09/19/2025	SIZE 100,000	—	27,229
US ULTRA BOND CBT BOND	EX 12/19/2025	SIZE 100,000	—	91,970

SECURITIES SOLD SHORT:
FNMA	12/25/2054	2,800,000	2.00%	—	(2,272,375)
TBA FNMA SINGLE FAMILY 30YR	3/25/2048	1,100,000	5.00%	—	(1,080,063)
TBA FNMA SINGLE FAMILY 30YR	2/25/2048	50,600,000	5.50%	—	(49,967,500)
TBA GNMA2 SINGLE FAMILY 30YR	1/15/2054	800,000	2.00%	—	(627,641)
TBA GNMA2 SINGLE FAMILY 30YR	8/15/2055	800,000	2.00%	—	(646,625)
TBA GNMA2 SINGLE FAMILY 30YR	1/15/2056	200,000	2.50%	—	(164,000)
TBA GNMA2 SINGLE FAMILY 30YR	8/15/2055	200,000	2.50%	—	(168,656)
TBA GNMA2 SINGLE FAMILY 30YR	5/15/2053	12,000,000	3.50%	—	(10,650,000)
TBA GNMA2 SINGLE FAMILY 30YR	5/15/2056	800,000	4.50%	—	769,734
TBA GNMA2 SINGLE FAMILY 30YR	8/15/2055	2,500,000	4.50%	—	(2,374,609)
TBA GNMA2 SINGLE FAMILY 30YR	6/15/2056	800,000	5.00%	—	(775,875)
TBA GNMA2 SINGLE FAMILY 30YR	9/15/2055	5,015,000	5.00%	—	(5,005,675)
TBA GNMA2 SINGLE FAMILY 30YR	10/15/2055	5,015,000	5.00%	—	(4,997,761)
TBA GNMA2 SINGLE FAMILY 30YR	7/15/2056	1,400,000	6.00%	—	(1,415,531)
TBA GNMA2 SINGLE FAMILY 30YR	9/15/2055	800,000	6.00%	—	(816,875)
TBA GNMA2 SINGLE FAMILY 30YR	10/15/2055	1,528,000	6.00%	—	(1,553,069)
TBA UMBS SINGLE FAMILY 30YR	3/25/2054	2,800,000	2.00%	—	(2,206,258)
TBA UMBS SINGLE FAMILY 30YR	4/25/2055	2,800,000	2.00%	—	(2,240,000)
TBA UMBS SINGLE FAMILY 30YR	5/25/2055	5,600,000	2.00%	—	(4,377,078)
TBA UMBS SINGLE FAMILY 30YR	6/25/2054	2,800,000	2.00%	—	(2,191,000)
TBA UMBS SINGLE FAMILY 30YR	7/25/2055	2,800,000	2.00%	—	(2,195,375)
TBA UMBS SINGLE FAMILY 30YR	8/25/2055	2,800,000	2.00%	—	(2,215,500)
TBA UMBS SINGLE FAMILY 30YR	9/25/2055	5,600,000	2.00%	—	(4,520,250)
TBA UMBS SINGLE FAMILY 30YR	10/25/2055	5,600,000	2.00%	—	(4,518,391)
TBA UMBS SINGLE FAMILY 30YR	11/25/2054	5,600,000	2.00%	—	(4,537,313)

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13-4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
YEAR ENDED DECEMBER 31, 2025
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS*	PROCEEDS OF DISPOSITIONS

SECURITIES SOLD SHORT: (CONTINUED)
TBA UMBS SINGLE FAMILY 30YR	3/25/2056	12,600,000	2.50%	—	(10,525,922)
TBA UMBS SINGLE FAMILY 30YR	4/25/2053	12,600,000	2.50%	—	(10,311,328)
TBA UMBS SINGLE FAMILY 30YR	6/25/2056	12,600,000	2.50%	—	(10,237,500)
TBA UMBS SINGLE FAMILY 30YR	7/25/2056	13,000,000	3.00%	—	(11,190,156)
TBA UMBS SINGLE FAMILY 30YR	9/25/2055	1,080,000	3.00%	—	927,872
TBA UMBS SINGLE FAMILY 30YR	1/25/2056	36,250,000	3.50%	—	(32,118,066)
TBA UMBS SINGLE FAMILY 30YR	4/25/2056	6,000,000	3.50%	—	(5,382,656)
TBA UMBS SINGLE FAMILY 30YR	5/25/2053	2,000,000	3.50%	—	(1,768,906)
TBA UMBS SINGLE FAMILY 30YR	8/25/2055	16,000,000	3.50%	—	(14,312,500)
TBA UMBS SINGLE FAMILY 30YR	9/25/2055	16,247,000	3.50%	—	14,483,908
TBA UMBS SINGLE FAMILY 30YR	10/25/2055	25,450,000	3.50%	—	(23,294,703)
TBA UMBS SINGLE FAMILY 30YR	4/25/2056	11,000,000	4.00%	—	(10,294,746)
TBA UMBS SINGLE FAMILY 30YR	5/25/2056	4,800,000	4.00%	—	(4,460,625)
TBA UMBS SINGLE FAMILY 30YR	9/25/2055	8,900,000	4.00%	—	(8,312,461)
TBA UMBS SINGLE FAMILY 30YR	10/25/2055	8,600,000	4.00%	—	7,772,633
TBA UMBS SINGLE FAMILY 30YR	1/25/2056	10,300,000	4.50%	—	(9,704,531)
TBA UMBS SINGLE FAMILY 30YR	2/25/2056	200,000	4.50%	—	(189,059)
TBA UMBS SINGLE FAMILY 30YR	3/25/2056	200,000	4.50%	—	(191,570)
TBA UMBS SINGLE FAMILY 30YR	4/25/2056	4,300,000	4.50%	—	4,047,207
TBA UMBS SINGLE FAMILY 30YR	5/25/2054	1,200,000	4.50%	—	1,126,219
TBA UMBS SINGLE FAMILY 30YR	6/25/2056	3,100,000	4.50%	—	(2,893,344)
TBA UMBS SINGLE FAMILY 30YR	4/25/2056	7,700,000	5.00%	—	(7,572,695)
TBA UMBS SINGLE FAMILY 30YR	5/25/2054	10,500,000	5.00%	—	10,340,773
TBA UMBS SINGLE FAMILY 30YR	7/25/2056	13,200,000	5.00%	—	(12,826,082)
TBA UMBS SINGLE FAMILY 30YR	8/25/2055	3,045,000	5.00%	—	2,914,034
TBA UMBS SINGLE FAMILY 30YR	10/25/2055	4,285,000	5.00%	—	(4,256,880)
TBA UMBS SINGLE FAMILY 30YR	11/25/2055	300,000	5.00%	—	(300,094)
TBA UMBS SINGLE FAMILY 30YR	1/25/2056	25,600,000	5.50%	—	(25,294,117)
TBA UMBS SINGLE FAMILY 30YR	3/25/2056	50,600,000	5.50%	—	(50,702,781)
TBA UMBS SINGLE FAMILY 30YR	7/25/2056	14,000,000	5.50%	—	(13,927,813)
TBA UMBS SINGLE FAMILY 30YR	5/25/2054	5,800,000	6.00%	—	(5,862,156)
TBA UMBS SINGLE FAMILY 30YR	6/25/2056	800,000	6.00%	—	(803,188)
TBA UMBS SINGLE FAMILY 30YR	7/25/2056	15,000,000	6.00%	—	(15,142,969)
TBA UMBS SINGLE FAMILY 30YR	11/25/2055	2,270,000	6.00%	—	(2,324,267)
TBA UMBS SINGLE FAMILY 30YR	12/25/2055	6,066,000	6.00%	—	(6,195,850)
TBA UMBS SINGLE FAMILY 30YR	3/25/2056	5,000,000	6.50%	—	(5,151,563)
TBA UMBS SINGLE FAMILY 30YR	4/25/2056	5,000,000	6.50%	—	(5,151,953)
TBA UMBS SINGLE FAMILY 30YR	5/25/2054	5,000,000	6.50%	—	(5,132,422)
* COST INFORMATION NOT REQUIRED FOR PARTICIPANT-DIRECTED INVESTMENTS AND THEREFORE IS NOT INCLUDED.

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 – EIN# 13-4994650
SCHEDULE OF LOANS OR FIXED INCOME OBLIGATIONS IN DEFAULT OR CLASSIFIED AS UNCOLLECTIBLE
AS OF DECEMBER 31, 2025
(IRS FORM 5500 – SCHEDULE G – PART I)

(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)
			AMOUNT RECEIVED DURING THE YEAR				AMOUNT OVERDUE
	IDENTITY AND ADDRESS OF OBLIGOR	ORIGINAL AMOUNT OF LOAN	PRINCIPAL	INTEREST	UNPAID BALANCE AT END OF YEAR	DETAILED DESCRIPTION OF LOAN, INCLUDING DATES OF MAKING AND MATURITY, INTEREST RATE, THE TYPE AND VALUE OF COLLATERAL, ANY RENEGOTIATION OF THE LOAN AND THE TERMS OF THE RENEGOTIATION, AND OTHER MATERIAL ITEMS	PRINCIPAL	INTEREST
	LEHMAN BROTHERS HOLDINGS 1271 AVENUE OF THE AMERICAS, NEW YORK, NY 10020	$210,000	$—	$224	$210,000	ESC LEHMAN BRTH HLD 5.250% 2/6/2012 ISSUE DATE: 1/12/2007	$210,000	$—
	LEHMAN BROTHERS HOLDINGS 1271 AVENUE OF THE AMERICAS, NEW YORK, NY 10020	340,000	—	371	340,000	LEH.BROS.HOLD.INC. 6.2% BDS 9/26/2014 USD ISSUE DATE: 9/26/2007	$340,000	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13-4994650
SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS
FOR THE YEAR ENDED DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – LINE 4a)

Participant Contributions Transferred Late to Plan	Total that Constitute Nonexempt Prohibited Transactions			Total Fully Corrected Under VFCP and PTE 2002-51
Check Here if Late Participant Loan Repayment are Included	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP
X
January 2024	$—	$—	$—	$130,083
February 2024	—	—	—	2,301,563
March 2024	—	—	—	121,615
April 2024	—	—	—	187,959
May 2024	—	—	—	141,526
June 2024	—	—	—	90,452
July 2024	—	—	—	—
August 2024	—	—	—	—
September 2024	—	—	—	—
October 2024	—	—	—	—
November 2024	—	—	—	—
December 2024	—	—	—	—
Total	$—	$—	$—	$2,973,198

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13-4994650
SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS
FOR THE YEAR ENDED DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – LINE 4a)

Participant Contributions Transferred Late to Plan	Total that Constitute Nonexempt Prohibited Transactions			Total Fully Corrected Under VFCP and PTE 2002-51
Check Here if Late Participant Loan Repayment are Included	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP
X
January 2023	$—	$—	$—	$169,842
February 2023	—	—	—	241,118
March 2023	—	—	—	247,527
April 2023	—	—	—	66,504
May 2023	—	—	—	26,194
June 2023	—	—	—	63,505
July 2023	—	—	—	124,469
August 2023	—	—	—	120,910
September 2023	—	—	—	3,710,773
October 2023	—	—	—	92,660
November 2023	—	—	—	81,191
December 2023	—	—	—	137,759
Total	$—	$—	$—	$5,082,452

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13-4994650
SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS
FOR THE YEAR ENDED DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – LINE 4a)

Participant Contributions Transferred Late to Plan	Total that Constitute Nonexempt Prohibited Transactions			Total Fully Corrected Under VFCP and PTE 2002-51
Check Here if Late Participant Loan Repayment are Included	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP
X
January 2022	$—	$—	$—	$473,378
February 2022	—	—	—	362,264
March 2022	—	—	—	226,982
April 2022	—	—	—	134,698
May 2022	—	—	—	122,123
June 2022	—	—	—	196,245
July 2022	—	—	—	224,856
August 2022	—	—	—	277,504
September 2022	—	—	—	96,760
October 2022	—	—	—	99,025
November 2022	—	—	—	2,421,447
December 2022	—	—	—	169,653
Total	$—	$—	$—	$4,804,935

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13-4994650
SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – LINE 4a)

Participant Contributions Transferred Late to Plan	Total that Constitute Nonexempt Prohibited Transactions			Total Fully Corrected Under VFCP and PTE 2002-51
Check Here if Late Participant Loan Repayment are Included	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP
X
January 2021	$—	$—	$—	$354,101
February 2021	—	—	—	377,493
March 2021	—	—	—	384,921
April 2021	—	—	—	281,778
May 2021	—	—	—	190,211
June 2021	—	—	—	130,965
July 2021	—	—	—	676,827
August 2021	—	—	—	365,257
September 2021	—	—	—	109,099
October 2021	—	—	—	2,826,192
November 2021	—	—	—	82,611
December 2021	—	—	—	217,997
Total	$—	$—	$—	$5,997,452

JPMORGAN CHASE 401(k) SAVINGS PLAN
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JPMorgan Chase 401(k) Savings Plan
(Registrant)

By:	/s/ Elena Korablina
Elena Korablina

Managing Director and Firmwide Controller
(Principal Accounting Officer)
JPMorgan Chase & Co.

Date: June 26, 2026

JPMORGAN CHASE 401(k) SAVINGS PLAN

INDEX TO EXHIBIT

Exhibit No.	Description of Exhibit	Page at which located

23	Consent of Independent Registered Public Accounting Firm	109